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Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING ORDINARY SHARES INCLUDING
ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
OF

ADVANCED ACCELERATOR APPLICATIONS S.A.
FOR
U.S. $41.00 PER ORDINARY SHARE AND
U.S. $82.00 PER AMERICAN DEPOSITARY SHARE
BY

NOVARTIS GROUPE FRANCE S.A.
A DIRECT AND INDIRECT WHOLLY-OWNED SUBSIDIARY
OF

NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 19, 2018 (WHICH IS THE END OF THE DAY ON JANUARY 19, 2018), UNLESS THE OFFER IS EXTENDED.

        Novartis Groupe France S.A., a société anonyme organized under the laws of France ("Purchaser"), is a direct and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland ("Parent"). Purchaser is offering to purchase all of the outstanding ordinary shares, nominal value €0.10 per share (each, an "Ordinary Share," and collectively, the "Ordinary Shares"), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (each, an "ADS," and collectively, the "ADSs," and together with the Ordinary Shares, the "Company Shares"), of Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France ("AAA"), for U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (each such amount, the "Offer Price"), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see "The Tender Offer—Terms of the Offer—Consideration and Payment"), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the "Offer to Purchase") and in the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the "Ordinary Share Acceptance Form") and American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the "ADS Letter of Transmittal," and together with this Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the "Offer").

        The Offer is being made pursuant to the Memorandum of Understanding, dated as of October 28, 2017, by and between Parent and AAA, as amended by the First Amendment to the Memorandum of Understanding, dated as of December 5, 2017 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the "MoU"). Under the terms of the MoU, the Offer is subject to the satisfaction or waiver of various conditions, including (i) that immediately prior to the expiration of the Offer, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Parent or Purchaser (if any), represents at least 80% of (a) all of the Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding (including any Ordinary Shares held in escrow), plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding, regardless of whether or not then vested, plus (c) any Ordinary Shares issuable pursuant to the BioSynthema Former Owners Arrangement (as defined in "The Tender Offer—MoU; Other Agreements—(a) MoU—Other Covenants and Agreements") (such condition, the "Minimum Condition") (see "The Tender Offer—

MoU; Other Agreements—(a) MoU—Minimum Condition") and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (see "The Tender Offer—MoU; Other Agreements—(a) MoU—Regulatory Approvals"). In determining whether the 80% condition has been met, the aggregate amount of Ordinary Shares underlying stock options and warrants that have been exercised pursuant to the cashless exercise facility established with Banque Transatlantique S.A., and for which instructions to tender such shares into the subsequent offer period have been received by Banque Transatlantique S.A. and have not been withdrawn prior to the expiration of the Offer, will be included in the calculation of the number of shares validly tendered pursuant to the Offer. The Offer is subject to other important conditions set forth in this Offer to Purchase (see "The Tender Offer—Conditions of the Offer"). There is no financing condition to the Offer.

        Following consummation of the Offer, to the extent legally permitted by applicable law, Parent and Purchaser intend to de-list the ADSs from the NASDAQ Global Select Market ("NASDAQ"), to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Securities and Exchange Act of 1934 (the "Exchange Act") and to suspend AAA's reporting obligations under Section 15(d) of the Exchange Act. Parent and Purchaser are unable to implement a squeeze-out of minority shareholders following completion of the Offer under relevant Autorité des Marchés Financiers regulations, as such regulations apply only to companies with securities that are or have been listed on an EEA regulated market, or under French law, as such corporate action is not available (see "The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations").

        The Board of Directors of AAA (the "AAA Board") has unanimously (a) determined that the transactions contemplated by the MoU, including the Offer, are (i) consistent with and will further the business objectives and goals of AAA, (ii) advisable and (iii) in the best interests of AAA, its shareholders, other stakeholders and its employees, (b) approved and adopted the transactions contemplated by the MoU, including the Offer and (c) determined, in accordance with its duties under applicable law, to recommend that AAA's shareholders support the Offer, accept the Offer and tender their Ordinary Shares (including Ordinary Shares represented by ADSs) into the Offer. A more complete description of the reasons for the AAA Board's approval of the transactions contemplated by the MoU, including the Offer, will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by AAA and filed with the Securities and Exchange Commission (the "SEC") and mailed to all AAA shareholders (including ADS holders).

        A summary of the principal terms of the Offer appears on pages 1 through 15 below. You should read in its entirety this Offer to Purchase, and if you hold Ordinary Shares, the accompanying Ordinary Share Acceptance Form and, if you hold ADSs, the accompanying ADS Letter of Transmittal, carefully before deciding whether to tender your Company Shares into the Offer.

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Ordinary Share Acceptance Form, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or on the website maintained by the Securities and Exchange Commission ("SEC") at www.sec.gov. Shareholders of AAA (including ADS holders) also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Holders may call toll-free:
(888) 750-5834 (from the U.S. and Canada)

From outside the U.S. and Canada,
please call Lake Isle M&A Incorporated
(a wholly-owned subsidiary of Innisfree M&A Incorporated):
+44-20-7710-9960
 Banks and Brokers may call collect:
(212) 750-5833
 Email (for material requests only):
info@innisfreema.com

IMPORTANT INFORMATION

        Tenders by Holders of Ordinary Shares:    Banque Transatlantique S.A. has been appointed by Parent to act as centralizing, paying and transfer agent for Ordinary Shares (the "Ordinary Shares Agent") in connection with the Offer. If you are a holder of Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Ordinary Shares into the Offer, you should deliver a properly completed Ordinary Share Acceptance Form, and all other documents required by the Ordinary Share Acceptance Form, to the Ordinary Shares Agent, in accordance with the "AAA Shareholder or LTI Plan Participant Tender Participation Guide" provided by the Ordinary Shares Agent, to be received prior to 12:00 midnight, New York City time, on January 19, 2018 (which is the end of the day on January 19, 2018), or the latest time and date at which the Offer will expire if the Offer is extended (the "Expiration Date"). If you hold Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Ordinary Shares you wish to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 12:00 midnight, New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

        Do NOT send the Ordinary Share Acceptance Form or any related documents to AAA, Parent, Purchaser, the Information Agent, the ADS Depositary or the ADS Tender Agent.

        Tenders by Holders of ADSs:    If you are a holder of ADSs and if you intend to tender all or any portion of such ADSs into the Offer, you must follow the procedures below, as applicable.

  1.
  If you are a registered holder of American Depositary Receipts ("ADRs") evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to The Bank of New York Mellon (the "ADS Tender Agent") at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 12:00 midnight, New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a "Medallion Guarantee").

  2.
  If you are a registered holder of uncertificated ADSs on the books of The Bank of New York Mellon (the "ADS Depositary"), you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 12:00 midnight, New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

  3.
  If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through The Depository Trust Company ("DTC"). In order for a book-entry transfer to constitute a valid tender of your ADSs into the Offer, the ADSs must be tendered by your securities intermediary before 12:00 midnight, New York City time, on the Expiration Date. Further, before 12:00 midnight, New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender of the ADSs and (ii) a message transmitted by DTC which forms a part of book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agreed to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 12:00 midnight, New York City time, on the Expiration Date for receipt of instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

  4.
  If you are unable to perform the procedures described above before 12:00 midnight, New York City time, on the Expiration Date, you may still be able to tender your ADSs into the Offer in accordance with the procedures for guaranteed delivery that we are making available (see "The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures").

        Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents to AAA, Parent, Purchaser, Information Agent or the Ordinary Shares Agent.

        For more information about the procedures for tendering your Ordinary Shares or ADSs into the Offer, see "The Tender Offer—Procedures for Tendering into the Offer."

        For assistance in connection with the Offer, including information on how to tender into the Offer, please contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Ordinary Share Acceptance Form, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from your broker or other securities intermediary. Copies of these materials are also freely available on the website maintained by the SEC at http://www.sec.gov.

* * *

        NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARENT OR PURCHASER.

        THE OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF AAA TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

        THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC, OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, EXPRESSED A VIEW WITH RESPECT TO THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY TERM SHEET

        The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer to Purchase and in the accompanying Ordinary Share Acceptance Form and ADS Letter of Transmittal. You are urged to read carefully, in its entirety, each of this Offer to Purchase (together with any amendments or supplements hereto, the "Offer to Purchase"), and if you hold Ordinary Shares (as defined below), the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the "Ordinary Share Acceptance Form"), and if you hold ADSs (as defined below), the accompanying American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the "ADS Letter of Transmittal," and together with this Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the "Offer").

Securities Sought:	All of the outstanding ordinary shares, nominal value €0.10 per share, of Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France ("AAA") (each, an "Ordinary Share," and collectively, the "Ordinary Shares"), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (each, an "ADS," and collectively, the "ADSs" and, together with the Ordinary Shares, the "Company Shares") of AAA.
Ordinary Share Offer Price:

U.S. $41.00 per Ordinary Share, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see "The Tender Offer—Terms of the Offer—Consideration and Payment").

ADS Offer Price:	U.S. $82.00 per ADS, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see "The Tender Offer—Terms of the Offer—Consideration and Payment").
Transaction Agreement:

The above offer to purchase Ordinary Shares (including Ordinary Shares represented by ADSs) is being made pursuant to a Memorandum of Understanding, dated as of October 28, 2017, by and between Novartis AG ("Parent"), a company organized under the laws of Switzerland, and AAA, as amended by the First Amendment to the Memorandum of Understanding, dated as of December 5, 2017 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the "MoU").

Commencement Date of the Offer:	December 7, 2017.
Expiration Date of the Offer:	12:00 midnight, New York City time, on January 19, 2018 (which is the end of the day on January 19, 2018) (as it may be extended from time to time, the "Expiration Date").
Offer Price:	Each of the Ordinary Share Offer Price or the ADS Offer Price.
Purchaser:	Novartis Groupe France S.A. ("Purchaser"), a société anonyme organized under the laws of France and a direct and indirect wholly-owned subsidiary of Parent.

Determination of AAA's Board of Directors:

On December 5, 2017, following completion of the consultation with the works council (Comité d'entreprise) of AAA, the AAA board of directors (the "AAA Board") unanimously (a) determined that the transactions contemplated by the MoU, including the Offer, are (i) consistent with and will further the business objectives and goals of AAA, (ii) advisable and (iii) in the best interests of AAA, its shareholders, other stakeholders and its employees, (b) approved and adopted the transactions contemplated by the MoU, including the Offer, and (c) determined, in accordance with its duties under applicable law, to recommend that AAA's shareholders support the Offer, accept the Offer and tender their Ordinary Shares (including Ordinary Shares represented by ADSs) into the Offer.

A more complete description of the reasons for the AAA Board's approval of the transactions contemplated by the MoU, including the Offer, will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by AAA and filed with the Securities and Exchange Commission (the "SEC") and mailed to all AAA shareholders (including ADS holders).

Tender and Support Agreements:

Concurrently with the execution of the MoU, Parent has entered into tender and support agreements with each member of the AAA Board and certain members of AAA's senior management, including Mr. Claudio Costamagna, Chairman of the AAA Board, and Mr. Stefano Buono, Chief Executive Officer of AAA, in each case in their capacity as shareholders of AAA, as well as an AAA shareholder affiliated with a member of the AAA Board (each, as amended by the First Amendment to the Tender and Support Agreements, dated as of December 6, 2017, by and between Parent and such shareholders, a "Tender and Support Agreement," and collectively, the "Tender and Support Agreements"), pursuant to which each such shareholder has agreed to tender all of his/her/its Company Shares pursuant to the Offer upon the terms and conditions of such agreement (see "The Tender Offer—MoU; Other Agreements—(c) Tender and Support Agreements").

        The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

        In this Offer to Purchase, unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser.

        If you have questions or need additional copies of this Offer to Purchase, the accompanying Ordinary Share Acceptance Form, the ADS Letter of Transmittal or other related materials, you can contact Innisfree M&A Incorporated (the "Information Agent") at the address or telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials for free on the website maintained by the SEC at http://www.sec.gov.

Questions and Answers

        Below we have provided answers to questions that you may have as a holder of Ordinary Shares or ADSs. Information in this Questions and Answers section is not complete and additional important information is contained elsewhere in this Offer to Purchase, and if you hold Ordinary Shares, the accompanying Ordinary Share Acceptance Form, or if you hold ADSs, the ADS Letter of Transmittal, each of which we urge you to read carefully in its entirety before you make any decision with respect to the Offer.

Who is offering to buy my Ordinary Shares or ADSs?

        Purchaser, a société anonyme organized under the laws of France, is a direct and indirect wholly-owned subsidiary of Parent, a company organized under the laws of Switzerland, and is offering to buy your Ordinary Shares and ADSs. The telephone number of Purchaser's principal executive offices is +33 (0) 1 55 47 87 47. Purchaser was incorporated in 1970, and is directly owned by Parent (99.99%) and Novartis AG Holding (1 share), which is a wholly-owned subsidiary of Novartis International Pharmaceutical AG, which in turn is a wholly-owned subsidiary of Parent. As of the date hereof, Purchaser only operates as a holding company and employs no employees (see "Introduction" and "The Tender Offer—Certain Information Concerning Parent and Purchaser").

        Parent is a company organized under the laws of Switzerland that provides healthcare solutions that address the evolving needs of patients and societies worldwide. Its broad portfolio includes innovative pharmaceuticals and oncology medicines, generic and biosimilar medicines, and eye care devices. By using science-based innovation to deliver better patient outcomes in growing areas of healthcare, Parent works to discover new ways to improve and extend people's lives.

        The Offer is being made pursuant to the MoU by and between Parent and AAA. The MoU is described in detail in "The Tender Offer—MoU; Other Agreements—(a) MoU."

How many Ordinary Shares and ADSs is Purchaser offering to purchase in the Offer?

        Under the MoU, subject to the satisfaction or waiver of the conditions to the Offer, Purchaser intends to purchase all of the Ordinary Shares, including Ordinary Shares represented by ADSs, of AAA. As of the close of business on December 1, 2017, the most recent practicable date before publication of this Offer to Purchase, AAA had 88,515,657 Ordinary Shares outstanding, of which 86,145,550 were represented by outstanding ADSs (each of which represents two Ordinary Shares). As of close of business on November 20, 2017, the most recent practicable data before publication of this offer to purchase, AAA had 7,767,585 Ordinary Shares subject to outstanding stock options, 376,000 Ordinary Shares subject to outstanding free shares, and 162,500 Ordinary Shares subject to outstanding warrants (see "Introduction" and "The Tender Offer—MoU; Other Agreements—(a) MoU").

How much is Purchaser offering to pay for my Ordinary Shares or ADSs and what is the form of payment in the Offer?

        We are offering to pay U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (which reflects twice the price offered per Ordinary Share, since each ADS represents two Ordinary Shares), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see "The Tender Offer—Terms of the Offer—Consideration and Payment"). No fraction of an Ordinary Share or ADSs will be purchased from any holder and all payments to tendering holders of the Ordinary Shares or ADSs pursuant to the Offer will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Ordinary Shares or ADSs (see "Introduction" and "The Tender Offer—Terms of the Offer—Consideration and Payment").

When will I be paid for my Ordinary Shares or ADSs tendered into the Offer?

        Purchaser expects to pay for Ordinary Shares and ADSs tendered into the Offer promptly after the Expiration Date, assuming all of the conditions to the Offer have been satisfied or, to the extent legally permitted, waived by that time (see "The Tender Offer—Acceptance for Payment and Payment").

How will I be paid for my tendered Ordinary Shares or ADSs?

        Payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all of the Ordinary Shares validly tendered into and not withdrawn from the Offer with Banque Transatlantique S.A. (the "Ordinary Shares Agent"), who will transmit payment for your tendered Ordinary Shares to you. You will receive a wire payment from the Ordinary Shares Agent, in U.S. dollars, into your account with the Ordinary Shares Agent, which you will have opened in connection with tendering your Ordinary Shares into the Offer, for an amount equal to the aggregate Ordinary Share Offer Price of your tendered Ordinary Shares (less withholding taxes, if any) that we have accepted for payment.

        Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all of the ADSs validly tendered into and not withdrawn from the Offer with The Bank of New York Mellon (the "ADS Tender Agent") or with the Ordinary Shares Agent in the case of certain registered holders of ADSs that are subject to withholding taxes in France, who will transmit payment for your tendered ADSs to you. If you are a registered holder of the ADSs, you will receive a check or wire payment (at your option), in U.S. dollars, from the ADS Tender Agent for an amount equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment. If you elect to have your funds wire transferred, a processing fee of U.S. $100 (U.S. $200 foreign) will be deducted from your proceeds. If you are a registered holder of ADSs who is subject to withholding taxes in France, you will receive a wire payment from the Ordinary Shares Agent, in U.S. dollars, into your account with the Ordinary Shares Agent, which you will have opened in connection with tendering your ADSs into the Offer, for an amount equal to the aggregate ADS Offer Price of your tendered ADSs (less withholding taxes, if any) that Purchaser has accepted for payment. If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit The Depository Trust Company ("DTC"), for allocation by DTC to your broker or other securities intermediary, with an amount, in U.S. dollars, equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment.

        All payments will be subject to any withholding taxes that may be applicable. Under no circumstances will interest be paid by us on the Ordinary Share Offer Price and ADS Offer Price pursuant to the Offer (see "The Tender Offer—Terms of the Offer—Consideration and Payment").

        All holders of Ordinary Shares or ADSs that validly tender, and do not withdraw, their securities into the Offer prior to the Expiration Date will receive the same price per Ordinary Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the Offer. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offer. No fraction of an Ordinary Share or ADS will be purchased from any holder and all payments made to holders of Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. See "The Tender Offer—Acceptance for Payment and Payment" and "The Tender Offer—Procedures for Tendering into the Offer" for more information.

If I decide not to tender, how will the Offer affect my Ordinary Shares or ADSs?

        If you decide not to tender, you will continue to own your Ordinary Shares or ADSs, as applicable. However, once the Offer is completed, the number of Ordinary Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Ordinary Shares or ADSs or the liquidity of any such market may be significantly reduced. It is possible that ADSs may fail to meet the criteria for continued listing on the NASDAQ Global Select Market ("NASDAQ"). If this were to happen, the ADSs could be de-listed from NASDAQ by action taken by the exchange.

        Further, as soon as practicable following consummation of the Offer, to the extent permitted by applicable law, we intend to:

  •
  cause AAA to de-list the ADSs from NASDAQ;

  •
  cause AAA to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Securities and Exchange Act of 1934 (the "Exchange Act") and to suspend AAA's reporting obligations under Section 15(d) of the Exchange Act; and

  •
  terminate the Deposit Agreement among AAA, The Bank of New York Mellon (the "ADS Depositary") and owners and holders of ADSs, dated as of November 10, 2015 (the "ADS Deposit Agreement").

        Such de-listing or deregistration by AAA would substantially reduce the information required to be furnished by AAA to holders of Ordinary Shares and ADSs, and certain provisions of the Exchange Act would no longer apply to AAA. To the extent that AAA de-lists and deregisters the Ordinary Shares and ADSs after the consummation of the Offer, the absence of an active trading market in the U.S. could reduce the liquidity and market value of your ADSs and the underlying Ordinary Shares. Following termination of the ADS Deposit Agreement, holders of ADSs will, upon (a) surrender of their ADSs, (b) payment of a fee of U.S. $0.05 per ADS to the ADS Depositary and (c) payment of any applicable taxes or governmental charges or other applicable charges, be entitled to delivery of the amount of Ordinary Shares represented by those ADSs or the proceeds of a sale of those Ordinary Shares by the ADS Depositary after a four month waiting period. For more information, see "The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations."

Will the Offer be followed by a squeeze-out of minority holders of Ordinary Shares and ADSs who have not tendered their Ordinary Shares or ADSs?

        No. Parent and Purchaser are unable to implement a squeeze-out of minority shareholders following completion of the Offer under relevant Autorité des Marchés Financiers regulations, as such regulations apply only to companies with securities that are or have been listed on an EEA regulated market, or under French law, as such corporate action is not available. Parent and Purchaser may consider, from time to time following consummation of the Offer, options available under applicable law to acquire any remaining Company Shares, including through privately negotiated transactions or otherwise (see "The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations").

Will I have the opportunity to sell my Ordinary Shares or ADSs to Purchaser after the Offer is completed if I do not tender my Ordinary Shares or ADSs into the Offer?

        We will provide for a subsequent offering period of at least three business days (the "Subsequent Offer Period") during which tenders of Ordinary Shares and ADSs will be accepted (see "The Tender Offer—Terms of the Offer—Subsequent Offer Period"). No assurance can be given that you will have an opportunity to sell your Ordinary Shares or ADSs to us after the Subsequent Offer Period is completed.

        To the extent that AAA de-lists and deregisters the Ordinary Shares and ADSs after consummation of the Offer, the absence of an active trading market in the U.S. could reduce the liquidity and market value of your ADSs and the underlying Ordinary Shares.

What is the "Minimum Condition" to the Offer?

        We are not obligated to accept for payment or pay for any validly tendered Ordinary Shares or ADSs unless, immediately prior to the expiration of the Offer, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Parent or Purchaser (if any), represents at least 80% of (a) all of the Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding (including any Ordinary Shares held in escrow), plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding, regardless of whether or not then vested, plus (c) any Ordinary Shares issuable pursuant to the BioSynthema Former Owners Arrangement, as defined in "The Tender Offer—MoU; Other Agreements—Other Covenants and Agreements" (such condition, the "Minimum Condition") (see "The Tender Offer—MoU; Other Agreements—Condition to Consummation of the Offer—Minimum Condition"). In determining whether the Minimum Condition has been met, the aggregate amount of Ordinary Shares underlying stock options and warrants that have been exercised pursuant to the cashless exercise facility established with Banque Transatlantique S.A. (the "Facility Administrator"), and for which instructions to tender such Ordinary Shares into the Subsequent Offer Period (as defined in "The Tender Offer—Terms of the Offer—Subsequent Offer Period") have been received by the Facility Administrator and have not been withdrawn prior to the Expiration Date, will be included in the calculation of the number of Ordinary Shares validly tendered pursuant to the Offer. See "The Tender Offer—MoU; Other Agreements—(a) MoU—Treatment of Equity-Based Instruments" for a further description of the cashless exercise facility.

What are the conditions to the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, the Offer is conditioned upon, among other things:

  •
  the receipt of approvals from applicable regulatory authorities, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (see "The Tender Offer—MoU; Other Agreements—(a) MoU—Regulatory Approvals" and "The Tender Offer—Legal Matters; Required Regulatory Approvals");

  •
  in relation to the contemplated change of control of AAA as a result of the completion of the Offer, (a) the foreign investment prior authorization of the French Ministère de l'Économie et des Finances (the "Ministry of Economy"), (b) the expiration of the two month statutory waiting period under applicable French law (starting from the date on which the Ministry of Economy has indicated that the request for authorization filed by Parent is complete), or (c) written confirmation from the Ministry of Economy that no prior authorization is required (see "The Tender Offer—MoU; Other Agreements—(a) MoU—Regulatory Approvals" and "The Tender Offer—Legal Matters; Required Regulatory Approvals");

  •
  the non-existence of certain types of judgments, decisions, orders, or other authoritative measures that could impede the consummation of the Offer; and

  •
  the absence of certain Material Adverse Effects (as defined in "The Tender Offer—MoU; Other Agreements—Material Adverse Effect") with respect to AAA and its subsidiaries.

        See "The Tender Offer—Conditions of the Offer" for a complete description of the conditions to the Offer.

Is the Offer subject to a financing condition?

        No. The Offer is not subject to any financing condition. See "The Tender Offer—Terms of the Offer—Conditions to the Offer" and "The Tender Offer—Source and Amount of Funds."

I am a holder of Ordinary Shares. How do I participate in the Offer?

        The Ordinary Shares Agent has been appointed by Parent to act as centralizing, paying and transfer agent for Ordinary Shares in connection with the Offer. If you are a holder of Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Ordinary Shares into the Offer, you should deliver a properly completed Ordinary Share Acceptance Form, and all other documents required by the Ordinary Share Acceptance Form, to the Ordinary Shares Agent, in accordance with the "AAA Shareholder or LTI Plan Participant Tender Participation Guide" provided by the Ordinary Shares Agent, to be received prior to 12:00 midnight, New York City time, on the Expiration Date. If you hold Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Ordinary Shares you wish for it to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 12:00 midnight, New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you. See "The Tender Offer—Procedures for Tendering into the Offer—Tender of the Ordinary Shares."

        Do NOT send the Ordinary Share Acceptance Form or any related documents to AAA, Parent, Purchaser, the Information Agent, the ADS Depositary or the ADS Tender Agent.

I am a registered holder of American Depositary Receipts ("ADRs") evidencing ADSs. How do I participate in the Offer?

        If you are a registered holder of ADRs evidencing ADSs and you intend to tender your ADRs into the Offer, you should timely send the ADRs, together with a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase. Your ADRs, ADS Letter of Transmittal and all other required documents must be received by the ADS Tender Agent before 12:00 midnight, New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a "Medallion Guarantee").

        The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. For more information about the procedure for tendering ADSs into the Offer, see "The Tender Offer—Procedures for Tendering into the Offer—Tender of the ADSs," or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

        Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents to AAA, Parent, Purchaser, the Information Agent or the Ordinary Shares Agent.

I am a registered holder of uncertificated ADSs. How do I participate in the Offer?

        If you hold uncertificated ADSs registered in your name on the books of the ADS Depositary, a properly completed and duly executed ADS Letter of Transmittal bearing your original signature, and all other documents required by the ADS Letter of Transmittal, must be received by the ADS Tender Agent before 12:00 midnight, New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

        The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. For more information about the procedure for tendering ADSs into the Offer, see "The Tender Offer—Procedures for Tendering into the Offer—Tender of the ADSs," or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

        Do NOT send any of the ADS Letter of Transmittal or any related documents to AAA, Parent, Purchaser, the Information Agent or the Ordinary Shares Agent.

I hold my ADSs through a broker or other securities intermediary. How do I participate in the Offer?

        If you hold your ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through DTC before 12:00 midnight, New York City time, on the Expiration Date. Further, before 12:00 midnight, New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender and (ii) an Agent's Message (as defined below). DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 12:00 midnight, New York City time, on the Expiration Date to receive instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

        The term "Agent's Message" means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

        For more information about the procedures for tendering ADSs into the Offer, see "The Tender Offer—Procedures for Tendering into the Offer—Tender of the ADSs," or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

Does Purchaser have the financial resources to make payment?

        Yes. Assuming that all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, and all Ordinary Shares issuable upon the exercise of outstanding options and warrants are tendered into the Offer, the aggregate Offer Price payable by Purchaser upon consummation of the Offer would be approximately U.S. $3,969,691,422. Parent will provide us with sufficient funds to purchase all validly tendered Ordinary Shares and ADSs into the Offer that have not been properly withdrawn. Parent intends to finance the Offer with funds from debt issuances under short-term funding programs and existing liquidity. The Offer is not subject to a financing condition. See "The Tender Offer—Source and Amount of Funds."

Is Purchaser's financial condition relevant to my decision to tender into the Offer?

        No. Our financial condition should not be relevant to your decision whether to tender Company Shares pursuant to the Offer because:

  •
  the Offer is being made for all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs;

  •
  you will receive payment solely in cash for any Company Shares that you tender into the Offer;

  •
  Parent will provide us with sufficient funds to purchase all validly tendered Ordinary Shares and ADSs into the Offer that have not been properly withdrawn; and

  •
  the Offer is not subject to any financing condition.

        See "The Tender Offer—Source and Amount of Funds."

What are the material U.S. federal income tax consequences of tendering my Ordinary Shares or ADSs if I am a U.S. holder?

        The receipt of cash for Company Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that sells Ordinary Shares or ADSs pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such holder's tax basis in the Ordinary Shares or ADSs sold (see "The Tender Offer—Tax Considerations—Material U.S. Federal Income Tax Consequences").

        You should consult your tax advisor about the tax consequences to you (including the application and effect of any U.S. state or local or non-U.S. income and other tax laws) of participating in the Offer in light of your particular circumstances.

What are the material French income tax consequences of tendering my Ordinary Shares or ADSs?

        The receipt of cash for Company Shares pursuant to the Offer will be a taxable transaction for French tax purposes. In general, a French holder (as defined in "The Tender Offer—Tax Considerations—Material French Tax Considerations") that sells Ordinary Shares or ADSs pursuant to the Offer will recognize a gain or loss for French tax purposes that will be subject to a different tax regime depending on whether the French holder is an individual subject to personal income tax or a company subject to corporate income tax. In general, a non-French holder (as defined in "The Tender Offer—Tax Considerations—Non-French Holders") that sells Ordinary Shares or ADSs pursuant to the Offer will not be subject to French income tax in respect of such sale of Ordinary Shares or ADSs, subject to certain exceptions. For a more complete description of the French income tax consequences of the Offer, see "The Tender Offer—Tax Considerations—Material French Tax Considerations."

        You should consult your tax advisor about the tax consequences to you (including the application and effect of any French or non-French income and other tax laws) of participating in the Offer in light of your particular circumstances.

Am I entitled to appraisal rights in connection with the Offer?

        No. Appraisal rights are not recognized under French law and you are not entitled to appraisal rights in connection with the Offer.

Can I tender Ordinary Shares and ADSs that are subject to restrictions or forfeiture conditions, such as employee free shares, during the offer period?

        Generally, your Ordinary Shares and ADSs may be tendered at any time until 12:00 midnight, New York City time, on the Expiration Date. However, any Company Shares, including any free shares granted pursuant to the free share plans adopted by AAA shareholders on June 22, 2010 and/or October 18, 2013, to which you hold valid title pursuant to applicable law but which are subject to restrictions, including those under the relevant free share applicable plan regulations (such as an acquisition or holding period), may not be tendered. In the alternative, Parent and AAA have agreed to provide: (i) a cash out at the Ordinary Share Offer Price, for holders of free shares that have not yet vested and who are not U.S. taxpayers; and (ii) a liquidity contract to provide for the sale of free shares at the time they are acquired or the holding period expires, (x) for holders of free shares that are not yet vested and who do not choose to cash out as described above, (y) for holders of free shares that have not yet vested and who are U.S. taxpayers, and (z) for holders of free shares that remain subject to a holding period during the offer period (see "The Tender Offer—MoU; Other Agreements—(a) MoU—Treatment of Equity-Based Instruments).

How long do I have to decide whether to tender into the Offer?

        Unless we extend the Offer, you have until 12:00 midnight, New York City time, on the Expiration Date to tender your Ordinary Shares and ADSs, by which time the Ordinary Shares Agent or ADS Tender Agent, as applicable, must receive all documents necessary in accordance with the procedures set forth in this Offer to Purchase. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in "The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures" prior to that time. See "The Tender Offer—Terms of the Offer" and "The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures."

Under what circumstances may Purchaser extend the Offer?

        We may, subject to the terms of the MoU and applicable law, extend the period of time during which the Offer remains open.

        Pursuant to the MoU, we have agreed that, unless the Offer is terminated in accordance with the MoU, we will extend the Offer for one or more successive periods of not more than ten business days each if, at the otherwise-scheduled Expiration Date, any of the conditions to the Offer set forth in the MoU and described in "The Tender Offer—Conditions of the Offer" (other than conditions that by their nature are to be satisfied at the time immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs) are not satisfied or, to the extent legally permitted, waived by Parent or us in order to permit the satisfaction of such conditions; provided that any extension of the Offer does not extend past the earlier of (i) the termination of the MoU pursuant to its terms, or (ii) April 30, 2018 (the "Outside Date").

        However, if, as of any then-scheduled Expiration Date, all of the conditions to the Offer other than the conditions with respect to obtaining all regulatory approvals pursuant to the MoU have been satisfied (other than conditions that, by their nature, are to be satisfied at the time immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs), or waived by Parent or us to the extent permitted under the MoU, either Parent or AAA may extend the Outside Date until July 30, 2018 by written notice to the other party.

        We will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ. In the event of an extension, all of the Ordinary Shares or ADSs validly tendered into and not properly withdrawn from the Offer will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Ordinary Shares or ADSs previously tendered.

        See "The Tender Offer—Terms of the Offer—Extension" and "The Tender Offer—Conditions of the Offer" for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will notify the Ordinary Shares Agent and ADS Tender Agent and we will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offer. See "The Tender Offer—Terms of the Offer—Extension."

Will there be a subsequent offer period? If so, when will such period begin?

        Yes. After the Expiration Date, if all of the conditions to the Offer have been satisfied (including the Minimum Condition) or, to the extent legally permitted, waived by that time, we will provide for a Subsequent Offer Period during which tenders of Ordinary Shares and ADSs will be accepted. You will not have withdrawal rights during any Subsequent Offer Period. When we commence the Subsequent Offer Period, we will inform the Ordinary Shares Agent and the ADS Tender Agent of that fact, and will issue a press release announcing the Subsequent Offer Period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date (see "The Tender Offer—Terms of the Offer—Subsequent Offer Period" and "The Tender Offer—Terms of the Offer—Withdrawal Rights").

Will I receive the same Ordinary Share Offer Price or ADS Offer Price if I tender my Ordinary Shares or ADSs during the Subsequent Offer Period?

        Yes. Purchaser will pay for Ordinary Shares or ADSs tendered into the Offer during the Subsequent Offer Period the same Ordinary Share Offer Price or ADS Offer Price, as applicable, as Ordinary Shares or ADSs tendered during the initial offer period (see "The Tender Offer—Terms of the Offer—Subsequent Offer Period").

When will I be paid for my Ordinary Shares or ADSs tendered into the Offer during the Subsequent Offer Period?

        Purchaser will pay for Ordinary Shares and ADSs tendered into the Offer during the Subsequent Offer Period promptly after such Ordinary Shares or ADSs are tendered (see "The Tender Offer—Acceptance for Payment and Payment").

If Purchaser successfully completes the Offer, what will happen to the AAA Board?

        Under the terms of the MoU, upon the time that Purchaser accepts for payment and pays for the Company Shares validly tendered pursuant to the Offer that have not been properly withdrawn (the "Offer Acceptance Time"), subject to AAA's organizational documents, applicable law and applicable NASDAQ rules, Purchaser will be entitled to elect or designate such number of directors to the AAA Board (rounded up to the next whole number) as is equal to the product of (a) the total number of directors on the AAA Board multiplied by (b) the percentage of the total outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) owned by Parent, Purchaser or any of their affiliates. Additionally, the MoU provides that AAA will take all actions necessary to elect or designate to the AAA Board the individuals designated by Purchaser, including promptly convening a shareholders' meeting, increasing the size of the AAA Board and/or securing the resignations of such number of its current directors to enable Purchaser's designees to be so elected or designated. The MoU further provides that the foregoing provisions with respect to the AAA Board are in addition to and will not limit any rights that Parent, Purchaser or any of their affiliates may have as a record or beneficial owner of Company Shares as a matter of applicable law with respect to the election of directors or otherwise.

        Furthermore, under the Tender and Support Agreements, all members of the AAA Board and certain members of AAA's senior management have agreed to, among other things, tender their resignations as members of the AAA Board (such resignations to be effective at the Offer Acceptance Time or upon de-listing of the ADSs from NASDAQ, depending on the individual) and support the appointment of Parent's replacement directors.

        Accordingly, as soon as practicable after completion of the Offer and the de-listing of the ADSs from NASDAQ, the entire AAA Board, as well as the positions of Directeur Général and Directeur Général Délégué of AAA, will consist of Parent's designees. See "The Tender Offer—MoU; Other Agreements—(c) Tender and Support Agreements."

Until what time may I withdraw previously tendered Ordinary Shares or ADSs?

        You can withdraw some or all of the Ordinary Shares or ADSs that you previously tendered into the Offer at any time before 12:00 midnight, New York City time, on the Expiration Date. In addition, unless we have accepted your Ordinary Shares or ADSs for payment as provided in this Offer, you may also withdraw at any time after February 5, 2018.

        You will not have withdrawal rights with respect to your Ordinary Shares or ADSs tendered during the Subsequent Offer Period.

How do I withdraw previously tendered Ordinary Shares or ADSs?

        If you have tendered Ordinary Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Ordinary Shares or ADSs, and such notice must be received by the Ordinary Shares Agent or the ADS Tender Agent, as applicable, before 12:00 midnight, New York City time, on the Expiration Date. If you hold your Ordinary Shares or ADSs through a broker or other securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 12:00 midnight, New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures. See "The Tender Offer—Withdrawal Rights."

Will I have to pay any brokerage fees or commissions?

        If your Ordinary Shares or ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your Ordinary Shares or ADSs, or completes any of the requirements set forth in "The Tender Offer—Procedures for Tendering into the Offer," in each case, as instructed by you, your intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine whether any charges will apply. If you elect to have your funds wire transferred, a processing fee of $100 ($200 foreign) will be deducted from your proceeds. Transaction fees will apply if you are a holder of stock options or warrants and wish to tender the underlying Ordinary Shares.

What is the market value of my ADSs as of a recent date?

        On October 27, 2017, the last full trading day prior to the announcement of the execution of the MoU, the closing sale price for ADSs reported on NASDAQ was U.S. $72.91 per share, and on December 6, 2017, the last full trading day prior to the commencement of the Offer, U.S. $81.46 per share. Each ADS represents two Ordinary Shares. There is no separate trading market for Ordinary Shares. Before deciding whether to tender, you should obtain a current market quotation for ADSs (see "The Tender Offer—Price Range of ADSs").

How will my outstanding equity based instruments be treated in the Offer?

        The Offer is being made for all of the outstanding Ordinary Shares that are able to be tendered to Purchaser. The Facility Administrator has been engaged by AAA to provide information to holders of equity based awards and administrative support with respect to the exercise of their instruments. This includes centralizing instructions and handling all settlement procedures in connection with the cashless exercise facility described below, in addition to its role as Ordinary Shares Agent with respect to the Ordinary Shares that result from the exercise of equity based instruments.

        The different categories of equity based instruments awarded to AAA employees will be treated as described below:

  •
  Stock options to purchase Ordinary Shares—Stock options themselves are not being purchased in the Offer. If you are a holder of stock options and wish to tender the underlying Ordinary Shares, you may (i) either use the cashless exercise facility described below or (ii) first exercise your options and then tender the resulting Ordinary Shares. Purchaser and AAA have established a cashless exercise facility with the Facility Administrator for holders of stock options. In order to participate in the cashless exercise facility, a holder of options must so notify the Facility Administrator before 12:00 midnight, New York City time, on the Expiration Date in accordance with the instructions in the notification letters that will be sent to holders of options. By participating in the cashless exercise facility, holders of options will mandate and instruct the Facility Administrator to process the exercise of their options and to tender the Ordinary Shares resulting from such exercise into the Subsequent Offer Period. To implement the cashless exercise, during the Subsequent Offer Period, the Facility Administrator will make the payment of the exercise price for the options to AAA on behalf of the participating holders and then deduct the corresponding amount from the Offer Price. The holder will receive from the Facility Administrator the Offer Price, less the exercise price, applicable withholding taxes and transaction fees, for each Ordinary Share underlying the holder's stock options. If the Offer is not completed, any such exercises of options through the cashless exercise facility will be deemed null and void. Stock option holders will each receive a notification letter regarding the procedures available with respect to their options, including information on the relevant transaction fee. Each option that is outstanding and unexercised as of the expiration of the Subsequent Offer Period will be canceled at such time.

  •
  Warrants to purchase Ordinary Shares—Warrants themselves are not being purchased in the Offer. If you are a holder of warrants and wish to tender the underlying Ordinary Shares, you may (i) either use the cashless exercise facility described below or (ii) first exercise your warrants and then tender the resulting Ordinary Shares. Purchaser and AAA have established a cashless exercise facility with the Facility Administrator for holders of warrants. In order to participate in the cashless exercise facility, a holder of warrants must so notify the Facility Administrator before 12:00 midnight, New York City time, on the Expiration Date in accordance with the instructions in the notification letters that will be sent to holders of warrants. By participating in the cashless exercise facility, holders of warrants will mandate and instruct the Facility Administrator to process the exercise of their warrants and to tender the Ordinary Shares resulting from such exercise into the Subsequent Offer Period. To implement the cashless exercise, during the Subsequent Offer Period, the Facility Administrator will make the payment of the exercise price for the warrants to AAA on behalf of the participating holders and then deduct the corresponding amount from the Offer Price. The holder will receive from the Facility Administrator the Offer Price, less the exercise price, applicable taxes and transaction fees, for each Ordinary Share underlying the holder's warrants. If the Offer is not completed, any such exercises of warrants through the cashless exercise facility will be deemed null and void. Warrant holders will each receive a notification letter regarding the procedures available with respect to their warrants.

  •
  Free shares—Free shares that have not vested or are subject to a holding period are not being purchased in the Offer. If you are a holder of such free shares, Parent and AAA have agreed to provide, depending on your situation, either (i) a cash-out option, or (ii) a "liquidity mechanism," each as described below. The Facility Administrator has been appointed to communicate with holders of free shares that have not vested or are subject to a holding period in order to explain how each category of free shares will be treated and to provide administrative support in order to facilitate the relevant process:

  •
  Free shares that have been delivered and are subject to a holding period—If you hold free shares that have been delivered to you and are subject to a holding period requirement, you may not tender the Ordinary Shares underlying these free shares into the Offer. Under French law, AAA is unable to legally waive this holding period in order to allow such tender. However, Parent and AAA have agreed to provide, immediately following expiration of the Offer (including completion of the Subsequent Offer Period), a "liquidity mechanism" that will allow you to sell your Ordinary Shares underlying these free shares to Purchaser as soon as they are free from the applicable holding period. The liquidity mechanism is described below.

  •
  Free shares that have not yet been delivered—If you hold a right to receive free shares that have not yet been delivered to you, you may not tender the undelivered Ordinary Shares underlying these free shares into the Offer. Under French law, AAA is unable to legally accelerate the delivery date in order to allow such tender. Two alternatives will be made available to you:

  •
  Cash-Out Option:  You may choose to give up your free share rights in exchange for a cash payment by Purchaser equal to the Ordinary Share Offer Price for every free share right that you give up, subject to and payable upon successful completion of the Offer. This means that you irrevocably give up your right to receive the free shares, but receive a cash payment instead. For tax reasons, this alternative is not open to persons who are U.S. taxpayers; or

  •
  Liquidity Mechanism:  Parent and AAA have agreed to provide, immediately following expiration of the Offer (including completion of the Subsequent Offer Period), a "liquidity mechanism" that will allow you to sell your undelivered Ordinary Shares underlying these free shares to Purchaser as soon as they are delivered and free from any applicable holding period. The liquidity mechanism is described below. Please note that if you choose this option, the continued employment condition in the relevant free share plan(s) will remain applicable to you until the originally scheduled delivery of the free shares (with some adaptations for U.S. taxpayers who are unable to participate).

  •
  Liquidity Mechanism:  Parent and AAA have agreed, immediately following the expiration of the Offer (including completion of the Subsequent Offer Period), to put in place a liquidity mechanism for those holders of:

  •
  free share rights that have not yet been delivered and who have not accepted the cancellation of their rights in exchange for cash, as described above;

  •
  free share rights that have not yet been delivered and who are U.S. taxpayers; and

  •
  free shares that have been delivered and are subject to a mandatory holding period.

        Pursuant to the liquidity mechanism, Purchaser and any participating holder would enter into a liquidity contract, pursuant to which Purchaser would agree to purchase the holder's free shares upon the request of the holder, and holder would agree to sell the holder's free shares to Purchaser upon the request of Purchaser, both options being limited in time, at a purchase price per free share equal to the Offer Price for Ordinary Shares multiplied by (i) the volume weighted average price of one Parent American Depositary Receipt on the New York Stock Exchange ("NYSE") over the 20 trading days preceding the relevant exercise date divided by (ii) the volume weighted average price of one Parent American Depositary Receipt on NYSE on the 20 trading days up to and including the Expiration Date.

        See "The Tender Offer—MoU; Other Agreements—(a) MoU—Treatment of Equity-Based Instruments."

Who should I call if I have questions about the Offer?

        Holders in the U.S. and Canada may call the Information Agent at its toll-free number (888) 750-5834. Holders outside the U.S. and Canada may call Lake Isle M&A Incorporated, a wholly-owned subsidiary of the Information Agent, at +44-20-7710-9960. Banks and brokers may call collect at (212) 750-5833. Holders may also contact the Information Agent in writing at its address at 501 Madison Avenue 20th Floor, New York, New York 10022. Material requests (only) may be made to the Information Agent by email (info@innisfreema.com). The Information Agent's contact information is also detailed on the back cover of this Offer to Purchase.

To the Holders of Ordinary Shares and ADSs Representing Ordinary Shares

of Advanced Accelerator Applications, S.A.:

INTRODUCTION

        Novartis Groupe France S.A., a société anonyme organized under the laws of France ("Purchaser"), is a direct and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland ("Parent"). Purchaser is offering to purchase all of the outstanding ordinary shares, nominal value €0.10 per share (each, an "Ordinary Share," and collectively, the "Ordinary Shares,") including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (each, an "ADS," and collectively, the "ADSs," and together with the Ordinary Shares, the "Company Shares"), of Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France ("AAA"), for U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (each such amount, the "Offer Price"), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see "The Tender Offer—Terms of the Offer—Consideration and Payment"), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the "Offer to Purchase") and in the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the "Ordinary Share Acceptance Form") and American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the "ADS Letter of Transmittal," and together with this Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the "Offer").

        The Offer is being made pursuant to the Memorandum of Understanding, dated as of October 28, 2017, by and between Parent and AAA, as amended by the First Amendment to the Memorandum of Understanding, dated as of December 5, 2017 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the "MoU"). The MoU is described in detail in "The Tender Offer—MoU; Other Agreements—(a) MoU." Under the terms of the MoU, the Offer is subject to the satisfaction or waiver of various conditions, including (i) that immediately prior to the expiration of the Offer, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Parent or Purchaser (if any), represents at least 80% of (a) all of the Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding (including any Ordinary Shares held in escrow), plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding, regardless of whether or not then vested, plus (c) any Ordinary Shares issuable pursuant to the BioSynthema Former Owners Arrangement (as defined in "The Tender Offer—MoU; Other Agreements—Other Covenants and Agreements") (such condition, the "Minimum Condition") (see "The Tender Offer—MoU; Other Agreements—Condition to Consummation of the Offer—Minimum Condition") and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (see "The Tender Offer—MoU; Other Agreements—(a) MoU—Regulatory Approvals"). In determining whether the Minimum Condition has been met, the aggregate amount of Ordinary Shares underlying stock options and warrants that have been exercised pursuant to the cashless exercise facility established with Banque Transatlantique S.A., (the "Facility Administrator") and for which instructions to tender such Ordinary Shares into the Subsequent Offer Period (as defined in "The Tender Offer—The Terms of the Offer—Subsequent Offer Period") have been received by the Facility Administrator and have not been withdrawn prior to the Expiration Date, will be included in the calculation of the number of Ordinary Shares validly tendered pursuant to the Offer. See "The Tender Offer—MoU; Other Agreements—(a) MoU—Treatment of Equity-Based Instruments" for a further description of the cashless exercise facility. The Offer is subject to other important conditions set forth in this Offer to Purchase (see "The Tender Offer—Conditions of the Offer"). The Offer is not subject to a financing condition.

        AAA has advised Parent that, as of December 1, 2017, 88,515,657 Ordinary Shares were issued and outstanding. As of November 20, 2017, 8,306,085 Ordinary Shares were issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights, or other rights to acquire Ordinary Shares then outstanding, regardless of whether or not then vested.

        In accordance with the terms of the BioSynthema Former Owners Arrangement, AAA is under the obligation to pay the former owners of BioSynthema Inc., as contingent consideration, shares having an aggregate market price of up to €4.6 million (U.S. $4.9 million), provided certain conditions are met, at market prices to be determined at the applicable date and to make a total cash payment of €0.75 million (U.S. $0.79 million) based on the same milestone conditions. Pursuant to the MoU, AAA has agreed to use its commercially reasonable efforts to obtain the consent of the former owners of BioSynthema to receive payment in cash for any consideration to be received by them pursuant to the BioSynthema Former Owners Arrangement, provided that Parent approves the amount and terms of such cash payment. The MoU is more fully described in "The Tender Offer—MoU; Other Agreements—(a) MoU."

        Following consummation of the Offer, to the extent legally permitted, Parent and Purchaser intend to de-list the ADSs from the NASDAQ Global Select Market ("NASDAQ"), to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and to suspend AAA's reporting obligations under Section 15(d) of the Exchange Act. Parent and Purchaser also intend to cause AAA to terminate the Deposit Agreement among AAA, The Bank of New York Mellon (the "ADS Depositary") and owners and holders of ADSs, dated as of November 10, 2015 (the "ADS Deposit Agreement") (see "The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations—NASDAQ Listing"). Parent and Purchaser are unable to implement a squeeze-out of minority shareholders following completion of the Offer under relevant Autorité des Marchés Financiers regulations, as such regulations apply only to companies with securities that are or have been listed on an EEA regulated market, or under French law, as such corporate action is not available. Parent and Purchaser may consider, from time to time following consummation of the Offer, options available under applicable law to acquire any remaining Company Shares, including through privately negotiated transactions or otherwise (see "The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations").

        On December 5, 2017, the Board of Directors of AAA (the "AAA Board") unanimously (a) determined that the transactions contemplated by the MoU, including the Offer, are (i) consistent with and will further the business objectives and goals of AAA, (ii) advisable and (iii) in the best interests of AAA, its shareholders, other stakeholders and its employees, (b) approved and adopted the transactions contemplated by the MoU, including the Offer and (c) determined, in accordance with its duties under applicable law, to recommend that all of AAA's shareholders support the Offer, accept the Offer and tender their Ordinary Shares (including Ordinary Shares represented by ADSs) into the Offer.

        A more complete description of the reasons for the AAA Board's approval of the transactions contemplated by the MoU, including the Offer, will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9") to be prepared by AAA and filed with the SEC and mailed to all AAA shareholders (including ADS holders) in connection with the Offer. All shareholders (including ADS holders) should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading "Background and Reasons for the Recommendation" of the Schedule 14D-9.

        Concurrently with the execution of the MoU, each member of the AAA Board and certain members of AAA's senior management, including Mr. Claudio Costamagna, Chairman of the AAA Board and Mr. Stefano Buono, Chief Executive Officer of AAA, in each case in their capacity as shareholders of AAA, as well as an AAA shareholder affiliated with a member of the AAA Board, have entered into an agreement with Parent (each, as amended by the First Amendment to the Tender and Support Agreements, dated as of December 6, 2017, a "Tender and Support Agreement" and, collectively, the "Tender and Support Agreements"), pursuant to which each has agreed to tender all of their Company Shares pursuant to the Offer upon the terms and conditions of such agreement and to support any corporate action necessary to consummate the Offer, and each member of the AAA Board has agreed to tender their resignation and support the appointment of Purchaser's replacement directors. See "The Tender Offer—MoU; Other Agreements—(c) Tender and Support Agreements."

        THIS OFFER TO PURCHASE AND THE ACCOMPANYING ORDINARY SHARE ACCEPTANCE FORM AND ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ THIS OFFER TO PURCHASE AND THE ORDINARY SHARE ACCEPTANCE FORM (IF YOU ARE A HOLDER OF ORDINARY SHARES) OR THE ADS LETTER OF TRANSMITTAL (IF YOU ARE A HOLDERS OF ADSs) IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.  Terms of the Offer

        The Offer is being made pursuant to the MoU by and between Parent and AAA. Under the MoU, subject to the satisfaction or waiver of certain conditions, among other things, Parent agreed to cause Purchaser, a direct and indirect wholly-owned subsidiary of Parent, to commence a tender offer for all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, of AAA on the terms and subject to the conditions described therein.

        For a summary of the principal terms, conditions and covenants of the Offer, see "The Tender Offer—MoU; Other Agreements." Please also see "The Tender Offer—Background of the Offer; Past Contacts or Negotiations with AAA" for further information.

Consideration and Payment

        In this Offer to Purchase, we are offering to pay U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (which reflects twice the price offered per Ordinary Share, since each ADS represents two Ordinary Shares) (each such amount, the "Offer Price"), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable. No fraction of Ordinary Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Ordinary Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the Offer Price for Ordinary Shares or ADSs pursuant to the Offer.

        In the event that between the date of the MoU and the time that Purchaser accepts for payment and pays for any Company Shares tendered pursuant to the Offer (the "Offer Acceptance Time") the number of outstanding Ordinary Shares and/or ADSs is changed by reason of any share dividend, subdivision, reclassification, split, reverse split, combination or exchange of shares, or AAA resolves to pay any dividend or make any other distribution to its security holders or shareholders, in each case with a record date before the Offer Acceptance Time, then the Offer Price will be adjusted to provide to the holder of Ordinary Shares and ADSs the same economic effect that was contemplated by the MoU prior to such event.

Initial Offer Period

        The Offer will commence on December 7, 2017, and will expire at 12:00 midnight, New York City time, on January 19, 2018 (which is the end of the day on January 19, 2018), unless extended (the latest time and date at which the Offer will expire is referred to as the "Expiration Date"). We refer to such period from the commencement of the Offer to (and including) the Expiration Date as the initial offer period. We will accept for payment any Ordinary Shares or ADSs that are validly tendered and not properly withdrawn before 12:00 midnight, New York City time, on the Expiration Date. If you hold your Ordinary Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Holders of Ordinary Shares and ADSs are responsible for determining and complying with any applicable cut-off times and dates.

Extension

        Subject to the terms of the MoU and applicable law, the period during which the Offer remains open may be extended at any time and from time to time.

        Pursuant to the MoU, unless the Offer is terminated in accordance with the MoU, we will extend the Offer for one or more successive periods of not more than ten business days each if, at the otherwise-scheduled Expiration Date, any of the conditions to the Offer set forth in the MoU and described in "The Tender Offer—Conditions of the Offer" (other than conditions that, by their nature, are to be satisfied immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs) are not satisfied or, to the extent legally permitted, waived by Parent in order to permit the satisfaction of such conditions; provided that any extension of the Offer does not extend past the earlier of (i) the termination of the MoU pursuant to its terms, or (ii) April 30, 2018 (the "Outside Date"). However, if, as of any then-scheduled Expiration Date, all of the conditions to the Offer other than the conditions with respect to obtaining all regulatory approvals pursuant to the MoU (see "The Tender Offer—Legal Matters; Required Regulatory Approvals") have been satisfied (other than conditions that, by their nature, are to be satisfied at the time immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs), or waived by Parent or us to the extent legally permitted, either Parent or AAA may extend the Outside Date until July 30, 2018 by written notice to the other party.

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will promptly disseminate such change or waiver to all shareholders of AAA (including ADS holders) in a manner reasonably designed to inform them of such change or waiver and extend the Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of the Ordinary Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. We understand that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

        Purchaser will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ.

        All holders of the Ordinary Shares or ADSs that validly tender, and do not withdraw, their Company Shares into the Offer prior to the expiration of the Offer, will receive the same price per Ordinary Share or ADSs, as applicable, regardless of whether they tendered before or during any extension period of the Offer.

        In the event of an extension, all of the Ordinary Shares or ADSs validly tendered into and not properly withdrawn from the Offer will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Ordinary Shares or ADSs previously tendered.

        If we extend the Offer, we will notify Banque Transatlantique S.A. (the "Ordinary Shares Agent") and The Bank of New York Mellon (the "ADS Tender Agent") and we will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offer.

Subsequent Offer Period

        After the Expiration Date, if all of the conditions to the Offer have been satisfied (including the Minimum Condition) or, to the extent legally permitted, waived by the Expiration Date, we will provide for a subsequent offering period of at least three business days during which tenders of Ordinary Shares and ADSs will be accepted (the "Subsequent Offer Period"). When we commence the Subsequent Offer Period, we will inform the Ordinary Shares Agent and the ADS Tender Agent of that fact, and will issue a press release announcing the Subsequent Offer Period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Subsequent Offer Period will commence on the same day that the press release is issued. The Subsequent Offer Period would not be an extension of the Offer pursuant to this Offer to Purchase. The Subsequent Offer Period would be an additional period of time during which holders will be able to tender Ordinary Shares and ADSs not previously tendered into the Offer.

        Holders of Ordinary Shares or ADSs tendering into the Subsequent Offer Period will receive the same price per Ordinary Share and ADS, respectively, as will be paid in the initial offer period pursuant to this Offer to Purchase. Purchaser will not pay any interest on the purchase price for Ordinary Shares or ADSs tendered during the initial offer period or the Subsequent Offer Period. The procedures for guaranteed delivery, as described in "The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures," may not be used during any Subsequent Offer Period.

Withdrawal Rights

        The Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Ordinary Shares or ADSs, in accordance with the procedures set forth in "The Tender Offer—Withdrawal Rights," before 12:00 midnight, New York City time, on the Expiration Date.

        Under the U.S. securities laws, no withdrawal rights will apply to Ordinary Shares or ADSs tendered during the Subsequent Offer Period and no withdrawal rights will apply during the Subsequent Offer Period with respect to Ordinary Shares and ADSs tendered into the Offer during the initial offer period that have been accepted for payment.

Conditions to the Offer

        The Offer is subject to the satisfaction or waiver of various conditions, including (i) the Minimum Condition (see "The Tender Offer—MoU; Other Agreements—Condition to Consummation of the Offer—Minimum Condition") and (ii) the expiration or termination of the applicable waiting period under the HSR Act (see "The Tender Offer—MoU; Other Agreements—(a) MoU—Regulatory Approvals").

        The funds necessary for the payment of all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs and all outstanding Ordinary Shares issuable upon the exercise of outstanding options and warrants, that may be tendered into the Offer would be approximately U.S. $3,969,691,422. Parent will provide us with sufficient funds to purchase all validly tendered Ordinary Shares and ADSs in the Offer that have not been properly withdrawn. Parent intends to finance the Offer with funds from debt issuances under short-term funding programs and existing liquidity. The Offer is not subject to a financing condition. For a summary of the conditions and financing of the Offer see "The Tender Offer—Conditions of the Offer" and "The Tender Offer—Source and Amount of Funds."

2.  Acceptance for Payment and Payment

        Purchaser is offering to pay U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS, in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see "The Tender Offer—Terms of the Offer—Consideration and Payment"), upon the terms and subject to the conditions set forth in this Offer to Purchase, and in the accompanying Ordinary Share Acceptance Form or ADS Letter of Transmittal and other related materials, as applicable.

        Under no circumstances will any interest be paid by us on the Offer Price for Ordinary Shares or ADSs tendered pursuant to the Offer, regardless of any delay in making such payments. No fraction of an Ordinary Share or ADS will be purchased from any holder and all payments to tendering holders of the Ordinary Shares or ADSs pursuant to the Offer will be rounded to the nearest whole cent.

        Upon the satisfaction, or to the extent legally permitted, waiver of the conditions set forth in "The Tender Offer—Conditions of the Offer" and the accompanying Ordinary Share Acceptance Form and ADS Letter of Transmittal, Purchaser will accept for payment all of the Ordinary Shares and ADSs validly tendered, and not properly withdrawn, before 12:00 midnight, New York City time, on the Expiration Date, and will pay for such Ordinary Shares and ADSs promptly after the Expiration Date. Purchaser will accept for payment and promptly pay for all of the Ordinary Shares and ADSs validly tendered as they are received during the Subsequent Offer Period. In all cases, payment for Ordinary Shares and ADSs accepted for payment pursuant to the Offer will be made only after timely receipt of the required documents by the Ordinary Shares Agent or ADS Tender Agent, as applicable, in accordance with the procedures set forth in "The Tender Offer—Procedures for Tendering into the Offer."

        If you are a holder of record of Ordinary Shares, you will receive a wire payment from the Ordinary Shares Agent for an amount equal to the aggregate Offer Price of your tendered Ordinary Shares that we have accepted for payment. If you are a registered holder of ADSs, you will receive a check or wire payment (at your option), in U.S. dollars, from the ADS Tender Agent for an amount equal to the aggregate Offer Price of your tendered ADSs that we have accepted for payment. If you elect to have your funds wire transferred, a processing fee of $100 ($200 foreign) will be deducted from your proceeds. If you are a registered holder of ADSs who is subject to withholding taxes in France, you will receive a wire payment from the Ordinary Shares Agent, in U.S. dollars, into your account with the Ordinary Shares Agent which you will have opened in connection with tendering your ADSs into the Offer, for an amount equal to the aggregate ADS Offer Price of your tendered ADSs that Purchaser has accepted for payment. If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit the Depository Trust Company (the "DTC") for allocation by DTC to your broker or other securities intermediary, with an amount, in U.S. dollars, equal to the aggregate Offer Price of your tendered ADSs, as applicable, that we have accepted for payment.

        All payments will be subject to any withholding taxes that may be applicable. See "The Tender Offer—Terms of the Offer—Consideration and Payment."

        For your validly tendered Ordinary Shares or ADSs, you will receive the Offer Price in U.S. dollars.

        If, for any reason, any Ordinary Shares or ADSs tendered by holders are not purchased in the Offer, or if any American Depositary Receipts ("ADRs") evidencing ADSs are submitted for more ADSs than the holder intended to tender, the Ordinary Shares and ADSs that are not tendered or purchased will be returned, without expense to the tendering holder, as promptly as practicable following the expiration or termination of the Offer. If, for any reason, any Ordinary Shares or ADSs tendered by book-entry transfer are not purchased in the Offer, such Ordinary Shares or ADSs will be credited to the account of the tendering party, without expense to the tendering holder, as promptly as practicable following the expiration or termination of the Offer.

3.  Procedures for Tendering into the Offer

Tender of Ordinary Shares

        The Ordinary Shares Agent has been appointed by Parent to act as the centralizing, paying and transfer agent for Ordinary Shares in connection with the Offer. If you are a holder of Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Ordinary Shares into the Offer, you should deliver a properly completed Ordinary Share Acceptance Form, and all other documents required by the Ordinary Share Acceptance Form, to the Ordinary Shares Agent, in accordance with the "AAA Shareholder or LTI Plan Participant Tender Participation Guide" provided by the Ordinary Shares Agent, to be received prior to 12:00 midnight, New York City time, on the Expiration Date. If you hold Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Ordinary Shares you wish for it to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 12:00 midnight, New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

        DO NOT DELIVER ANY DOCUMENTS TO AAA, PARENT, PURCHASER, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE ADS TENDER AGENT. DELIVERY OF THE ORDINARY SHARE ACCEPTANCE FORM OR ANY OTHER REQUIRED DOCUMENTS TO AAA, PARENT, PURCHASER, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE ADS TENDER AGENT DOES NOT CONSTITUTE A VALID TENDER.

Tender of ADSs

        Any ADS holder that intends to accept the Offer for all or any portion of such holder's ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.

  Registered Holders of ADRs Evidencing ADSs

        If you are a registered holder of ADRs evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from Innisfree M&A Incorporated (the "Information Agent"), and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with the ADRs evidencing ADSs that you intend to tender, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 12:00 midnight, New York City time, on the Expiration Date. Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents, to AAA, Parent, Purchaser, the Information Agent or the Ordinary Shares Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a "Medallion Guarantee").

  Registered Holders of Uncertificated ADSs

        If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, which is The Bank of New York Mellon, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and timely deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before 12:00 midnight, New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

  ADSs Held through a Broker or Other Securities Intermediary in The DTC System

        If you hold ADSs through a broker or other securities intermediary in the DTC system, you should promptly contact your broker or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the Offer, the ADSs must be tendered by your securities intermediary before 12:00 midnight, New York City time, on the Expiration Date. Further, before 12:00 midnight, New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent's Message.

        The term "Agent's Message" means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 12:00 midnight, New York City time, on the Expiration Date, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

        If you are unable to perform the procedures described above before 12:00 midnight, New York City time, on the Expiration Date, you may still be able to tender your ADSs into the Offer in accordance with the procedures for guaranteed delivery that we are making available (see "The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures").

        The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the ADS Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        DO NOT DELIVER ANY DOCUMENTS TO AAA, PARENT, PURCHASER, THE INFORMATION AGENT OR THE ORDINARY SHARES AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO AAA, PARENT, PURCHASER, THE INFORMATION AGENT OR THE ORDINARY SHARES AGENT DOES NOT CONSTITUTE A VALID TENDER.

  Surrendering ADSs for Ordinary Shares in order to Tender Ordinary Shares into the Offer

        As an alternative to tendering ADSs into the Offer, an ADS holder may surrender its ADSs, withdraw the Ordinary Shares from the ADS program in which they are deposited and participate directly in the Offer as a holder of Ordinary Shares. The ADS holder should call the ADS Depositary at (212) 815-2721, (212) 815-2783 or (212) 815-2231 or email the ADS Depositary at NYDRSettlements@bnymellon.com to surrender to the ADS Depositary the ADSs representing Ordinary Shares that it wishes to tender into the Offer, pay a fee to the ADS Depositary in the amount of U.S. $5.00 per 100 ADSs or portion thereof for the surrender of those ADSs, and pay any taxes or governmental charges or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the ADS Deposit Agreement. These procedures could take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures

        Guaranteed delivery procedures are only available for ADSs tendered into the Offer and not for Ordinary Shares. If you wish to tender ADSs pursuant to this Offer to Purchase, but cannot deliver such ADSs and all other required documents to the ADS Tender Agent before 12:00 midnight, New York City time, on the Expiration Date, you may nevertheless tender such ADSs if all of the following conditions are met:

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  the tender is made through a member firm of a national securities exchange registered with the SEC or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (each, an "Eligible Institution");

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  the ADS Tender Agent receives a properly completed and duly executed Notice of Guaranteed Delivery accompanying this Offer to Purchase from an Eligible Institution, before 12:00 midnight, New York City time, on the Expiration Date, which must be substantially in the form we have provided, setting forth your name and address, and the amount of the ADSs that you are tendering, and stating that the tender is being made by Notice of Guaranteed Delivery, which may be delivered by email attachment to the ADS Tender Agent; and

  •
  the ADS Tender Agent receives within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery (but in any event no later than two NASDAQ trading days following the Expiration Date), a properly completed and duly executed ADS Letter of Transmittal, the ADRs for all of the physically tendered ADSs, in proper form for transfer, or a book-entry confirmation of tender of such ADSs through the DTC system, including delivery to the ADS Tender Agent of the Agent's Message instead of an ADS Letter of Transmittal, as applicable, with any required signature guarantees and any other document required by the ADS Letter of Transmittal.

        The procedures for guaranteed delivery described in this Offer to Purchase may not be used during any Subsequent Offer Period.

Signature Guarantees

        Signatures on an ADS Letter of Transmittal or notice of withdrawal, as applicable, must be guaranteed unless you either:

  •
  are the registered holder of ADSs and have not completed the box entitled "Special Transfer Instructions" or "Special Mailing Instructions" on the ADS Letter of Transmittal; or

  •
  are tendering ADSs for the account of an Eligible Institution.

        If you are not the registered holder of the ADSs you are tendering, the ADRs you deliver must be endorsed for transfer by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature of the registered holder on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.

        If signatures on an ADS Letter of Transmittal or ADR must be guaranteed, the signature on a corresponding notice of withdrawal would also have to be guaranteed.

Tender Constitutes an Agreement

        The tender of Ordinary Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering security holder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance for payment of the Ordinary Shares or ADSs tendered pursuant to the Offer will constitute a binding agreement between Purchaser and the tendering security holder, upon the terms and subject to the conditions of the Offer.

Matters Concerning Validity, Eligibility and Acceptance

        All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Ordinary Shares or ADSs, including questions as to the proper completion or execution of any Ordinary Share Acceptance Form, ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Ordinary Shares or ADSs, will be determined by us, in our sole discretion. We reserve the absolute right to waive any defect or irregularity in any tender of Ordinary Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Ordinary Shares or ADSs. No tender of Ordinary Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. We also reserve the absolute right to reject any or all tenders of Ordinary Shares and ADSs determined by us not to be in proper form or for which acceptance for payment or payment may be unlawful. None of Parent, Purchaser, the Information Agent, the Ordinary Shares Agent, the ADS Depositary, the ADS Tender Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including those in any Ordinary Share Acceptance Form, ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents) and as to the proper form for transfer of any Ordinary Shares or ADSs will be final and binding to the full extent permitted by law.

        THE METHOD OF DELIVERY OF THE ORDINARY SHARES AND ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF SUCH ORDINARY SHARES AND ADSs, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE ORDINARY SHARES AGENT OR ADS TENDER AGENT, AS APPLICABLE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER, PROPERLY INSURED, IS RECOMMENDED FOR ORDINARY SHARES OR ADRs EVIDENCING ADSs SENT BY MAIL.

        If you are in any doubt about the procedure for tendering Ordinary Shares or ADSs into the Offer, please contact the Information Agent at its address and telephone numbers, as they appear on the back cover of this Offer to Purchase.

Representations and Agreements With Respect to Tenders

        Each holder of the Ordinary Shares and ADSs, by tendering its securities into the Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder's personal representatives, heirs, successors and assigns) as follows:

  •
  that it has the full power and authority to tender and assign the Ordinary Shares or ADSs tendered, and that our acceptance for payment of the Ordinary Shares or ADSs tendered pursuant to the Offer will constitute a binding agreement containing the terms and conditions of the Offer, as between us and the tendering security holder;

  •
  that the tendering of its Ordinary Shares or ADSs, and the execution of the Ordinary Share Acceptance Form or the ADS Letter of Transmittal, as applicable, shall constitute: (i) an acceptance of the Offer in respect of the number of Ordinary Shares or ADSs identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Ordinary Shares or ADSs and (iii) an acknowledgment that each such holder's acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn such acceptance;

  •
  that the Ordinary Shares or ADSs in respect to which the Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Ordinary Shares and ADSs have been accepted for purchase in accordance herewith;

  •
  that the tendering of its Ordinary Shares or ADSs, and the execution of the Ordinary Share Acceptance Form or the ADS Letter of Transmittal, as applicable, constitutes the irrevocable appointment of the Ordinary Shares Agent or ADS Tender Agent, as applicable, and its directors and agents as such holder's attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those Ordinary Shares or ADSs validly tendered and not withdrawn, in our name or in the name of such other person(s) as Purchaser may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such Ordinary Shares or ADSs, to transfer the tendered ADSs in the DTC system, to request a registration of transfer of the ADSs on the books of the ADS Depositary or to surrender the ADSs to the ADS Depositary for the purpose of withdrawal and delivery of the underlying Ordinary Shares, in each case to or as instructed by us, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the Offer, and to vest title to the Ordinary Shares or ADSs in us or our nominees as aforesaid;

  •
  that the tendering of its Ordinary Shares, and the execution of the Ordinary Share Acceptance Form, constitutes, subject to the tendering holder of the Ordinary Shares not having withdrawn its tender, an irrevocable authority and request (i) to AAA and its directors, officers and agents, to cause the registration of the transfer of the Ordinary Shares pursuant to the Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees and (ii) to us or our agents, to act upon any instructions with regard to notices and payments that have been recorded in the records of AAA regarding such holder's Ordinary Shares;

  •
  that this "The Tender Offer—Procedures for Tendering into the Offer—Representations and Agreements With Respect to Tenders" section shall be incorporated in and form part of the Ordinary Share Acceptance Form or ADS Letter of Transmittal, as applicable; and

  •
  that it agrees to ratify each and every act or thing which may be done or effected by us, Parent or any of our directors or agents, or AAA or its agents, as applicable, in the proper exercise of the power and authorities of any such person.

Backup United States Federal Income Tax Withholding

        To avoid backup withholding of U.S. federal income tax, each tendering holder that is a U.S. person for U.S. federal income tax purposes should provide a properly completed IRS Form W-9 that is signed under penalties of perjury, and which includes the holder's correct Taxpayer Identification Number ("TIN") (which generally is the holder's social security or federal employer identification number), or should otherwise establish an exemption from backup withholding. An IRS Form W-9 is included in the Ordinary Share Acceptance Form and ADS Letter of Transmittal. In addition to potential penalties, failure to provide the correct information on IRS Form W-9 may subject the tendering holder to backup U.S. federal income tax withholding (currently at a rate of 28%) on the payment of the purchase price made to such holder. If the tendering holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such holder should write "Applied For" in the space provided for the TIN in Part I of the IRS Form W-9, and sign and date the IRS Form W-9. If "Applied For" is written in Part I, the Ordinary Shares Agent, ADS Tender Agent or

applicable withholding agent will withhold the applicable backup withholding amount from any payments of the purchase price to such holder until a TIN is provided. A tendering holder that is not a U.S. person may establish such holder's exemption from backup withholding by submitting to the applicable withholding agent a properly completed IRS Form W-8, as applicable (which the Ordinary Shares Agent or ADS Tender Agent, as applicable, will provide upon request and which may be obtained from the IRS at its Internet website: www.irs.gov), signed under penalties of perjury, attesting to that shareholder's non-U.S. status. Such non-U.S. person should consult a tax advisor to determine which form is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a tendering shareholder may be refunded or credited against such shareholder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

4.  Withdrawal Rights

        Tenders of Ordinary Shares or ADSs made pursuant to the Offer are irrevocable except as otherwise provided in this "The Tender Offer—Withdrawal Rights" section.

        You may withdraw your tender of Ordinary Shares or ADSs at any time before 12:00 midnight, New York City time, on the Expiration Date. Unless we have accepted your Ordinary Shares or ADSs for payment as provided in the Offer, you may also withdraw your tendered Ordinary Shares or ADSs at any time after February 5, 2018.

        For a withdrawal to be effective, you must (i) have previously tendered your Ordinary Shares or ADSs, as applicable, (ii) if such tender was in registered form, subsequently deliver a properly completed and duly executed written notice of withdrawal to the Ordinary Shares Agent or ADS Tender Agent, as applicable, at the address listed on the back cover of this Offer to Purchase, and (iii) if such tender was made by your broker or other securities intermediary on your behalf, instruct that your securities intermediary make the withdrawal by contacting the Ordinary Shares Agent or ADS Tender Agent, or in accordance with the procedures of DTC, as applicable.

        The notice of withdrawal must be received before 12:00 midnight, New York City time, on the Expiration Date, or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable. Any notice of withdrawal must specify:

  •
  the name of the person who tendered Ordinary Shares or ADSs to be withdrawn;

  •
  the number of Ordinary Shares or ADSs to be withdrawn; and

  •
  the name of the registered holder of Ordinary Shares or ADSs to be withdrawn, if different from that of the person who tendered such Ordinary Shares or ADSs.

        If you have delivered ADRs evidencing your ADSs to the ADS Tender Agent then, in order for the ADRs to be released, you must also:

  •
  submit the serial number shown on the particular ADR tendered evidencing the ADSs to be withdrawn; and

  •
  have the signature on the notice of withdrawal guaranteed by an Eligible Institution, if the original ADS Letter of Transmittal required a signature guarantee.

        You may not rescind a notice of withdrawal, and withdrawn Ordinary Shares or ADSs will not be validly tendered for purposes of the Offer. However, you may re-tender withdrawn Ordinary Shares or ADSs at any time before 12:00 midnight, New York City time, on the Expiration Date by following the procedures for tendering described above in "The Tender Offer—Procedures for Tendering into the Offer."

        No withdrawal rights will apply to Ordinary Shares or ADSs tendered during a Subsequent Offer Period and no withdrawal rights apply during a Subsequent Offer Period with respect to Ordinary Shares or ADSs tendered into the Offer and accepted for payment.

        All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of AAA, Parent, Purchaser, the Information Agent, the Ordinary Shares Agent, the ADS Depositary, the ADS Tender Agent or any other person, is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Tax Considerations

Material U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. holders (as defined below) whose Company Shares are tendered and accepted for payment pursuant to the Offer. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Company Shares. The discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and administrative and judicial rulings, all of which are subject to change or varying interpretation, possibly with retroactive effect.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Company Shares that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Company Shares, you should consult your tax advisor as to the tax consequences to you of the Offer.

        This discussion assumes that a U.S. holder holds all of its Company Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the Offer. The following does not address all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or holders that may be subject to special rules (including, without limitation, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, partnerships or other pass-through entities or investors therein, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders that hold Company Shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Company Shares pursuant to the exercise of employee stock options or otherwise as compensation or holders that actually or constructively own more than 10% of the voting shares of AAA). In addition, this discussion does not address any aspect of non-U.S., state, local, estate, gift or other tax law, or the Medicare tax on net investment income that may be applicable to a holder.

        The tax consequences of the Offer depend on the holder's particular tax situation. Holders are strongly urged to consult their tax advisors to determine the applicability of the rules discussed below and the particular tax consequences to them of the Offer in light of their particular circumstances, including the application and effect of any U.S. federal, state or local and non-U.S. tax laws and of changes to such laws.

Holders of the ADSs

        Under general U.S. federal income tax principles, a U.S. holder of the ADSs should be treated as the beneficial owner of the corresponding number of Ordinary Shares held by the ADS depositary.

Tender of Company Shares Pursuant to the Offer

        The exchange of Company Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who sells Company Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Company Shares and the U.S. holder's adjusted tax basis in the Company Shares sold pursuant to the Offer. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer. Subject to the passive foreign investment company ("PFIC") rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder's holding period for such Company Shares is more than one year at the time of consummation of the Offer. Long-term capital gains recognized by a non-corporate U.S. holder (including an individual) generally will be eligible for preferential U.S. federal income tax rates. Certain limitations apply to the deductibility of a U.S. holder's capital losses. Any gain or loss generally will be U.S.-source.

Passive Foreign Investment Company Rules

        A U.S. holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Company Shares pursuant to the Offer if AAA was classified as a PFIC for any taxable year during which such U.S. holder held Company Shares and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (1) 75% or more of its gross income constitutes "passive income" or (2) 50% or more of the average quarterly value of its assets produce, or are held for the production of, "passive income." For this purpose, "passive income" is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains.

        AAA has stated in its Annual Report on Form 20-F for the financial year ended December 31, 2016 filed with the SEC on March 29, 2017 (the "2016 Annual Report"), that it believes that it was not a PFIC for U.S. federal income tax purposes for its taxable year ending December 31, 2016. However, as stated by AAA in the 2016 Annual Report, because PFIC status depends upon the composition of a company's income and assets and the market value of its assets, including goodwill which is based, in part on the trading price of the ADSs, there can be no assurance that AAA will not be considered a PFIC for any taxable year.

        If AAA were treated as a PFIC for any taxable year during which a U.S. holder held Company Shares, certain adverse consequences could apply to the U.S. holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election). Specifically, gain recognized by a U.S. holder on the tender of its Company Shares pursuant to the Offer would be allocated ratably over the U.S. holder's holding period for the Company Shares. The amounts allocated to the taxable year of the exchange and to any year before AAA was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. holder that held Company Shares during any year in which AAA was a PFIC, even if AAA is not a PFIC in the year in which the U.S. holder tendered the Company Shares pursuant to the Offer. U.S. holders should consult their tax advisors regarding (i) the tax consequences that would arise if AAA were treated as a PFIC for any year and (ii) any applicable information reporting requirements.

Information Reporting and Backup Withholding

        Information reporting to the IRS may apply to payments made to a U.S. holder whose Company Shares are purchased in the Offer, which reporting may include a description of the transaction, the name and address of the U.S. holder, and the amount of cash transferred to the U.S. holder. In addition, an information return may be required to be provided to each U.S. holder setting forth required information relating to the Offer with respect to such U.S. holder. Payments made pursuant to the Offer may be subject to backup U.S. federal income tax withholding (currently at a rate of 28%), unless certain information is provided or an exemption applies (see "The Tender Offer—Procedures for Tendering into the Offer"). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

        Holders are urged to consult their tax advisors with respect to the specific tax consequences to them of participating in the Offer in light of their particular circumstances, including U.S. federal, state and local and non-U.S. tax consequences.

Material French Tax Considerations

        The following is a summary of the material French income tax consequences of the Offer to French holders (as defined below) whose Company Shares are tendered and accepted for payment pursuant to the Offer. This discussion is for general information only and does not purport to consider all aspects of French income tax that are relevant to holders of Company Shares. This discussion is based on current provisions of the French tax law (the "French Tax Code"), regulations and rulings published by the French tax authorities, as construed by case law, the current draft of the Finance Bill for 2018 and the current draft of the Social Security Finance Bill for 2018, which should be enacted by the French parliament at the end of the year 2017. All of these are subject to change or varying interpretation, possibly with retroactive effect.

        For purposes of this discussion, the term "French holder" is a beneficial owner of Company Shares that is, for French tax purposes:

  •
  a tax resident of France for the purposes of French tax law and any relevant tax treaty signed by France; and

  •
  who does not have a permanent establishment or fixed base outside France to which the Ordinary Shares or ADSs are registered or with which they may be connected.

French Holders That Are Individuals

        The sale of Ordinary Shares or ADSs in the Offer will be a taxable transaction for French tax purposes.

        Based on the Draft Bill of Finance for 2018, capital gains realized by a French holder who is an individual (a "French individual holder") with respect to Ordinary Shares or ADSs in the Offer should be subject to a flat tax of 30%, consisting of a 12.8% income tax and social contributions of 17.2%.

        As an alternative to the 12.8% income tax, the French individual holder may opt to be subject to the personal income tax at progressive rates on the capital gains realized on Ordinary Shares or ADSs, after application, as regards the Ordinary Shares, of an allowance of 50% (if the French holder has held the Ordinary Shares between two and eight years) or 65% (for a holding period over eight years). In this case, the social contributions due on capital gains will remain 17.2%, but 6.8% would be deductible from the global income of the French individual holder for French personal income tax purposes. The option would apply to all income from securities received by the French individual holder in a given year.

        For both personal income tax and social contributions purposes, capital losses realized with respect to the sale of Ordinary Shares or ADSs in the Offer, if any, will be deductible from capital gains of a similar nature realized in the same year or in the following ten years.

        In addition, capital gains may be subject to the contribution on high income. This contribution is based on the reference taxable income of the fiscal household as defined in Article 1417, IV, 1° of the French Tax Code, which comprises, in particular, the gross amount of capital gains (before deduction of the allowance for the holding period) received by such French individual holder.

        This contribution is levied:

  •
  at the rate of 3% on the fraction of the reference taxable income between €250,000 and €500,000 for taxpayers who are single, widowed, separate or divorced, and between €500,000 and €1,000,000 for taxpayers subject to joint taxation; and

  •
  at the rate of 4% for the fraction of the reference taxable income above €500,000 for taxpayers who are single, widowed, separate or divorced, and above €1,000,000 for taxpayers subject to joint taxation.

French Holders That Are Legal Entities Subject to French Corporate Income Tax

        Capital gains on Ordinary Shares or ADSs, if any, will be subject to corporate income tax at the standard rate of 28% up to €500,000 and 33. 1/3% on any excess plus, as the case may be, a 3.3% social tax applicable to the amount of corporate income tax less an allowance which may not exceed €763,000 per 12-month period. The capital losses, if any, will in principle be deductible from the taxable income of the French holder subject to corporate income tax at the standard rate.

        Certain small and medium corporations may benefit from reduced corporate income tax rates (15% or 28%) on a portion of their profits and from an exemption from the 3.3% social tax.

        In addition, net long-term capital gains realized on the sale of equity securities (titres de participation) which fall within the scope of the definition provided in the following paragraph and which have been held at least two years are exempt from French corporate income tax (including the 3.3% social tax), except for a portion of the capital gains equal to 12% of the gross amount of the capital gains.

        For the purposes of the preceding paragraph, equity securities (titres de participation) are shares that are considered equity securities for French accounting purposes and, under certain conditions, shares acquired pursuant to a public tender or exchange offer by a company initiating such an offer, as well as securities that are eligible for the parent-subsidiary tax regime provided for in articles 145 and 216 of the French Tax Code, except for securities in predominantly real estate companies.

Non-French Holders

        According to Article 244 bis B and C of the French Tax Code, subject to the provisions of applicable international tax treaties, any capital gain realized from the transfer of Ordinary Shares or ADSs in the context of the Offer by persons who are not tax residents of France within the meaning of Article 4 B of the French Tax Code (i.e., natural persons who do not have their home or their main place of residence in France; who do not carry on their main professional activity in France, either as a self-employed person; or as an employee, and who do not have the centre of their main interests in France), or (ii) whose registered office is located outside France, will not be, in principle, subject to French income tax unless either (A) these persons carry on a professional activity in France through a permanent establishment or a fixed base in France to which their Company Shares are related, or (B) they have held, at any time during the five years preceding the transfer, directly or indirectly, alone or with related individuals, more than 25% of the rights to the profits of AAA. However, capital gains of persons or entities who are residents of, established in or incorporated in Non Cooperative States or Territories ("NCST") within the meaning of Article 238-0 A of the French Tax Code, will be taxed at a flat rate of 75%, regardless of the percentage they hold in AAA, subject to the provisions of applicable international tax treaties. A list of the NCST is published in a French Ministerial Decree and updated annually.

        This information is only a summary of the applicable French Tax Code rules, and is given as a general guideline. Holders are strongly urged to consult their tax advisors to determine the applicability of the rules discussed and the particular tax consequences of the Offer to them in light of their particular circumstances (such as circumstances in which you have received Ordinary Shares upon exercise of stock options or you have received Ordinary Shares pursuant to a free share plan), including tax return reporting requirements, the application and effect of any French tax laws and the effect of any proposed changes in the tax laws.

6.  Price Range of the ADSs

        The ADSs are listed and traded on NASDAQ under the symbol "AAAP." NASDAQ is the principal trading market for the ADSs. The following table sets forth, for the periods indicated, the intraday high and low trading prices per ADS on NASDAQ as reported by published financial sources:

	High		Low
Fiscal 2015
Fourth Quarter	U.S. $	32.92	U.S. $	18.00
Fiscal 2016
First Quarter	U.S. $	39.66	U.S. $	20.53
Second Quarter		38.06		27.12
Third Quarter		38.96		29.69
Fourth Quarter		39.61		23.50
Fiscal 2017
First Quarter	U.S. $	40.92	U.S. $	26.60
Second Quarter		40.03		35.11
Third Quarter		67.95		37.63
Fourth Quarter (through December 6, 2017)		81.75		64.71

        On October 27, 2017, the last full trading day prior to the announcement of the execution of the MoU, the reported closing sale price on NASDAQ for the ADSs was U.S. $72.91 per ADS. On December 6, 2017, the last full trading day prior to the commencement of the Offer, the reported closing sale price on NASDAQ for the ADSs was U.S. $81.46 per ADS. Each ADS represents two Ordinary Shares. All shareholders (including ADS holders) are urged to obtain current market quotations for the ADSs before deciding whether to tender their Company Shares.

        There is no separate trading market for Ordinary Shares. Under the ADS Deposit Agreement, a holder of Ordinary Shares may receive ADSs by (i) depositing such holder's Ordinary Shares with the Paris office of BNP Paribas Securities Services S.C.A., the custodian for The Bank of New York Mellon, the depositary for the ADSs, (ii) paying to The Bank of New York Mellon a fee of $5.00 (or less) per 100 ADSs (or portion of 100 ADSs) issued to such holder, and (iii) paying all taxes, governmental charges and other fees payable under the ADS Deposit Agreement in connection with the deposit of the Ordinary Shares.

7.  Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations

Possible Effects of the Offer on the Market for ADSs

        The de-listing of the ADSs or the absence of an active trading market for ADSs could reduce the liquidity and market value of the ADSs. Additionally, AAA may no longer be eligible to maintain an SEC registered ADS program or a listing with NASDAQ.

        Upon the consummation of the Offer, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:

  •
  the number of holders of ADSs and the number of ADSs in public ownership;

  •
  the aggregate market value of the Ordinary Shares and ADSs in public ownership;

  •
  the trading volume of the remaining ADSs on NASDAQ;

  •
  whether securities firms remain interested in maintaining a market in ADSs or providing research on AAA;

  •
  the intended de-listing of the ADSs from NASDAQ;

  •
  the intended suspension of AAA's disclosure and reporting obligations and further duties to provide information under applicable securities laws and/or listing rules as a result of a possible de-listing;

  •
  the intended termination of registration of Ordinary Shares under the Exchange Act; and

  •
  the intended termination of the ADS Deposit Agreement.

NASDAQ Listing

        Promptly following consummation of the Offer, to the extent permitted by applicable law, we intend to cause AAA to de-list the ADSs from NASDAQ. Additionally, under NASDAQ rules, if AAA fails to meet certain criteria, the ADSs could be involuntarily de-listed from NASDAQ. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of ADSs publicly held and (iii) the aggregate market value of the ADSs publicly held. Thus, if we purchase a sufficient number of ADSs in the Offer, the ADSs may no longer meet NASDAQ's listing requirements, regardless of our intent to voluntarily de-list the ADSs from NASDAQ.

Reporting Obligations and Registration under the Exchange Act

        The Ordinary Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by AAA to the SEC if the Ordinary Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Ordinary Shares under the Exchange Act would substantially reduce the information required to be furnished by AAA to holders of Ordinary Shares and to the SEC and would make certain provisions of the Exchange Act no longer applicable to AAA, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. If registration of the Ordinary Shares under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or be eligible for quotation on NASDAQ. As soon as the requirements for termination of registration are met, Parent intends to cause AAA to make a filing with the SEC to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Exchange Act and to suspend AAA's reporting obligations under Section 15(d) of the Exchange Act.

Termination of the ADS Deposit Agreement

        Following completion of the Offer, if permitted under applicable law and the terms of the ADS Deposit Agreement, we intend to cause AAA to terminate its agreement with the ADS Depositary, pursuant to which the ADS Depositary maintains an ADS facility for the Ordinary Shares. When and if the ADS Deposit Agreement is terminated, holders of the ADSs will only have the right to receive Ordinary Shares upon surrender of the ADSs and payment of a fee of U.S. $5.00 (or less) per 100 ADSs (or portion of 100 ADSs) and any applicable taxes or governmental charges or other applicable charges to the ADS Depositary in accordance with the terms of the ADS Deposit Agreement. At any time after the expiration of four months from the termination date, the ADS Depositary may sell the remaining deposited Ordinary Shares and hold the proceeds of such sale (after deducting the fee of the ADS Depositary for the surrender of ADSs, any expenses for the holder's account in accordance with the ADS Deposit Agreement, and any applicable taxes or governmental charges or other applicable charges) for the benefit of holders of the ADSs that have not been surrendered. The absence of an active trading market in ADSs and an ADS facility could impede the transfer of your ADSs and reduce the liquidity and market value of both your ADSs and their underlying Ordinary Shares.

Squeeze-out of Minority Holders

        Parent and Purchaser are unable to implement a squeeze-out of minority shareholders following completion of the Offer under relevant Autorité des Marchés Financiers regulations, as such regulations apply only to companies with securities that are or have been listed on an EEA regulated market, or under French law, as such corporate action is not available. Parent and Purchaser may consider, from time to time following consummation of the Offer, options available under applicable law to acquire any remaining Company Shares, including through privately negotiated transactions or otherwise.

Margin Regulations

        The ADSs are currently "margin securities" under the regulations of the Board of Governors of the U.S. Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Ordinary Shares under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, it is possible that following the Offer, the ADSs would no longer constitute margin securities under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.

8.  Certain Information Concerning AAA

        Except as otherwise set forth herein, the information concerning AAA contained in this Offer to Purchase has been furnished by AAA or its representatives, or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Parent, Purchaser or any of their respective affiliates, the Information Agent, the Ordinary Shares Agent, the ADS Depositary or the ADS Tender Agent assumes any responsibility for the accuracy of the information concerning AAA contained in such documents or records, or for any failure by AAA to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or any of their respective affiliates, the Information Agent, the Ordinary Shares Agent, the ADS Depositary or the ADS Tender Agent.

General

        AAA is a société anonyme organized under the laws of France with its principal executive offices located at 20 rue Diesel 01630 Saint-Genis-Pouilly, France, and its telephone number is +33 (0) 4 50 99 30 70. The following description of AAA and its business has been taken from AAA's Annual Report on Form 20-F for the annual period ending December 31, 2016, and is qualified in its entirety by reference thereto. AAA is a radiopharmaceutical company that develops, produces, and commercializes radiolabeled pharmaceuticals and diagnostic nuclear medicines. Its products use trace amounts of radioactive compounds to treat diseases such as cancer or create functional images of organs and lesions. Its lead investigational radiotherapeutic product, lutetium Lu 177 dotatate, is in development for the treatment of neuroendocrine tumors, a heterogeneous group of tumors arising from cells of the endocrine and nervous systems.

Certain Projections

        Prior to entering into the MoU, a due diligence review of AAA was conducted by the representatives and financial advisors of Parent and working sessions were held between AAA, Parent and their respective financial advisors, during which AAA communicated to Parent and/or its financial advisors certain selected unaudited projected financial information concerning AAA, including sales projections and estimates of the costs of goods sold for certain of AAA's products, certain costs and capital expenditure projections, and a profit and loss forecast for one of AAA's business segments, a summary of which is set forth below (collectively, the "Selected Financial Information").

Business Plan Product Assumptions

Product	Expected Launch	Geographies	WW Peak Sales	Other
Lutathera	US: Q1 2018 EU: December 2017	US, EU, Japan, others	Global: ~€1.0 - €1.5B US: ~€800 - €1,200M EU: ~€100 - €200M RoW: ~€100 - €125M
177Lu PSMA-R2	2023 (Late L mCRPC) 2023 (Early L mCRPC)	US, EU	€1.2B (Late L mCRPC) ~€2.0B (Early L mCRPC)	GM ~85%
68Ga PSMA-R2	2022	US, EU	€160M (BCR)	GM of approximately 70 - 80%
18F PSMA in BCR	2021	US, EU	€327M (BCR)	GM of approximately 70 - 80%
177Lu NeoBOMB1	2023 (3L mGIST) 2025 (Late L mCRPC) 2025 (BCR)	US, EU	€273M (3L mGIST) €889M (Late L mCRPC) €1.6B (BCR)	3L mGIST GM ~85% Late L mCRPC GM~80% BCR GM~85%
68Ga NeoBOMB1	2022	US, EU	€200M+
Integrin	2024	US, EU	€270M (1L rGMB) €250M (3L MGC)
PET F18 business	Marketed	US, EU	€150M(1)+	EBIT of €30M - €67M(2) FCF of €23M - €45M(2)

Note: (1) Sales as at 2030 (2) Range for the period 2018 to 2030

Note: For purposes of this table:

•
"mCRPC" means Metastatic Castration-Resistant Prostate Cancer
•
"mGIST" means Metastatic Gastrointestinal Stromal Tumors
•
"BCR" means Biochemically Recurrent Prostate Cancer
•
"rGMB" means Repulsive Guidance Molecule B
•
"MGC" means Multinucleated Giant Cell
•
"EBIT" means earnings before interest and tax
•
"FCF" means free cash flow
•
"GM" means gross margin

Capital Expenditure

Capital expenditure for the business of €45m to €48m expected for the period 2018-2022

        AAA has advised Parent that the Selected Financial Information was generated solely for internal use and was not developed with a view toward public disclosure, compliance with published guidelines of the SEC regarding forward-looking statements or International Financial Reporting Standards ("IFRS"). AAA has also advised Parent that the Selected Financial Information was not prepared with the assistance of, or audited, reviewed, compiled or examined by, independent accountants. In addition, AAA has advised Parent that certain matters discussed in the Selected Financial Information are forward-looking statements.

        AAA has advised Parent that important risks and uncertainties, many of which are beyond AAA's control, may affect actual results including those related to the ability to successfully deploy new or updated products or services; failure to maintain or expand revenue streams from AAA's products or services; adverse changes in regulatory conditions affecting the healthcare, pharmaceutical and nuclear medicine theragnostics industries; successful and timely completion of clinical studies; the timing of submissions of applications for regulatory approvals; regulatory approvals for product candidates; and other factors described in AAA's Annual Report on Form 20-F for the fiscal year that ended on December 31, 2016. In addition, AAA has advised Parent that the Selected Financial Information does not reflect any events that could affect AAA's prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and was not anticipated at the time the Selected Financial Information was prepared, including the announcement of the potential acquisition of AAA by Parent and Purchaser pursuant to the Offer. Further, AAA has advised Parent that the Selected Financial Information does not take into account the effect of any failure of the Offer and should not be viewed as accurate or continuing in that context. AAA has advised Parent that these assumptions upon which the Selected Financial Information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond AAA's control. AAA has advised Parent that the Selected Financial Information also reflects assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the forecasts contained in the Selected Financial Information will be realized, and actual results may vary materially from those shown.

        Neither AAA's nor Parent's independent accountants have examined or compiled any of the Selected Financial Information or expressed any conclusion or provided any other form of assurance with respect to the Selected Financial Information and accordingly assume no responsibility for the Selected Financial Information. None of AAA, Parent, Purchaser or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from this Selected Financial Information, and none of AAA, Parent, Purchaser or any of their respective affiliates, officers, directors, advisors or other representatives undertake any obligation to update or otherwise revise or reconcile the Selected Financial Information to reflect circumstances existing or arising after the date such Selected Financial Information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of AAA, Parent, Purchaser or any of their respective affiliates, officers, directors, advisors or other representatives have made or make any representation to any shareholder or other person regarding the ultimate performance of AAA compared to the information contained in the Selected Financial Information or that forecasted results will be achieved.

        In light of the foregoing factors and the uncertainties inherent in this Selected Financial Information, readers are cautioned not to place undue, if any, reliance on the Selected Financial Information, and thus the Selected Financial Information should not be viewed as accurate or continuing in that context.

Available Information

        AAA's Ordinary Shares are registered under the Exchange Act. Accordingly, AAA is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition, and other matters. Such reports and other information may be read or copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by calling 1-800-SEC-0330. AAA's filings are also available to the public on the SEC's site at http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC's website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

        All shareholders (including ADS holders) are encouraged to review the Schedule 14D-9 carefully and in its entirety before deciding whether to tender their Ordinary Shares or ADSs.

9.  Certain Information Concerning Parent and Purchaser

General

        Purchaser is a société anonyme organized under the laws of France, with its principal executive offices located at 2/4, rue Lionel Terray, 92500 Rueil-Malmaison, France. The telephone number of Purchaser is +33 (0) 1 55 47 87 47. Purchaser is a direct and indirect wholly-owned subsidiary of Parent. Purchaser was incorporated in 1970, and is directly owned by Parent (99.99%) and Novartis AG Holding (1 share), which is a wholly-owned subsidiary of Novartis International Pharmaceuticals AG, which in turn is a wholly-owned subsidiary of Parent. As of the date hereof, Purchaser only operates as a holding company and employs no employees.

        Parent is a company organized under the laws of Switzerland, with its principal executive offices located at Lichtstrasse 35, CH-4056 Basel, Switzerland. The telephone number of Parent is +41 61 324 11 11. Parent was organized on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Parent, Ciba-Geigy and Sandoz merged into this new entity, creating the Novartis Group (the "Novartis Group"). The following description of Parent and its business is qualified in its entirety by reference to Parent's Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

        The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products led by innovative pharmaceuticals. Parent is the Novartis Group's Swiss holding company and owns, directly or indirectly, all of the Novartis Group's significant operating companies.

        The Novartis Group provides healthcare solutions that address the evolving needs of patients and societies worldwide. Its broad portfolio includes innovative pharmaceuticals and oncology medicines, generic and biosimilar medicines and eye care devices. The Novartis Group's continuing operations comprise three global operating divisions, Innovative Medicines, Sandoz and Alcon, which are further described below:

  •
  Innovative Medicines (formerly named Pharmaceuticals): Innovative patent-protected prescription medicines.

  •
  Sandoz: Generic pharmaceuticals and biosimilars.

  •
  Alcon: Surgical and vision care products.

        In addition, these divisions are supported by the following cross-divisional organizational units: Novartis Institutes for BioMedical Research, Global Drug Development and Novartis Operations, which includes Novartis Technical Operations and Novartis Business Services.

        Parent's shares are listed in Switzerland on the SIX Swiss Exchange under the symbol "NOVN," and Parent's American Depositary Shares, each of which represents one Parent share and evidenced by American Depositary Receipts, are traded on the New York Stock Exchange ("NYSE") under the symbol "NVS."

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director of Parent and Purchaser, and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of Parent and Purchaser, and certain other information, are set forth in Schedule 1 and Schedule 2 hereto.

        Except as described in this Offer to Purchase and in Schedule 1 and Schedule 2 hereto (i) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule 1 and Schedule 2 to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent or Purchaser, or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Company Shares and (ii) none of Parent, Purchaser, any of their affiliates or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in clause (i) above, nor any director, executive officer, or subsidiary of any of the foregoing, has effected any transaction in the Company Shares during the past 60 days.

        Except as provided in the MoU or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule 1 and Schedule 2 to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AAA, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule 1 and Schedule 2 hereto, has had any business relationship or transaction with AAA or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions, or material contacts between Parent, Purchaser or any of their subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule 1 and Schedule 2 to this Offer to Purchase, on the one hand, and AAA or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or any of the persons listed in Schedule 1 and Schedule 2 has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser, or any of the persons listed in Schedule 1 and Schedule 2 has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

Available Information

        Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is required to file or furnish reports and other information with the SEC under the Exchange Act. As a foreign private issuer, Parent is exempt from the rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by calling 1-800-SEC-0330. Parent's filings are also available to the public on the SEC's site at http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC's website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

10.  Background of the Offer; Past Contacts or Negotiations with AAA

        On July 27, 2017, Pascal Touchon (Global Head, Oncology Strategy and Business Development of Parent) left a voicemail with Stefano Buono (CEO, AAA). On July 28, 2017, Mr. Buono called back Mr. Touchon and scheduled a dinner in Rome, Italy for August 9, 2017, with Bruno Strigini (CEO, Oncology at Parent), Claudio Costamagna (Chairman, the AAA Board), Mr. Touchon and himself. The subject of the dinner was not specified. Messrs. Buono and Touchon had previously met each other from time to time during the prior two years to discuss potential business collaborations.

        On August 1, 2017, at the request of Parent following positive AAA share price performance after AAA completed the resubmission of a New Drug Application for Lutathera, Messrs. Buono and Costamagna had a conference call with Mr. Touchon and Nigel Sheail (Head, Business Development & Licensing of Parent), during which Parent expressed preliminary interest in a potential transaction with AAA at a price of $62.50 per ADS in cash. Parent told AAA that it would soon receive a formal letter. The dinner scheduled for August 9, 2017 in Rome, Italy was cancelled during this call.

        On August 2, 2017, Parent sent by email to AAA a non-binding preliminary indication of interest (the "First IOI") to acquire AAA at a price of $62.50 per ADS in cash to be financed from Parent's cash on hand. The First IOI indicated that the price of $62.50 per ADS represented a premium of approximately 47% to AAA's close as of July 26, 2017 and a premium of approximately 52% to AAA's 30-day volume weighted average price of $41.02 per ADS as of August 1, 2017. The First IOI also indicated that proceeding on a quick timetable, including with respect to confirmatory due diligence and negotiation of definitive agreements, was important to Parent given Parent's desire to acquire AAA in time to participate in the potential commercial launch of Lutathera. Parent also indicated in the First IOI that it had retained PJT Partners ("PJT") as its financial advisor and Shearman & Sterling LLP ("Shearman") as its legal counsel.

        On August 10, 2017, representatives from Jefferies communicated to representatives of PJT on a conference call that there was no support at AAA for a potential transaction at a price of $62.50 per ADS, which was viewed by AAA as unacceptable. Jefferies also told PJT that a subcommittee of the AAA Board comprised to lead the AAA Board's consideration of the Parent's indication of interest would consider a transaction at a much higher price and was willing to give Parent a management presentation to assist Parent in recognizing greater value in AAA.

        During the period between August 9, 2017 and August 22, 2017, Parent continued its due diligence of AAA based on publicly available information and the parties exchanged various communications in response to diligence requests by Parent, including on a conference call held on August 10, 2017 among representatives of Jefferies, Parent and PJT.

        On August 22, 2017, AAA entered into a confidentiality and standstill agreement with Parent, which provided for a fall away of Parent's standstill restrictions in certain circumstances, including if AAA entered into an agreement with another party regarding a business combination.

        On August 28, 2017, AAA announced the U.S. Food and Drug Administration ("FDA") had acknowledged receipt and considered complete the resubmission of the New Drug Application for Lutathera and provided a Prescription Drug User Fee Act date of January 26, 2018.

        On August 31, 2017, representatives from Jefferies and PJT held a conference call to address the due diligence process, including the status of pending due diligence requests made by Parent.

        On September 5, 2017, representatives from AAA, Jefferies, Parent and PJT met in-person in Geneva, Switzerland to discuss the potential transaction. At that meeting, AAA's management made a presentation to representatives of Parent concerning AAA's business and the representatives discussed the potential transaction.

        During the period between September 5, 2017 and September 21, 2017, Parent continued its due diligence investigation of AAA and the parties had several exchanges regarding the outstanding diligence requests.

        On September 21, 2017, Parent sent by e-mail to Messrs. Buono and Costamagna its revised proposal to acquire all the outstanding Company Shares of AAA at a price of $75.00 per ADS in cash (the "Second IOI"). Parent specified that this offer represented an increase of 20% to its offer on August 2, 2017 and a premium of approximately 77% to the price of the ADSs as of the close of the markets on July 26, 2017. Parent reiterated that time was of the essence in completing due diligence and negotiating definitive agreements with AAA. Parent also requested certain site visits as part of its confirmatory due diligence.

        On September 24, 2017, representatives from Jefferies communicated to representatives of PJT on a conference call that AAA was not willing to enter into a transaction at the price of $75.00 per ADS offered in the Second IOI, but that AAA would be prepared to provide additional due diligence and site visits to assist Parent to recognize greater value in AAA.

        On September 27, 2017, Bloomberg published a report concerning discussions between AAA and Parent regarding a potential transaction. On September 28, 2017, Vox Markets published a blog post concerning a potential transaction, indicating that AAA had previously rejected an offer from Parent of $75.00 per ADS and that the parties were negotiating a price of around $85.00 per ADS.

        During the period between September 27, 2017 and October 1, 2017, Parent continued its confirmatory due diligence investigation of AAA and AAA continued to make available additional due diligence information.

        On September 29, 2017, AAA announced the European approval of Lutathera.

        On October 4, 2017, October 5, 2017 and October 10, 2017, Parent conducted its site visit of Ivrea-Saluggia, IDB Holland and Millburn NJ facilities, respectively.

        On October 14, 2017, Messrs. Buono and Costamagna and representatives from Jefferies had a conference call with Messrs. Touchon and Sheail from Parent and PJT, during which Parent offered a price of $80.00 per ADS in cash. Messrs. Buono and Costamagna expressed skepticism as to whether the AAA Board would support a transaction at this price and Parent indicated that it would be unable to raise its offer much higher than $80.00 per ADS. After this conference call, several additional calls were held between Jefferies and PJT to discuss price.

        On the morning of October 15, 2017, Mr. Costamagna and representatives from Jefferies spoke again with representatives from Parent and PJT. On this call, Mr. Costamagna presented AAA's counterproposal of $82.50 per ADS.

        On October 16, 2017, Parent agreed to increase its price from $80.00 per ADS to a best and final offer of $82.00 per ADS in cash.

        Also on October 16, 2017, Shearman sent Davis Polk the initial draft MoU, which contemplated that Parent would launch a tender offer for all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, of AAA on the terms and subject to the conditions described therein.

        On October 19, 2017, Parent sent a letter memorializing its offer of $82.00 per ADS to AAA.

        Over the next two weeks, representatives of AAA and Davis Polk engaged with representatives of Parent and Shearman regarding additional due diligence materials and negotiation of the terms of the MoU, including the minimum tender closing condition, the material adverse effect definition, the regulatory undertaking provision and certain deal protection provisions (including the size of the termination fee).

        On October 23, 2017, representatives from AAA, Davis Polk, Jefferies, Parent, Shearman and PJT held a telephonic meeting during which the parties discussed the various workstreams and proposed timeline to execute the definitive documentation for the transaction. The parties agreed to target an October 27, 2017 announcement. Also on October 23, 2017, representatives from AAA, Davis Polk, Jefferies, Parent, Shearman and PJT held a telephonic meeting during which the parties discussed

AAA's shareholder base in response to certain questions posed by Parent regarding the approximate number of shareholders expected to tender their shares in the offer.

        On October 26, 2017, representatives from AAA, Davis Polk, Jefferies, Parent, Shearman and PJT met in person at Shearman's offices to negotiate the remaining issues in the MoU. At these meetings, representatives from Parent and Shearman indicated that Parent was not prepared to accept a minimum tender closing condition of less than 80%.

        On October 27, 2017, representatives from AAA, Davis Polk, Jefferies, Parent, Shearman and PJT participated on several conference calls to resolve the remaining open points on the documentation and due diligence.

        Over the course of the rest of the day on October 27, 2017 and on October 28, 2017, representatives from Davis Polk and Shearman finalized the MoU and resolution of certain due diligence items.

        On October 28, 2017, AAA and Parent executed the MoU and Parent and certain of the members of senior management of AAA and the AAA Board, in their capacity as shareholders of AAA, executed the Tender and Support Agreements to undertake to tender their shares into the proposed tender offer.

        On October 30, 2017, Parent and AAA issued press releases announcing the proposed transaction.

11.  Purpose of the Offer; Plans for AAA

Purpose of the Offer

        The purpose of the Offer is for Parent, through Purchaser, to acquire control of all of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) of AAA while allowing all of AAA's shareholders (including ADS holders) an opportunity to receive the purchase price for the Ordinary Shares and/or ADSs, as applicable, promptly by tendering their Ordinary Shares and ADSs pursuant to the Offer.

        Parent believes that acquiring AAA would strengthen Parent's oncology presence with both near-term product launches as well as a new technology platform with potential applications across a number of oncology early development programs. Notably, Parent would add Lutathera®, a RadioLigand Therapy (RLT) approved in Europe and under review in the U.S. for neuroendocrine tumors (NETs). In addition to Lutathera, AAA would bring to Parent a broad set of skills in developing, manufacturing and commercializing radiopharmaceuticals, including the companion diagnostics for Lutathera (NETSPOT® and SomaKit TOC™). Parent believes that the integration of AAA would build on Parent's expertise in diseases associated with NETs and introduce a new technology platform to Parent, providing an innovative approach to treating cancer.

Plans for AAA

        Following consummation of the Offer, to the extent permitted by applicable law, we intend to cause AAA to de-list the ADSs from NASDAQ, to terminate registration of the Ordinary Shares under Section 12(g)(4) of the Exchange Act and to suspend AAA's reporting obligations under Section 15(d) of the Exchange Act (see "The Tender Offer—Possible Effects of the Offer on the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations"). Parent and Purchaser are unable to implement a squeeze-out of minority shareholders following completion of the Offer under relevant Autorité des Marchés Financiers regulations, as such regulations apply only to companies with securities that are or have been listed on an EEA regulated market, or under French law, as such corporate action is not available. Parent and Purchaser may consider, from time to time following consummation of the Offer, options available under applicable law to acquire any remaining Company Shares, including through privately negotiated transactions or otherwise (see "The Tender Offer—Possible Effects of the Offer on

the Market for ADSs; NASDAQ Listing; Exchange Act Registration; Termination of the ADS Deposit Agreement; Squeeze-out of Minority Holders; Margin Regulations").

        Additionally, as soon as practicable following consummation of the Offer and the de-listing of the ADSs from NASDAQ, we intend to cause the entire AAA Board, as well as the positions of Directeur Général and Directeur Général Délégué of AAA, to consist of our designees. Under the terms of the MoU, upon the Offer Acceptance Time, subject to AAA's organizational documents, applicable law and applicable NASDAQ rules, Purchaser will be entitled to elect or designate such number of directors to the AAA Board (rounded up to the next whole number) as is equal to the product of (a) the total number of directors on the AAA Board multiplied by (b) the percentage of the total outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) owned by Parent, Purchaser or any of their affiliates. The MoU also provides that AAA will take all actions necessary to elect or designate to the AAA Board the individuals designated by Purchaser, including promptly convening a shareholders' meeting as may be necessary in accordance with French Law, increasing the size of the AAA Board and/or securing the resignations of such number of its current directors to enable Purchaser's designees to be so elected or designated to the AAA Board, and will cause Purchaser's designees to be so elected or designated. The MoU further provides that the foregoing provisions with respect to the AAA Board are in addition to and will not limit any rights that Parent, Purchaser or any of their affiliates may have as a record or beneficial owner of Company Shares as a matter of applicable law with respect to the election of directors or otherwise. Furthermore, under the Tender and Support Agreements, all members of the AAA Board have agreed to, among other things, tender their resignations from the AAA Board (such resignations to be effective at the Offer Acceptance Time or upon de-listing of the Ordinary Shares and ADSs from NASDAQ, depending on the individual) and support the appointment of Parent's replacement directors (see "The Tender Offer—MoU; Other Agreements—(c) Tender and Support Agreements").

        Except as described elsewhere in this Offer to Purchase, including the paragraphs below, we have no current plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving AAA or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of AAA or any of its subsidiaries, (iii) any material change in AAA's present dividend rate or policy, or indebtedness or capitalization, (iv) any change in the AAA Board or management of AAA, including but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the AAA Board or to change any material term of the employment contract of any executive officer, (v) any other material change in AAA's corporate structure or business, (vi) any class of security of AAA to be de-listed from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association or (vii) any class of equity securities of AAA becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act.

12.  MoU; Other Agreements

(a)   MoU

        The following is a summary of certain provisions of the MoU. This summary does not purport to be complete and is qualified in its entirety by reference to the MoU itself, which has been filed as an exhibit to the Schedule TO. Copies of the MoU and the Schedule TO, and any other filings that Parent or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in "The Tender Offer—Certain Information Concerning Parent and Purchaser." All shareholders of AAA (including ADS holders) and other interested parties should read the MoU in its entirety for a more complete description of the provisions summarized below.

        Capitalized terms used in this Section 12 of the Offer to Purchase and not otherwise defined have the respective meanings assigned thereto in the MoU.

  The Offer

        The Offer is being made pursuant to the MoU. The MoU provides that Parent will cause Purchaser to commence the Offer no later than five business days after the date on which the Consultation (as defined below) is completed, and that, subject to satisfaction of the Minimum Condition and other conditions to the Offer that are described in "The Tender Offer—Conditions of the Offer" (the "Offer Conditions"), Parent will cause Purchaser to accept for payment and pay for all of the Company Shares validly tendered and not properly withdrawn in the Offer as soon as practicable (in compliance with Rule 14e-1(c) promulgated under the Exchange Act). Parent expressly reserves the right, in its sole discretion, to waive (where permitted by applicable law) in whole or in part, any Offer Condition, to increase the Offer Price, or to make other changes in the terms and conditions of the Offer, except that, without the prior written consent of AAA or unless otherwise provided by the MoU, Parent will not and will cause Purchaser not to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Company Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend any of the Offer Conditions in any manner that adversely affects any holders of Company Shares, (vi) change the Minimum Condition or (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the MoU.

        The MoU provides that:

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  Parent will cause Purchaser to extend the Offer for any period required by applicable law, the applicable rules, regulations, interpretations, or positions of the SEC or its staff, and the rules and regulations, including listing standards, of NASDAQ; and

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  unless the Offer is terminated in accordance with the MoU, Parent will cause Purchaser to extend the Offer for one or more successive periods of not more than ten business days each if any of the Offer Conditions are not satisfied (other than conditions which by their nature are to be satisfied at the Offer Acceptance Time) or waived by Parent or Purchaser (if permitted under the MoU) as of any then-scheduled Expiration Date; provided that any extension of the Offer does not extend past the earlier of (x) the termination of the MoU pursuant to its terms, or (y) April 30, 2018 (the "Outside Date"); provided, further, that if, as of any then-scheduled Expiration Date, all of the Offer Conditions other than the conditions of obtaining all Regulatory Approvals (and conditions that by their nature, are to be satisfied at the Offer Acceptance Time) have been satisfied, or waived by Parent or Purchaser if permitted under the MoU, either Parent or AAA may extend the Outside Date until July 30, 2018 by written notice to the other party.

        Parent has agreed to cause Purchaser to provide for a subsequent offering period of at least three business days in accordance with Rule 14d-11 under the Exchange Act.

        If the MoU is terminated pursuant to its terms, then Parent will cause Purchaser to promptly (and in any event within one business day), irrevocably and unconditionally terminate the Offer, not acquire any shares pursuant to the Offer, and cause the Ordinary Shares Agent or ADS Tender Agent, as applicable, to return, in accordance with applicable law, all of the tendered Company Shares to the applicable holders.

Treatment of Equity-Based Instruments

  Company Share Options

        As promptly as practicable after the date of commencement of the Offer (the "Commencement Date"), AAA will notify the holders of outstanding options to subscribe for Company Shares granted by AAA to its employees pursuant to the AAA 2015 Stock Option Plan (the "Company Share Options") about (i) the Offer and such holder's right to participate in the Offer as a holder of Company Shares to the extent that such holder exercises his or her Company Share Options pursuant to the terms of the AAA 2015 Stock Option Plan (the "Company Share Options Plan") prior to the expiration of the Offer and (ii) the option for the cashless exercise described below. Pursuant to the Company Share Options Plan, all Company Share Options outstanding immediately preceding the closing of the Subsequent Offer Period will lapse and become null and void if not exercised by the date of the closing of the Subsequent Offer Period in accordance with the Company Share Options Plan.

        As promptly as practicable after the Commencement Date, Parent and AAA will make their reasonable best efforts to provide holders of Company Share Options with a cashless arrangement or a financing facility or an equivalent mechanism (which, in each case and to the extent permitted under applicable laws, would be implemented through a third party) to fund the payment of the exercise price of their Company Share Options, provided that such holder of Company Share Options undertakes to tender the underlying Ordinary Shares into the Offer and to repay the exercise price, applicable taxes and any related transaction fees. The exercise of Company Share Options made through such cashless exercise will be conditioned upon the successful closing of the Offer, failing which the holders will retain their rights to such Company Share Options, which will continue to be subject to the Company Share Options Plan.

        In connection with the foregoing paragraph, Purchaser and AAA have established a cashless exercise facility with the Facility Administrator for holders of Company Share Options. In order to participate in the cashless exercise facility, a holder of Company Share Options must so notify the Facility Administrator before 12:00 midnight, New York City time, on the Expiration Date in accordance with the instructions in the notification letters that will be sent to holders of Company Share Options. By participating in the cashless exercise facility, holders of Company Share Options will mandate and instruct the Facility Administrator to process the exercise of the Company Share Options and to tender the Ordinary Shares resulting from such exercise into the Subsequent Offer Period. To implement the cashless exercise, during the Subsequent Offer Period, the Facility Administrator will make the payment of the exercise price for the Company Share Options to AAA on behalf of the participating holders and then deduct the corresponding amount from the Offer Price. The holder will receive from the Facility Administrator the Offer Price, less the exercise price, applicable withholding taxes and transaction fees, for each Ordinary Share underlying the holder's Company Share Options. If the Offer is not completed, any such exercises of Company Share Options through the cashless exercise facility will be deemed null and void. Holders of Company Share Options will each receive a notification letter regarding the procedures available with respect to their Company Share Options, including information on the relevant transaction fee.

  Company Free Shares

        For all holders of the free shares (actions gratuites) granted by AAA for free to its employees pursuant to the Company Free Share Plans (as defined below) (the "Company Free Shares") that are not yet vested and who are not U.S. taxpayers, AAA will provide to such holders the option to waive their rights to receive such Company Free Shares, in exchange for a cash payment by Purchaser (made directly or through AAA and/or its subsidiaries) equal to the Offer Price per Ordinary Share, to be paid upon the completion of the Offer. AAA or its subsidiaries will make applicable tax and social reporting and withholding where required. For holders who are eligible for such cash payment but elect not to receive it, the terms and conditions of their Company Free Shares will remain unchanged and these holders can enter into a liquidity agreement with Purchaser as described below.

        For the holders of Company Free Shares that are not yet vested and who do not elect to accept the cash payment described above, for all holders of Company Free Shares that are not yet vested and who are U.S. taxpayers and for all holders of Company Free Shares that are vested but are subject to any lock-up period as of the Expiration Date pursuant to each of the AAA 2010 Free Share Plan and the AAA 2013 Free Share Plan (the "Company Free Share Plans") and cannot be tendered in the

Offer, Parent and AAA have agreed to put in place immediately after the expiration of the Offer (including completion of the Subsequent Offer Period) a liquidity mechanism (the "Free Share Liquidity Mechanism") that will:

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  provide for the sale of the relevant Company Shares to Purchaser at the Liquidity Mechanism Repurchase Price (as defined below);

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  become exercisable only upon expiration of any applicable lock-up period or if no lock-up period applies, upon delivery of Company Shares;

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  only be provided with respect to any Company Free Shares if the holder thereof has agreed to, pursuant to the terms of a liquidity agreement to be entered into between such holder and Purchaser, sell the Company Shares to Purchaser immediately upon such Company Shares becoming available for sale by such holder; and

  •
  provide that if the holder of any such Company Free Shares or Purchaser so requests, Purchaser will be obligated to purchase and holder will be obligated to sell the relevant Company Free Shares at the Liquidity Mechanism Repurchase Price (as defined below) at any time following the expiration of any applicable lock-up period or delivery of the Company Shares, if no such lock-up period applies.

        The "Liquidity Mechanism Repurchase Price" will be equal, for each Company Free Share, to one-half of the Offer Price per ADS multiplied by (i) the volume weighted average price of one Parent American Depositary Receipt ("Parent ADR") on NYSE over the 20 trading days preceding the date on which the Free Shares Liquidity Mechanism is exercised divided by (ii) the volume weighted average price of one Parent ADR on NYSE on the 20 trading days up to and including the Expiration Date, subject to standard anti-dilution protection in case of transactions affecting Parent's share capital. In case of delisting of Parent ADR from NYSE, the Liquidity Mechanism Repurchase Price will be calculated based on the same formula, with all references to volume weighted average price of one Parent ADR being replaced by volume weighted average price of one Parent ordinary share on the Six Swiss Exchange.

        AAA has agreed to take all action necessary to permit Purchaser to enter into liquidity agreements with holders of outstanding Company Free Shares in order to implement the Free Share Liquidity Mechanism described above. In the event that the Free Share Liquidity Mechanism is not (or is not capable of being) implemented or applicable to all holders of Company Free Shares, Parent and AAA will discuss in good faith any alternative solutions resulting in the substantially equivalent effect.

        AAA has also agreed to take all actions necessary, to the extent permitted by applicable law, to cause the terms and conditions of the cash payment arrangement described above and the Free Share Liquidity Mechanism described above to automatically apply to any person accepting the grant of Company Free Shares after the date hereof.

        With respect to any holder of Company Free Shares that are not yet vested who is a U.S. taxpayer and who is party to the Free Share Liquidity Mechanism, in the event that such holder is subsequently terminated other than for cause before the vesting of his or her Company Free Shares, then such person will be entitled to an additional severance payment equal to the Offer Price per Ordinary Share for each Company Free Share that will not vest as a result of such termination, payable at the original settlement date of each such Company Free Share.

  Company Warrants

        Holders of warrants to subscribe for Company Shares held pursuant to the Company Warrant Plans (as defined below) (the "Company Warrants") may participate in the Offer by exercising their respective Company Warrants and tendering the Company Shares received upon such exercise in accordance with the terms of the Offer. As promptly as practicable after the Commencement Date, AAA will notify in writing the holders of Company Warrants under the AAA 2016 Warrant Plan and the AAA 2017 Warrant Plan governing the Company Warrants (the "Company Warrant Plans") about (i) the Offer and such holder's right to participate in the Offer as a holder of Company Shares to the extent that such holder subscribes for and exercises his or her Company Warrants pursuant to the terms of the applicable Company Warrant Plan prior to the expiration of the Offer or of the Subsequent Offer Period and (ii) the option for the cashless exercise described below.

        As promptly as practicable after the Commencement Date, Parent and AAA have agreed to use their reasonable best efforts to provide holders of Company Warrants a cashless arrangement or a financing facility or an equivalent mechanism (which, in each case and to the extent permitted under applicable laws, would be implemented through a third party) to fund the payment of the exercise price of their Company Warrants, provided that such holder of Company Warrants undertakes to tender the underlying Ordinary Shares into the Offer and to repay the exercise price, any applicable taxes and any transaction fees. The exercise of Company Warrants made through such cashless exercise will be conditioned upon the successful closing of the Offer, failing which the holders will retain their rights to such Company Warrants, which will continue to be subject to the Company Warrant Plans.

        In connection with the foregoing paragraph, Purchaser and AAA have established a cashless exercise facility with the Facility Administrator for holders of Company Warrants. In order to participate in the cashless exercise facility, a holder of Company Warrants must so notify the Facility Administrator before 12:00 midnight, New York City time, on the Expiration Date in accordance with the instructions in the notification letters that will be sent to holders of Company Warrants. By participating in the cashless exercise facility, holders of Company Warrants will mandate and instruct the Facility Administrator to process the exercise of their Company Warrants and to tender the Ordinary Shares resulting from such exercise into the Subsequent Offer Period. To implement the cashless exercise, during the Subsequent Offer Period, the Facility Administrator will make the payment of the exercise price for the Company Warrants to AAA on behalf of the participating holders and then deduct the corresponding amount from the Offer Price. The holder will receive from the Facility Administrator the Offer Price, less the exercise price, applicable taxes and transaction fees, for each Ordinary Share underlying the holder's Company Warrants. If the Offer is not completed, any such exercises of Company Warrants through the cashless exercise facility will be deemed null and void. Holders of Company Warrants will each receive a notification letter regarding the procedures available with respect to their Company Warrants.

Representations and Warranties

        The MoU contains representations and warranties made by AAA, on the one hand, and Purchaser, on the other hand, that are qualified in several important respects, which all shareholders (including ADS holders) should consider as they read them in the MoU. Certain representations and warranties made by AAA are qualified by certain information AAA filed with the SEC before the date of the MoU. In addition, the representations, warranties, and certain covenants applicable to AAA are qualified by the confidential disclosure letter that AAA prepared and delivered to Parent in connection with the execution and delivery of the MoU. In addition, certain representations and warranties made by AAA, on the one hand, and Parent, on the other hand, were made as of a specified date, and certain representations and warranties may have been used to allocate risk between the parties in the MoU rather than establish matters as facts. Moreover, certain representations, warranties, and covenants may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders (including ADS holders). For the foregoing reasons, shareholders (including ADS holders) and other investors should not rely on the representations and warranties contained in the MoU as accurate statements as of the date of the MoU or any other date.

        The representations and warranties made by AAA relate to the following subject matters, among others:

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  corporate organization and good standing, and AAA's subsidiaries;

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  capitalization and equity securities of AAA;

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  corporate authority of AAA to enter into the MoU;

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  absence of violations of applicable laws, organizational documents and contracts as a result of the transactions contemplated by the MoU, including the Offer;

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  required consents, approvals and filings as a result of the transactions contemplated by the MoU, including the Offer;

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  timely filing of SEC filings, compliance with SEC filings with applicable law, accuracy and completeness of SEC filings and absence of certain SEC inquiries or investigations;

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  preparation of financial statements in accordance with IFRS and maintenance of a system of internal controls over financial reporting and disclosure controls;

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  absence of certain changes since December 31, 2016;

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  absence of material litigation;

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  intellectual property;

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  compliance with applicable laws and possession of necessary permits;

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  compliance with anti-corruption laws, anti-money laundering laws and sanctions;

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  material contracts;

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  employee benefit plans;

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  labor and employment matters;

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  owned and leased real property and adequacy of equipment;

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  environmental matters;

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  tax matters;

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  title to assets;

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  insurance matters;

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  financial advisor and brokers;

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  actions in accordance with Rule 14d-10 of the Exchange Act;

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  accuracy of the information included in this Offer to Purchase and the Solicitation/Recommendation Statement filed on Schedule 14D-9;

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  lutetium oxide owned by AAA; and

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  product regulatory matters and compliance.

        The representations and warranties made by Parent relate to the following subject matters, among others:

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  corporate organization and good standing, and Purchaser;

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  corporate authority of Parent to enter into the MoU;

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  absence of violations of applicable laws, organizational documents and contracts as a result of the transactions contemplated by the MoU, including the Offer;

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  required consents, approvals and filings as a result of the transactions contemplated by the MoU, including the Offer;

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  accuracy of the information included in this Offer to Purchase and the Solicitation / Recommendation Statement filed on Schedule 14D-9;

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  sufficiency and availability of funds to consummate the Offer; and

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  absence of material litigation.

        Under the MoU, AAA and Parent agreed that, except for the representations and warranties expressly contained in the MoU, neither party makes any other representation or warranty.

        The representations and warranties of AAA and Parent contained in the MoU will terminate and expire upon consummation of the Offer or termination of the MoU.

Material Adverse Effect

        Several of AAA's representations and warranties as well as certain closing conditions, contained in the MoU refer to the concept of "Material Adverse Effect."

        For purposes of the MoU, a "Material Adverse Effect" means any change, condition, effect, event, or occurrence that, individually or in the aggregate with other changes, conditions, effects, events, or occurrences, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, or operations of AAA and its subsidiaries, taken as a whole; however, none of the following changes, conditions, effects, events, or occurrences (or the results thereof), either individually or in the aggregate, will be considered in determining whether a Material Adverse Effect has occurred:

  •
  any change in global, national, or regional political conditions (including the outbreak of, or changes in, war, acts of terrorism, or other hostilities) or, in general, global, national or regional economic, regulatory, or market conditions, or in financial or capital markets (unless such changes disproportionately impact AAA and its subsidiaries relative to other participants in the same or similar industries);

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  any change or prospective change in applicable accounting principles, or any adoption, implementation, change, or prospective change in or any interpretation thereof any applicable law by a governmental authority;

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  any change generally affecting similar industries or market sectors in the geographic regions in which AAA and its subsidiaries operate (unless such change disproportionately impacts AAA and its subsidiaries relative to other participants in the same or similar industries);

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  the negotiation, execution, announcement, or performance of the MoU or consummation of the transactions contemplated by the MoU;

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  any change or development to the extent it resulted from any action by AAA or its subsidiaries that was expressly required to be taken by the MoU;

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  the announcement of Parent as the prospective acquirer of AAA and its subsidiaries, or any announcement or communication by or authorized by Parent regarding Parent's plans or intentions with respect to AAA and its subsidiaries (including the impact of such announcements or communications on relationships with customers, suppliers, employees, or regulators);

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  any action taken (or omitted) by AAA or its subsidiaries upon the written request or written instruction of Parent;

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  any failure by AAA and its subsidiaries to meet internal or published budgets, projections, forecasts, or predictions of financial performance for any period (except that the underlying facts and circumstances giving rise to such failure, unless otherwise excluded, may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

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  any change in the price and/or trading volume of the ADSs on NASDAQ or any other market in which such securities are quoted for purchase and sale (except that the underlying facts and circumstances giving rise to such changes, unless otherwise excluded, may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

  •
  any action or inaction, including any decision, delay of decision, recommendation, statement, or other pronouncement, by or proposed by the FDA, any other governmental authority, any professional medical organization, or any panel or advisory body empowered or appointed thereby, including any indication that any such governmental authority, organization, panel, or body may take or not take any action with respect to any product or product candidate of AAA, its subsidiaries, or any of their competitors or collaboration partners; or

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  any side effect, adverse event, safety observation, non-compliance, or result of any pre-clinical or clinical testing with respect to any product or product candidate of AAA, its subsidiaries, or any of its or their competitors or collaboration partners (including with respect to any pre-clinical or clinical study, or the result or announcement thereof, any increased incidence or severity of any previously identified side effect, adverse effect, adverse event, or safety observation, or report of new side effects, adverse events, or safety observations).

Works Council Consultation and Company Board Recommendation

        Parent and AAA have agreed that the consultation with the works council (Comité d'entreprise français) of AAA (the "Works Council") concerning the Offer (the "Consultation") will be initiated no later than two business days from the date of the issuance of a press release and/or stock exchange release in connection with the execution of the MoU (the "Announcement") as permitted by Article L. 2323-40 of the French Labor Code and conducted in accordance with Articles L. 2323-35 et seq. of the French Labor Code. The Consultation will be deemed completed on the earlier of (i) the date that the Works Council issues an opinion (avis) with respect to the Consultation or (ii) the expiration of a period of one month commencing on the date of the Announcement.

        In the event there is any significant change with respect to the information presented to the Works Council between the Announcement and the Commencement Date, in the reasonable opinion of Parent and AAA, the Works Council's opinion will be deemed void (caduc). Parent and AAA also agreed to promptly inform each other upon becoming aware of such a significant change and, if required by applicable law, AAA will as soon as possible organize a new consultation to obtain a new opinion no later than one month after the Commencement Date.

        Parent and AAA agreed to use their reasonable best efforts to do or cause to be done all necessary, proper or advisable things and actions to allow the opinion of the Works Council to be given within the one month time period described above. AAA also agreed to promptly inform Parent of the Works Council's and the Works Council's expert's requests and positions of any kind (such expert would be appointed by the Works Council and is hereinafter referred to as the "Expert") and to not make any commitment (including any modification of any existing rights or obligations of AAA or any employees) to the Works Council, any employee representative, any governmental authority or any representative of the foregoing in connection with the Consultation without the prior written consent of Parent.

        Parent agreed to provide to AAA information and assistance as it may reasonably request and as promptly as is reasonably practicable to allow AAA to comply with its obligations in relation to the Consultation, including by providing any information or responses reasonably requested by the Works Council or the Expert or required for the preparation of any submission to the Works Council. Parent also agreed, at the request of AAA with reasonable notice, to attend any meetings contemplated by applicable law with the Works Council.

        Following the completion of the Consultation, the AAA Board may decide to (i) proceed with the Offer and the other transactions contemplated by the MoU, in which case AAA will publicly announce its recommendation that shareholders of AAA accept the Offer and tender their Company Shares pursuant to the Offer (such recommendation, the "Company Board Recommendation") no later than three business days following the completion of the Consultation or (ii) not proceed with the Offer and the other transactions contemplated by the MoU and terminate the MoU (see also "The Tender Offer—MoU; Other Agreements—Termination of the MoU").

        In accordance with the MoU and applicable law, the Consultation was completed on November 30, 2017. Following completion of the Consultation, the AAA Board issued the Company Board Recommendation on December 5, 2017, in accordance with the MoU.

Regulatory Approvals

        Parent and AAA have agreed that each party will use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable law to commence and complete the Offer and to consummate and make effective the transactions contemplated by the MoU, including:

  •
  using reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, clearances, authorizations, qualifications and orders of any governmental authorities that are necessary to commence and complete the Offer and to consummate and make effective the transactions contemplated by the MoU (the "Regulatory Approvals"), including:

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  the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and

  •
  in relation to the contemplated change of control of AAA as a result of the completion of the Offer, (a) the foreign investment prior authorization of the French Ministère de l'Économie et des Finances (the "Ministry of Economy"), (b) the expiration of the two month statutory waiting period under applicable French law (starting from the date on which the Ministry of Economy has indicated that the request for authorization filed by Parent is complete), or (c) written confirmation from the Ministry of Economy that no prior authorization is required (the "French Regulatory Approval");

  •
  cooperating fully with the other parties in promptly seeking to obtain all Regulatory Approvals; and

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  providing any other information to any governmental authority as such authority may lawfully request in connection with the Regulatory Approvals.

        In addition, Parent and AAA have agreed to, as promptly as reasonably practicable, but in any event no later than 15 business days following the date of the MoU, make the appropriate filings with respect to the HSR Act and the French Regulatory Approval and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the French Regulatory Approval. Parent and AAA have also agreed to make as promptly as reasonably practicable any filing and notification, if any, under any other applicable foreign, federal, or state antitrust, competition, or fair trade laws, and supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable laws.

        Notwithstanding the foregoing, neither Parent nor Purchaser will be obligated to take any action in connection with any Regulatory Approvals, including entering into a consent decree, hold separate orders, or other arrangements, that requires the divestiture of any asset that is material to AAA or Parent or would reasonably be expected to have a material adverse effect on AAA or Parent (assuming, in both cases, that Parent is the same size as AAA for purposes of materiality).

        Parent and AAA have also agreed that:

  •
  each party will promptly notify the other party of any material communications from any governmental authority relating to any filings, submissions under the HSR Act or other applicable foreign, federal, or state antitrust, competition, or fair trade laws, or under the French Regulatory Approval;

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  AAA will promptly provide to Parent and Purchaser all necessary information and assistance as any governmental authority may require in connection with obtaining the Regulatory Approvals, and will provide reasonable assistance and cooperation to allow Parent and Purchaser to prepare and submit any filings under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade laws or under the French Regulatory Approval;

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  Parent, after prior consultation with AAA (to the extent practicable), will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition, or investment review clearances, and will take the lead in all meetings and communications with any governmental authority in connection with obtaining any necessary antitrust, competition, or investment review clearances; and

  •
  neither Parent nor AAA will participate in any substantive meeting, telephone call, or discussion with any governmental authority in respect of any filing, investigation (including any settlement of an investigation) or other inquiry related to the transactions contemplated by the MoU unless it consults with the other party in advance and, unless prohibited by such governmental authority, gives the other party the opportunity to attend and participate.

Conduct of Business

        Except (i) as expressly contemplated by the MoU, (ii) as required (or not permitted) by any governmental authority or applicable law, (iii) with Parent's written consent, (iv) as set forth in the confidential disclosure letter delivered by AAA to Parent pursuant to the MoU on the date thereof, or (v) under the Company Free Share Plans, the Company Share Options Plan, the Company Warrant Plans or the BioSynthema Former Owners Arrangement (as defined below in "The Tender Offer—MoU; Other Agreements—Other Covenants and Agreements"), the MoU provides that, from the date of the MoU until the earlier of the Offer Acceptance Time or termination of the MoU in accordance with its terms, AAA will, and will cause its subsidiaries, to (x) conduct the business of AAA and its subsidiaries in the ordinary course of business consistent with past practice, and (y) use commercially reasonable efforts to (1) progress AAA's business development plans, including with respect to the launch of its Lutathera products, the development of its Prostate-Specific Membrane Antigen (PSMA) products, and its strategies with respect to its supply chain and manufacturing capacity, (2) address and remediate, and continue any ongoing remediation activities with respect to, conditions observed by the FDA in any FDA Form 483 issued to AAA in an appropriate manner and in accordance with any discussions or arrangements with the FDA, and (3) preserve intact the material components of the current business organization of AAA and its subsidiaries, including keeping available the services of current officers and key employees, and using commercially reasonable efforts to maintain its relationship and goodwill with all material suppliers, material customers, and governmental authorities.

        During the same time period, AAA has also agreed (subject to the same exceptions listed in the preceding paragraph) not to and to cause its Subsidiaries not to:

  •
  (i) amend its organizational documents, (ii) split, combine, or reclassify its outstanding equity interests, (iii) declare, set aside, or pay dividends in respect of shares, or (iv) launch any repurchase program with respect to its equity interests if such program had not been publicly announced as of the date of the MoU, subject to certain exceptions;

  •
  (i) issue, sell, or dispose of any of, or (ii) pledge or create a lien over any of, its shares or any of its subsidiaries' shares or other equity interest or security, subject to certain exceptions;

  •
  incur any long-term indebtedness for borrowed money, including any guarantee of such indebtedness, subject to certain exceptions;

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  transfer, exchange, swap or create a material lien on or dispose of any material portion of AAA assets, subject to certain exceptions;

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  acquire any entity, asset, or division (including securities or similar interests), subject to certain exceptions;

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  settle or compromise on certain material claims or litigation;

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  enter into contracts containing certain non-compete, exclusivity, or similar restrictive provisions;

  •
  other than in the ordinary course or to amend, or renew a material contract for the supply of Lutetium 177 in connection Lutathera's launch, enter into, materially amend, terminate or renew any material contract (including any other contract that would have been a material contract if entered into before the date of the MoU) or waive, release or assign any material rights or claims under such material contract;

  •
  abandon, license, fail to maintain, or assign any material intellectual property, subject to certain exceptions;

  •
  amend, modify, or fail to fully maintain existing material insurance policies, or alternative policies with comparable terms and conditions, covering AAA, its subsidiaries, and their respective assets;

  •
  (i) enter into, negotiate, adopt, amend, or terminate any collective bargaining or other agreement related to labor organizations, (ii) establish, adopt, enter into, terminate, or amend any arrangement that materially increases AAA's costs under any AAA benefit plan, (iii) enter into any change of control, retention, or severance agreement, grant any termination pay (other than pursuant to mutually agreed severance practices), or enter into any employment or bonus agreement (subject to certain exceptions) with current or former employees, directors, officers, or individual independent contractors, (iv) increase or accelerate payment rights, or the vesting or lapse of restrictions on, compensation or benefits for directors, officers, employees, or individual independent contractors (subject to certain exceptions), (v) hire new employees and promote non-executive employees (other than in the ordinary course of business consistent with past practice), (vi) terminate any executive-level employee other than terminations "for cause," or (vii) grant new equity or equity-based awards or incentives (other than the payment of 2017 annual bonuses); and

  •
  authorize or enter into any agreement to take any of the foregoing actions on its behalf or on behalf of its subsidiaries.

        Notwithstanding the foregoing, the parties have agreed that the termination of any contract or any loss of business from a customer is not, by itself, a breach of the foregoing covenants of AAA.

No Solicitation or Alternate Proposal

        AAA has agreed that:

  •
  from the date of the MoU until the earlier of the Offer Acceptance Time or termination of the MoU AAA will not, and will cause its subsidiaries and its and its subsidiaries' respective officers, directors, or representatives (including any investment banker, financial advisor, attorney, accountant, or other advisor retained by it or any of its subsidiaries) (collectively, the "Representatives") not to:

  •
  initiate, solicit, induce, or knowingly take any action with a view to facilitate or encourage any inquiry, proposal, or offer that constitute, or would reasonably be expected to lead to, an Alternate Proposal (as defined below),

  •
  engage or otherwise participate in any discussion or negotiation (including by way of furnishing non-public information or granting access to any of the properties or assets of AAA or its subsidiaries) with any person relating to any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, an Alternate Proposal,

  •
  accept, approve, endorse, or recommend any Alternate Proposal,

  •
  approve, recommend, execute, or enter into, any letter of intent, agreement in principle, memorandum of understanding, tender offer agreement, merger agreement, acquisition agreement, business combination agreement, joint venture agreement, option agreement or other similar agreement in respect of any Alternate Proposal (any of the preceding listed in this sub-bullet, an "Alternate Proposal Agreement"),

  •
  publicly propose or agree to do any of the foregoing related to an Alternate Proposal;

  •
  from the date of the MoU until the date when AAA publicly announces the Company Board Recommendation, AAA will not, and will cause its subsidiaries and its subsidiaries' Representatives not to, initiate any consultation with the Works Council concerning any Alternate Proposal; and

  •
  from the date of the MoU until the earlier of the Offer Acceptance Time or termination of the MoU, AAA will promptly provide Parent with notice of the terms and conditions of any Alternate Proposal, request for non-public information, or inquiry relating to AAA by any person or group who has, or would reasonably be expected to make, any Alternate Proposal once aware of such Alternate Proposal, request, or inquiry.

        Notwithstanding the foregoing, if AAA receives any bona fide written Alternate Proposal or any written request for non-public information or inquiry relating to AAA or its subsidiaries by any person or group who has, or is expected to make, any bona fide written Alternate Proposal, that the AAA Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), AAA may engage in any of the actions described in the first bullet of the paragraph above so long as (i) the person or group making such Alternate Proposal or request for non-public information or inquiry has signed a confidentiality agreement with AAA on terms not less restrictive in any material respect than the Confidentiality Agreement (as defined in Section 12 titled "MoU; Other Agreements" of this Offer to Purchase) and (ii) all information provided to such person or group but was not previously provided to Parent must be provided to Parent as promptly as practicable (and in any event no later than the end of the next business day).

        "Alternate Proposal" with respect to AAA means any offer or proposal for, or any indication of interest in, one or a series of related transactions (other than the Offer) involving (i) any direct or indirect acquisition or purchase of (A) Company Shares that would result in any person or group beneficially owning 25% or more of the Company Shares or (B) assets of AAA or any of its subsidiaries, including by way of the acquisition or purchase of, or subscription to, any class of equity securities or voting rights of any of its subsidiaries, that represent (or generate) 25% or more of the consolidated gross revenue, consolidated EBITDA, or consolidated gross assets of AAA, as presented in the most recent audited annual consolidated financial statements of AAA; or (ii) any merger, reorganization, restructuring, contribution, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution, or similar transaction involving AAA, any of its subsidiaries, or any of their respective assets meeting the tests set forth in the foregoing clause (i)(B).

        "Superior Proposal" means any bona fide written Alternate Proposal (provided that all references to "25%" in the definition of "Alternate Proposal" will be replaced by "50%") that (i) the AAA Board determines in good faith (after consultation with its outside legal counsel and financial advisors, in each case of international repute) to be more favorable to AAA, the holders of Company Shares, and the other stakeholders of AAA than the Offer, taking into account, among other things, (x) all legal, financial, regulatory, timing, financing and other aspects of the Alternate Proposal, the MoU, and the Offer on the terms described in the MoU (including the closing conditions and the expected timing and risks of consummation), (y) any improved terms that Parent may have offered (see "The Tender Offer—MoU; Other Agreements—Change in Company Announcement Statement or Change in Company Board Recommendation"), and (z) the corporate interest (intérêt social) of AAA, and (ii) the AAA Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) that failure to pursue such Alternate Proposal would be inconsistent with its fiduciary duties under applicable law.

Change in Company Announcement Statement or Change in Company Board Recommendation

        Except as described below, AAA has agreed not to make any change (a) at any time between the date of the MoU and the issuance of the Company Board Recommendation to AAA's statement attributed to AAA in the Announcement, with such changes as the parties may agree in writing (the "Company Announcement Statement") by (i) withdrawing, amending, qualifying, or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Company Announcement Statement in a manner that is adverse to Parent or (ii) approving or recommending any Alternate Proposal, including by making any public statements that expressly support any Alternate Proposal (the "Change in Company Announcement Statement") or (b) at any time after the issuance of the Company Board Recommendation to the Company Board Recommendation by (i) withdrawing, amending, qualifying, or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Company Board Recommendation in a manner that is adverse to Parent or (ii) approving or recommending any Alternate Proposal, including by making any public statements that expressly support any Alternate Proposal.

        Despite the foregoing, AAA is permitted to:

  •
  make a Change in Company Announcement Statement immediately after the completion of the Consultation (as described in Section 12 titled "Works Council Consultation and Company Board Recommendation" of this Offer to Purchase) and to terminate the MoU;

  •
  make a Change in Company Announcement Statement or Change in Company Board Recommendation in response to the receipt of a bona fide written Alternate Proposal (that was not received by AAA in violation of AAA's no solicitations obligations described above) that the AAA Board determines in good faith constitutes a Superior Proposal. Prior to the AAA Board making such a Change in Company Announcement Statement or Company Board

    Recommendation, AAA has agreed to send a written notice thereof to Parent (including all material information relating to such Alternate Proposal). Upon receipt of the notice by Parent, AAA agrees, upon the request of Parent, to discuss in good faith with Parent during a period of five business days from the date on which Parent received the notice from AAA any changes to the terms of the MoU or the Offer irrevocably offered by Parent. If the AAA Board determines in good faith (after consultation with its outside legal counsel and financial advisors, in each case of international repute), after giving effect to the changes offered by Parent, that such Alternate Proposal (i) continues to constitute a Superior Proposal and (ii) the failure to make a Change in Company Announcement Statement or Change in Company Board Recommendation in response to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, then AAA may make a Change in Company Announcement Statement or Change in Company Board Recommendation in response to such Superior Proposal and terminate the MoU; and

  •
  take and disclose to AAA's shareholders a position with respect to a tender or exchange offer by a third party contemplated by Rule 14e-2(a) under the Exchange Act and make any legally required disclosure to shareholders with regard to the transactions contemplated by the MoU or an Alternate Proposal (provided, however, that any Change in Company Announcement Statement or Change in Company Board Recommendation may only be made in accordance with the foregoing two bullets) or (ii) issue a "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Indemnification and D&O Insurance

        For six years from the Offer Acceptance Time, and notwithstanding termination of the MoU, Parent has agreed that it will, and will cause AAA and its subsidiaries to, to the extent permitted under applicable law, (i) indemnify and provide advancement of expenses to all past and present directors and officers of AAA on terms not less favorable to such directors or officers than those provided by AAA or its subsidiaries on the date of the MoU, and (ii) include and maintain provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses to officers and directors that are at least as favorable as those in the AAA subsidiaries' organizational documents on the date of the MoU. In addition if any of AAA's subsidiaries consolidate with or merge into any other entity or transfer all or substantially all of their assets then proper provisions will be made so that the successor or assign of the AAA subsidiaries assumes these indemnification obligations. At or prior to the Offer Acceptance Time, AAA will purchase, in consultation with Parent, a six-year prepaid "tail policy" covering those persons who are currently covered by AAA directors' and officers' liability insurance policy as per the agreed relevant terms, provided that AAA will not be required to expend, in connection therewith, more than an amount per year equal to 200% of current annual premiums paid by AAA for such coverage. Parent will, and will cause AAA, to maintain such policy for its full term and continue to honor the obligations thereunder.

Transaction Litigation

        Each party will consult with the other parties (to the extent permitted under applicable law) with respect to the defense or settlement of any shareholder litigation against any of the parties or their respective officers or directors relating to the Offer, and no party will agree to a settlement of any such litigation without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned).

Other Covenants and Agreements

        The MoU contains certain other covenants and agreements, including covenants related to:

  •
  cooperation between Parent and AAA in the preparation of the Offer, of which this Schedule TO forms a part, the Schedule 14D-9, and other required filings;

  •
  subject to certain limitations, commercially reasonable access to information about AAA to be made available upon Parent's request;

  •
  each party will consult with to the extent reasonably practicable and, except as required by applicable law, obtain the approval of the other parties (such approval not to be unreasonably withheld, delayed or conditioned) prior to making any public statements relating to the Offer, the MoU or the transactions contemplated by the MoU;

  •
  the maintenance, storage and testing of all Lutetium-oxide owned by AAA and its subsidiaries (the "Lu-Material"), as well as Parent's ability to inspect the Lu-Material;

  •
  obtaining the consent of former shareholders of BioSynthema, a business acquired by AAA in 2010, to receive certain contingent payments that may be payable to such former shareholders in the form of cash payments instead of issuances of Company Shares, as is required under the existing arrangement with such former shareholders (such existing arrangement, the "BioSynthema Former Owners Arrangement"); and

  •
  certain employee matters, including:

  •
  the provision by Parent to continuing AAA employees, for a period of 12 months following the date of the Offer Acceptance Time, of (i) base compensation and annual bonus opportunity no less favorable than those to which the employee was entitled immediately prior to the Offer Acceptance Time and (ii) other compensation and employee benefits (including any compensation provided under retention programs entered into in connection with these transactions) that are no less favorable in the aggregate than the other compensation and employee benefits provided to the employee immediately prior to the Offer Acceptance Time,

  •
  the participation by continuing AAA employees, for a period of 12 months following the date of the Offer Acceptance Time, in share-based incentive schemes or other long-term incentive plans operated by Parent for employees of similar status, subject to the rules of those programs,

  •
  the maintenance of employee severance protections, for a period of 12 months following the Offer Acceptance Time, according to the terms and conditions mutually agreed upon by Parent and AAA, and

  •
  Parent's use of reasonable best efforts to (i) recognize the pre-Offer Acceptance Time service of participating continuing AAA employees with AAA for all purposes of vesting, eligibility and benefit entitlement, (ii) waive any pre-existing condition limitations for participating continuing AAA employees, (iii) provide credit to each participating continuing AAA employee under the applicable Parent benefit plan for amounts paid by the employee prior to the Offer Acceptance Time during the year in which the Offer Acceptance Time occurs for purposes of applying deductibles, co-payments, and out-of-pocket maximums, and (iv) credit each continuing AAA employee for all vacation and personal holiday pay that the employee is entitled to use but has not used as of the Offer Acceptance Time.

Condition to Consummation of the Offer

  Minimum Condition

        Neither Parent nor Purchaser will be obligated to accept for payment or pay for any validly tendered Company Shares pursuant to the Offer, unless immediately prior to the expiration of the Offer the number of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn), together with any Ordinary Shares then beneficially owned by Parent or Purchaser, represents at least 80% of (a) all of the Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding (including any Ordinary Shares held in escrow) plus (b) all of the Ordinary Shares issuable upon the exercise, conversion, or exchange of any options, warrants, convertible notes, stock appreciation rights, or other rights to acquire Ordinary Shares then outstanding (including any Company Share Options, Company Free Shares and Company Warrants), regardless of whether or not then vested, plus (c) any Ordinary Shares issuable to the former shareholders of BioSynthema (as further described above, in the fifth bullet of the subsection of this Section 12 titled "Other Covenants and Agreements") (collectively, the "Minimum Condition"). In determining whether the Minimum Condition has been met, the aggregate amount of Ordinary Shares underlying Company Share Options and Company Warrants that have been exercised pursuant to the cashless exercise facility established with the Facility Administrator, and for which instructions to tender such Ordinary Shares into the Subsequent Offer Period have been received by the Facility Administrator and have not been withdrawn prior to the Expiration Date, will be included in the calculation of the number of Ordinary Shares validly tendered pursuant to the Offer.

Termination of the MoU

        The MoU may be terminated by mutual written consent of Parent and AAA or may be terminated in any of the following ways:

  •
  by either Parent or AAA with written notice to the other party:

  •
  if the Offer Acceptance Time has not occurred on or before the Outside Date (as it may be extended in accordance with the MoU), except that the right to terminate the MoU will not be available to a party whose failure to perform any covenant or obligation under the MoU has materially contributed to the failure of the Offer Acceptance Time to occur before the Outside Date (any termination under the circumstances described in this sub-bullet, an "Outside Date Termination"),

  •
  if any governmental authority of competent jurisdiction has denied in writing any Regulatory Approval required under the MoU, or enacted, issued, promulgated, enforced, or entered any decision, injunction, decree, ruling, law, or order that makes the Offer illegal or otherwise prohibits the consummation of the Offer or the other transactions contemplated by the MoU, except that the right to terminate the MoU will not be available to a party whose failure to perform and covenant or obligation under the MoU or whose material breach of the MoU has been the cause of, or resulted in, any of the events described in this sub-bullet,

  •
  if the AAA Board effects a Change in Company Announcement Statement or a Change in Company Board Recommendation in accordance with the applicable terms of the MoU in connection with a Superior Proposal (any termination under the circumstances described in this sub-bullet, a "Superior Proposal Termination"), or

  •
  any time prior to the public announcement of the Company Board Recommendation, if the AAA Board (i) effects a Change in Company Announcement Statement following the Consultation or (ii) fails to publicly announce the Company Board Recommendation within three business days of completion of the Consultation (such failure, a "Failure to Issue the

      Company Board Recommendation") (any termination under the circumstances described in this sub-bullet, a "Works Council Termination");

  •
  by Parent prior to the Offer Acceptance Time with a written notice to AAA:

  •
  if AAA has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the MoU, and the breach or failure to perform (i) would result in the failure of any Offer Condition and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured prior to the earlier of (x) 30 days after written notice of the breach or failure to perform is given by Parent to AAA and (y) the Outside Date, except that that Parent will not have the right to terminate the MoU if Parent is then in material breach of any of its representations, warranties, covenants, or agreements under the MoU (any termination under the circumstances described in this sub-bullet, a "Material Breach Termination"),

  •
  if the AAA Board effects a Change in Company Announcement Statement or a Change in Company Board Recommendation, other than following the Consultation in accordance with the terms of the MoU or pursuant to the terms of the MoU with respect to a Superior Proposal,

  •
  if a Failure to Issue the Company Board Recommendation occurs, other than by reason of the outcome of the Consultation in accordance with the MoU or pursuant to the terms of the MoU with respect to a Superior Proposal,

  •
  if AAA has failed to include the Company Board Recommendation in the Schedule 14D-9, except to the extent that AAA effects a Change in Company Board Recommendation pursuant to the terms of the MoU in connection with a Superior Proposal (any termination under the circumstances described in this sub-bullet or the two preceding sub-bullets, an "Adverse Event Termination"), or

  •
  if AAA has intentionally breached its no solicitation obligations under the MoU (see "The Tender Offer—MoU; Other Agreements—No Solicitation or Alternate Proposal" and "The Tender Offer—MoU; Other Agreements—Change in Company Announcement Statement or Change in Company Board Recommendation") (any termination under the circumstances described in this sub-bullet, an "Intentional Breach Termination"); or

  •
  by AAA prior to the Offer Acceptance Time with a written notice to Parent if Parent or Purchaser has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the MoU, and the breach or failure to perform (i) materially impairs the ability of Parent or Purchaser to consummate the Offer or the other transactions contemplated by the MoU and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured prior to the earlier of (x) 30 days after written notice of the breach or failure to perform is given by AAA to Parent and (y) the Outside Date, except that that AAA will not have the right to terminate the MoU if AAA is then in material breach of any of its representations, warranties, covenants, or agreements under the MoU.

Effect of Termination; Expense Reimbursement; Termination Fee

        Other than as described below, if the MoU is terminated under the circumstances described in "The Tender Offer—MoU; Other Agreements—Termination of the MoU," the MoU will cease to have any further effect, with no liability on the part of any party (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives), provided that no such termination will relieve any party of any liability or damages to the extent arising from any fraud or intentional breach of the MoU prior to termination. For purposes of the MoU, "intentional breach" means (i) with respect to any breach of a representation or warranty contained in the MoU, a material breach that has been made with the knowledge of the breaching party and gives rise to the failure of any Offer Condition, (ii) with respect to any breach or failure to perform a covenant or other agreement contained in the MoU (other than those related to the no solicitation obligations in the MoU) (see "The Tender Offer—MoU; Other Agreements—No Solicitation or Alternate Proposal" and "The Tender Offer—MoU; Other Agreements—Change in Company Announcement Statement or Change in Company Board Recommendation"), a material breach, or material failure to perform, that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act is a material breach of the MoU, and (iii) with respect to any breach or failure to perform any of the no solicitation obligations in the MoU, a breach, or failure to perform, that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act is a breach of such no solicitation obligations.

        If a Works Council Termination occurs, AAA will pay to Parent an amount equal to €5,000,000 (the "Expense Reimbursement"), which Parent and AAA acknowledge and agree represents a good faith estimate of the fees, costs, and expenses (including financial and legal advisor fees) that Parent will incur in connection with the transactions contemplated by the MoU (including the negotiation thereof).

        If a Superior Proposal Termination occurs, an Adverse Event Termination or an Intentional Breach Termination occurs, then AAA will pay Parent a termination fee of U.S. $115,000,000 (the "Company Termination Fee").

        If (i) a Material Breach Termination or a Works Council Termination occurs and (ii) if (A) prior to the termination of the MoU, an Alternate Proposal has been publicly announced, made publicly known or otherwise communicated or made known to AAA management or the AAA Board and (B) within nine months after termination of the MoU, AAA or any of its subsidiaries enters into an Alternate Proposal Agreement with respect to an Alternate Proposal or an Alternate Proposal is consummated or AAA or the AAA Board approves or recommends to AAA's shareholders to accept any Alternate Proposal (in each case, whether or not such Alternate Proposal is the same Alternate Proposal described in clause (A)), then AAA will pay Parent the Company Termination Fee.

        If (i) an Outside Date Termination occurs solely as a result of the Minimum Condition failing to have been satisfied and (ii) if (A) prior to the termination of the MoU, an Alternate Proposal has been publicly announced or made publicly known and not withdrawn and (B) within nine months after termination of the MoU, AAA or any of its subsidiaries enters into an Alternate Proposal Agreement with respect to an Alternate Proposal or an Alternate Proposal is consummated or AAA or the AAA Board approves or recommends to AAA's shareholders to accept any Alternate Proposal (in each case, whether or not such Alternate Proposal is the same Alternate Proposal described in clause (A)), then AAA will pay Parent the Company Termination Fee. For purposes of determining whether the Company Termination Fee described in this paragraph and the preceding paragraph is payable under the MoU, "Alternate Proposal" has the meaning described in the section above entitled "The Tender Offer—MoU; Other Agreements—No Solicitation or Alternate Proposal," except that references to 25% in the definition will be replaced by references to 50%.

        Any payment of the Company Termination Fee or the Expense Reimbursement to Parent by AAA will be made by wire transfer of same day funds within five business days after receipt of the written termination notice by Parent (in the case of termination by Parent) and, in the case of termination by AAA, immediately before and as a condition to such termination. The Company Termination Fee or the Expense Reimbursement are not cumulative and in no event will AAA be required to make a payment to Parent of the Company Termination Fee or Expense Reimbursement more than once.

        Notwithstanding the obligation of AAA to pay the Expense Reimbursement or Company Termination Fee, Parent may, in lieu of receipt thereof, elect to make a claim and pursue money damages for any liability or damages resulting from fraud or intentional breach of the MoU by AAA;

however, if Parent makes such an election, it will be deemed an irrevocable waiver of Parent's right to the Expense Reimbursement or Company Termination Fee, as applicable. Subject to the foregoing sentence, and except in the case of fraud, Parent has agreed that, upon any termination of the MoU under circumstances where the Expense Reimbursement or the Company Termination Fee is payable by AAA and such Expense Reimbursement or Company Termination Fee is paid in full, Parent and Purchaser are precluded from any other remedy against AAA, at law or in equity or otherwise, and neither Parent nor Purchaser will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages, against AAA or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the MoU or the transactions contemplated by the MoU.

        If AAA fails to promptly pay the Expense Reimbursement or Company Termination Fee when required to do so under the MoU, and if Parent commences judicial proceedings that result in an award or judgment against AAA for such payments, AAA will pay Parent its costs and expenses (including reasonable attorneys' fees) in connection with such judicial proceedings, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Expenses

        Except as described above, all costs and expenses incurred in connection with the MoU and the transactions contemplated thereby will be paid by the party incurring such expenses.

Amendment and Waiver

        Any provision of the MoU may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. Any such amendment will require the approval of a majority of the directors of AAA who were not designated by Purchaser, except in the event there are no such directors or they are not available, in which case the approval by the individuals mutually agreed upon by the parties on the date of the MoU will be required.

Governing Law and Courts

        The MoU is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, except that the fiduciary duties of the AAA Board will be exclusively governed by and construed in accordance with the laws of France, without regard to the conflicts of law rules of such jurisdiction.

        Parent and AAA have agreed that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the MoU or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court. However, if the Delaware Court of Chancery does not have jurisdiction over such action, such action will be brought before any federal court located in the State of Delaware or other Delaware state court and each of the parties have irrevocably consented to the exclusive jurisdiction of such courts.

Specific Performance

        Parent and AAA have agreed that irreparable damage would occur if any provision of the MoU was not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, both Parent and AAA will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the MoU, or to enforce the performance of the MoU, in any court referred to in the preceding paragraph without needing to prove the inadequacy of money damages as a remedy (and each party has waived any requirement for securing or posting a bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, if, prior to the Outside Date, any party brings any suit, action, or proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended by the amount of time during which such suit, action, or proceeding is pending plus 20 business days or such longer time period established by the court presiding over such suit, action, or proceeding, if any.

(b)   Confidentiality Agreement

        In connection with Parent's evaluation of the potential transaction that resulted in the Offer, Novartis International AG, a wholly-owned subsidiary of Parent ("Novartis International"), and AAA entered into a confidentiality agreement on August 22, 2017 (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, Novartis International agreed to keep confidential certain information furnished by AAA. Novartis International also agreed that such information furnished by AAA would be used solely for the purpose of evaluating the possible acquisition of AAA that resulted in the execution of the MoU and the launching of the Offer. If requested by AAA, Novartis International is required to destroy or return to AAA all confidential information provided to Novartis International under the Confidentiality Agreement (except for one copy to be retained for record keeping and compliance purposes, and except for compute records or files containing confidential information that are created by ordinary course archiving and back-up procedures). The Confidentiality Agreement also provides that, for one year following the date of the Confidentiality Agreement, subject to certain exceptions, Novartis International, its oncology business unit, and its affiliates and representatives will not induce to leave, solicit or hire any of AAA's officers or employees as of the date of the Confidentiality Agreement and with whom Novartis International has had contact or who became known to Novartis International in connection with the potential transaction. The Confidentiality Agreement includes standard standstill provisions pursuant to which Parent agreed that, until the earlier of one year following the date of the Confidentiality Agreement and the occurrence of certain agreed significant events, without the prior written consent of AAA, it would not, and would ensure its controlled affiliates and controlled associates will not, among other things, (a) acquire or seek to acquire any securities or assets of AAA or its subsidiaries, (b) enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving AAA, (c) initiate or encourage any solicitation of proxies with respect to the voting securities of AAA, (d) nominate any person for election as a director or submit any shareholder proposal at any meeting of AAA's shareholders, (e) seek to control or influence the management or policies of AAA, or (f) disclose any such intention to do any of the foregoing.

        The above summary of certain provisions of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement itself, which is incorporated herein by reference and a copy of which is filed as Exhibit (d)(3) to the Schedule TO.

(c)   Tender and Support Agreements

        Concurrently with the execution of the MoU, the members of the AAA Board (Stefano Buono, Claudio Costamagna, Christine Mikail Cvijic, Kapil Dhingra, Steven Gannon, Christian Merle, François Nader and Léopoldo Zambeletti) and certain members of AAA's senior management (Gérard Ber and Heinz Mäusli), in their capacity as shareholders, as well as an AAA shareholder affiliated with a member of the AAA Board (CC & Soci S.r.l.), have each entered into the Tender and Support Agreements with Parent pursuant to which each shareholder agreed to:

  •
  not transfer or dispose of any Company Shares, except for certain transfers to family members, trusts for the benefit of the shareholder or his/her family members or to affiliates (in the case of the shareholder that is not an individual);

  •
  tender his/her/its Company Shares into the Offer upon the terms and conditions of such agreement, including any Company Shares acquired after the date of the Tender and Support Agreement;

  •
  vote in favor of the MoU and the transactions contemplated by the MoU, and against (i) any action that would be a breach of the MoU, (ii) any Alternate Proposal (as defined in the MoU, except that references to 25% in the definition will be replaced by references to 50%), (iii) any amendment to AAA's organizational documents, (iv) any change in AAA's capitalization or corporate structure, and (v) any other action that would materially delay, materially postpone, discourage or adversely affect the Offer or the other transactions contemplated by the MoU; and

  •
  with respect to the directors and senior management who entered into Tender and Support Agreements, to tender his/her resignation from AAA (such resignation to be effective upon the occurrence of the Offer Acceptance Time or upon delisting of the ADSs from NASDAQ after the Offer Acceptance Time, depending on the individual) and support the appointment of Parent's replacement directors and members of management.

        The Company Shares subject to the Tender and Support Agreements comprise approximately 4.3% of all of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs). The Tender and Support Agreements will terminate upon the earliest to occur of (i) the termination of the MoU, (ii) the Offer Acceptance Time, (iii) the mutual agreement of Parent and the applicable shareholder, and (iv) at the election of the applicable shareholder if the MoU is modified in a way that would have a materially adverse impact on the shareholder.

        The foregoing description of Tender and Support Agreements is a summary of the material terms and does not purport to be complete. A copy of the form of Tender and Support Agreement is filed as Exhibit (d)(4) to the Schedule TO and is incorporated herein by reference.

(d)   AAA Management Employment Agreements

  Arrangements with AAA Executive Officers Effective Upon the Offer Acceptance Time

        As of the date of this Offer to Purchase, two of AAA's current executive officers, Stefano Buono and Gérard Ber have entered into letter agreements with Parent, dated October 28, 2017 (the "Letter Agreements"), regarding their continued service and compensation with AAA after the Offer Acceptance Time. The Letter Agreements, which are contingent upon the closing of the transactions contemplated by the MoU (the "Closing"), will supersede the terms of the employment agreements Mr. Buono and Mr. Ber entered into with AAA or its affiliate as of July 1, 2016 (the "Employment Agreements"), and Mr. Buono and Mr. Ber have agreed to relinquish any claim to payments (other than their annual bonus for 2017, to the extent not previously paid (i) under applicable law, contract or otherwise; (ii) under any severance plans, agreements or arrangements with Parent, AAA or any of its subsidiaries, other than as set forth in the Letter Agreements; and (iii) under their respective Employment Agreements, including any change in control or other severance benefits to which the executives would otherwise be entitled. Under the Letter Agreements, Mr. Buono and Mr. Ber have also agreed to resign from their positions with AAA and its subsidiaries as of the Closing. Under the Letter Agreements, the parties have agreed to enter into a more detailed formal agreement, which will set forth the duties and responsibilities of Mr. Buono and Mr. Ber, as applicable, relating to the integration of the business (the "Agreed Services").

        Effective as of the Closing, Mr. Buono will receive (i) annual compensation of $1,000,000, paid in installments, and (ii) a completion bonus of $1,000,000, paid in a single cash lump sum on the first anniversary of the Closing contingent on his performance in all material respects of the Agreed Services. Mr. Buono's Letter Agreement also provides that, if any amounts paid or distributable by Parent to or for the benefit of Mr. Buono would constitute an "excess parachute payment" within the meaning of Section 280G of the Code such that it would not be tax deductible by Parent, then the amounts payable or distributable to Mr. Buono will be reduced to the maximum amount that may be paid or distributed without causing such payments or distributions to be nondeductible.

        Effective as of the Closing, Mr. Ber will receive (i) annual compensation of $900,000, paid in installments, and (ii) a completion bonus of $900,000, paid in a single cash lump sum on the first anniversary of the Closing contingent on his performance in all material respects of the Agreed Services.

        Pursuant to the Letter Agreements, Mr. Buono and Mr. Ber will be subject to certain non-competition and non-solicitation restrictive covenants during and for 12 months after their termination of service. If Mr. Buono or Mr. Ber suffer an evidenced economic loss due to the non-competition restriction, and the restriction is not waived by AAA, AAA will compensate Mr. Buono or Mr. Ber, as applicable, for such loss by paying monthly installments through the restricted period based on their last monthly compensation and any statutory allowances.

        Other than the Letter Agreements, we have not entered into any agreement, arrangement or understanding with any members of AAA management regarding employment or consultancy following the Offer Acceptance Time. We may seek to retain certain members of the AAA management team following the Offer Acceptance Time. As part of these retention efforts, we may enter into employment or consultancy, compensation, retention, severance or other employee or consultant benefit arrangements with AAA executive officers and other key AAA employees; however, there can be no assurance that any parties will reach an agreement. Any such arrangements would be subject to negotiation and discussion, and no terms or conditions have been discussed, agreed upon or finalized. Any such new arrangements would not become effective until the Offer Acceptance Time.

13.  Source and Amount of Funds

        There is no financing condition to the Offer. Assuming that all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, and all Ordinary Shares issuable upon the exercise of outstanding options and warrants are tendered into the Offer, the aggregate purchase price payable by Purchaser upon consummation of the Offer would be approximately U.S. $3,969,691,422. Parent will provide us with sufficient funds to purchase all validly tendered Ordinary Shares and ADSs into the Offer that have not been properly withdrawn. Parent intends to finance the Offer with funds from debt issuances under short-term funding programs and existing liquidity.

        Purchaser believes that its financial condition is not material to a decision by a holder of Company Shares whether to tender Company Shares pursuant to the Offer because (a) the Offer is being made for all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, (b) the holder will receive payment solely in cash for any Company Shares that you tender into the Offer, (c) Parent will provide us with sufficient funds to purchase all validly tendered Ordinary Shares and ADSs in the Offer that have not been properly withdrawn and (d) the Offer is not subject to any financing condition.

14.  Dividends and Distributions

        AAA has never paid cash dividends on the Ordinary Shares. Pursuant to the MoU, AAA has agreed not to declare, set aside or pay any type of dividend, whether payable in cash, share or property, in respect of any Ordinary Shares, without both (i) the prior written consent of Parent and (ii) a reduction of Offer Price by the amount of such dividend.

15.  Conditions of the Offer

        In addition to the satisfaction of the Minimum Condition, Purchaser will not be obligated to accept for payment or pay for any validly tendered Company Shares (subject to applicable rules and regulations of the SEC), and may terminate the Offer and the MoU if, as of immediately prior to acceptance for payment of any Company Shares, any of the following conditions are not satisfied or have not been waived to the extent legally permissible:

  •
  the representations and warranties made by AAA in the MoU relating to AAA's share capital and outstanding options, free shares and warrants are true and correct, except for de minimis inaccuracies, as of the Expiration Date (except to the extent a representation or warranty was expressly made as of a particular date, and in which case, on and as of such date);

  •
  the representations and warranties made by AAA in the MoU relating to AAA's corporate organization, good standing and subsidiaries, AAA's capitalization and equity securities (other than those covered in the previous bullet), corporate authority, financial advisors and brokers, and actions in accordance with Rule 14d-10 of the Exchange Act are true and correct (without giving effect to any qualification set forth therein as to "materiality," "Material Adverse Effect," or other qualifications based on the word "material" or similar phrases, subject to customary exceptions) in all material respects as of the Expiration Date (except to the extent a representation or warranty was expressly made as of a particular date, and in which case, on and as of such date);

  •
  the remaining representations and warranties made by AAA in the MoU (without giving effect to qualifications as to "materiality" or "Material Adverse Effect" set forth therein, and subject to certain customary exceptions) are true and correct as of the Expiration Date (except to the extent a representation or warranty was expressly made as of a particular date, and in which case, on and as of such date), except where the failure of such representation or warranty of AAA to be true and correct, individually or in the aggregate, will not have had, and would not reasonably be expected to result in, a Material Adverse Effect;

  •
  AAA will have performed or complied in all material respects with any covenant or obligation of AAA under the MoU prior to the Expiration Date;

  •
  since the date of the MoU, no Material Adverse Effect will have occurred and no events, violations, inaccuracies, circumstances or other matters will have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

  •
  Parent and Purchaser will have received a certificate executed by an executive officer of AAA, dated as of the Expiration Date, to the effect that each of the conditions described in each of the foregoing five bullets have been satisfied;

  •
  the Regulatory Approvals have been granted (or relevant waiting periods will have expired);

  •
  no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any decision, injunction, decree, ruling, law, or order that makes the Offer illegal or otherwise prohibits the consummation of the Offer or the other transactions contemplated by the MoU;

  •
  the MoU has not been validly terminated in accordance with its terms; and

  •
  prior to the Offer Acceptance Time, Parent will have received a certificate addressed to Parent from the third-party expert to the effect that the Lu-Material meets the agreed specifications and is at least the agreed weight, and AAA will have good and valid ownership, and custody and control, of the agreed amount of Lu-Material.

16.  Legal Matters; Required Regulatory Approvals

General

        Except as described in this Offer to Purchase, we are not aware of any pending legal proceeding relating to the Offer. Except as set forth in this Offer to Purchase, based on its examination of publicly available information filed by AAA with the SEC and other publicly available information concerning AAA, we are not aware of any licenses or regulatory permits that appear to be material to the business of AAA and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Company Shares in the Offer, or of any filings, approvals, or other actions by or with any governmental authority that would be required for our acquisition or ownership of the Company Shares pursuant to the Offer. Should any such approval or other action be required, we expect to seek such approval or action. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to AAA business might not result. Except as otherwise described in this Offer to Purchase, although we do not presently intend to delay the acceptance for payment of or payment for Company Shares tendered into the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to AAA's business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

United States Antitrust Compliance

        Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Company Shares in the Offer.

        Under the HSR Act, the purchase of the Company Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and AAA filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Company Shares in the Offer on November 17, 2017. As of 11:59 p.m., New York City time, on December 4, 2017, the waiting period under the HSR Act applicable to the Offer expired. Accordingly, the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act has been satisfied.

French Regulatory Approval

        The prior authorization from the Ministry of Economy is required where a non-French resident acquires control of a French company having all or part of its business activities in certain industry sectors (including activities relating to equipment, products or services essential to guarantee the

French national interests in terms of public policy, public security or national defense, such as the protection of the public health).

        In relation to the contemplated change of control of AAA as a result of the completion of the Offer, AAA and Parent have agreed to make the appropriate application filing with the Ministry of Economy pursuant to Articles L.151-3 and Articles R.153-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier). Therefore, on November 14, 2017, Parent has requested confirmation from the Ministry of Economy that the French foreign investment regime is not applicable to the Offer and, if the Ministry of Economy does not agree with this assessment, in the interest of time, submitted a request for prior authorization related to a foreign investment in France.

        After such filing, the Ministry of Economy may request additional information or have additional questions with respect to the Offer. The parties will be able to proceed with the consummation of the Offer subject to (a) the foreign investment prior authorization of the French Ministère de l'Économie et des Finances, (b) the expiration of the two month statutory waiting period under applicable French law (starting from the date on which the Ministry of Economy has indicated that the request for authorization filed by Parent is complete) or (c) written confirmation from the Ministry of Economy that no prior authorization is required.

17.  Fees and Expenses

        Parent has retained Innisfree M&A Incorporated as Information Agent in connection with the Offer. The Information Agent may contact the shareholders of AAA (including ADS holders) by mail, telephone and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Company Shares. Parent will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Parent has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, Parent has retained Banque Transatlantique S.A. as Ordinary Shares Agent and The Bank of New York Mellon as ADS Tender Agent, and both also as paying agents, in connection with the Offer. Parent will pay the Ordinary Shares Agent and the ADS Tender Agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the Ordinary Shares Agent and the ADS Tender Agent for certain out-of-pocket expenses and will indemnify the ADS Tender Agent against certain liabilities and expenses in connection with the Offer.

        Except as set forth above, neither Parent, nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Company Shares pursuant to the Offer. Parent will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18.  Miscellaneous

        None of Parent or Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute in any jurisdiction prohibiting the making of the Offer or the acceptance of the Company Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, shareholders of AAA (including ADS holders) in that jurisdiction. We have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, AAA has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the AAA Board with respect to the Offer and the reasons for the recommendation of AAA Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in "The Tender Offer—Certain Information Concerning AAA" and "The Tender Offer—Certain Information Concerning Parent and Purchaser."

        Neither Parent nor Purchaser has authorized any person to give any information or to make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the related Ordinary Share Acceptance Form or ADS Letter of Transmittal, and, if given or made, shareholders (including ADS holders) should not rely on any such information or representation as having been authorized.

        Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, AAA, or any of their respective subsidiaries since the date as of which such information is furnished or the date of this Offer to Purchase.

SCHEDULE 1

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

1.
Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Parent's directors and executive officers. Unless otherwise noted, the current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41 61 324 11 11.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joerg Reinhardt, German	Function at Parent. Joerg Reinhardt, Ph.D., has been Chairman of the Board of Directors since 2013. He has also served as Chairman of the Research & Development Committee and Chairman of the Board of Trustees of the Novartis Foundation since 2012. Prior to that time, he was Parent's Chief Operating Officer from 2008 to 2010, and Head of the Vaccines and Diagnostics Division from 2006 to 2008. He was also Chairman of the Board of the Genomics Institute of the Novartis Research Foundation in the United States from 2000 to 2010.

Other Activities. Since 2017, Mr. Reinhardt has been a non-executive board member of Swiss Re (located at Mythenquai 50/60, Zurich, 8022 Switzerland; tel.: +41 43 285 2121), the principal business of which is reinsurance. He previously was chairman of the board of management and the executive committee of Bayer HealthCare, Germany. He was also a member of the supervisory board of MorphoSys AG in Germany from 2001 to 2004, and from 2012 to 2013 he served as a member of the board of directors of Lonza Group AG (located at Muenchensteinerstrasse 38, CH-4002 Basel, Switzerland; tel.: +41 61 316 81 11), the principal business of which is pharmaceuticals and biotechnology.

Professional Background. Mr. Reinhardt graduated with a doctorate in pharmaceutical sciences from Saarland University in Germany. He joined Sandoz Pharma Ltd. in 1982 and held various positions at Sandoz and later at Parent, including Head of Development.
Enrico Vanni, Swiss
Function at Parent. Enrico Vanni, Ph.D., has been a member of the Board of Directors since 2011 and qualifies as an independent Non-Executive Director. He is Vice Chairman of the Board of Directors and Chairman of the Compensation Committee. He is also a member of the Audit and Compliance Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other Activities. Since his retirement as director of McKinsey & Company in 2007, Mr. Vanni has been an independent consultant. He is a board member of several companies working in industries from healthcare to private banking, including, since 2013, Advanced Oncotherapy PLC (located at Third Floor, 4 Tenterden Street, London W1S 1TE, United Kingdom; tel.: +44 0203 617 8728), the principal business of which is the development of cancer treatment through proton therapy technology. Mr. Vanni is also a board member of several non-listed companies, including, since 2014, Lombard Odier SA (located at Third Floor, 4 Tenterden Street, London W1S 1TE, United Kingdom; tel.: +44 0203 617 8728), the principal business of which is banking with a specialization in asset and wealth management and private banking services; since 2008, Banque Privée BCP (Suisse) SA (located at 4 Place Du Molard, 1204 Geneva, Switzerland; tel.: +41 22 318 92 92), the principal business of which is private banking; since 2010, Eclosion2 (located at Campus Biotech Innovation Park, Bâtiment F2, Av. Sécheron 15, 1201 Geneva, Switzerland; tel.: +41 22 544 29 34), the principal business of which is investing in therapeutics and platform technologies; and, since 2008, Denzler & Partners SA (located at Rue du Vieux-Marché 10, 1260 Nyon, Switzerland; tel.: +41 22 994 89 00), the principal business of which is management resources consulting.

Professional Background. Mr. Vanni holds an engineering degree in chemistry from the Federal Polytechnic School of Lausanne, Switzerland; a doctorate in chemistry from the University of Lausanne; and the degree of Master of Business Administration from INSEAD in Fontainebleau, France. He began his career as a research engineer at the International Business Machines Corp. (IBM) in California and joined McKinsey in Zurich in 1980. He managed the Geneva office for McKinsey from 1988 to 2004, and consulted for companies in the pharmaceutical, consumer and finance sectors. He led McKinsey's European pharmaceutical practice and served as a member of the firm's partner review committee prior to his retirement in 2007.
Nancy C. Andrews, American
Function at Parent. Nancy C. Andrews, M.D., Ph.D., has been a member of the Board of Directors since February 2015. She qualifies as an independent Non-Executive Director and is a member of the Research & Development Committee and the Risk Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other Activities. From 2007 to 2017, Dr. Andrews served as dean of the Duke University School of Medicine (located at Duke University Medical Center Greenspace, Durham, NC 27710; tel.: 919 684 2985) and as vice chancellor for academic affairs at Duke University (located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708; tel.: 919 684 8111). She is also a professor of pediatrics, pharmacology and cancer biology at Duke, a position she has held since 2007, and has been elected as a fellow of several organizations, including, since 2006, the American Association for the Advancement of Science (located at 1200 New York Ave NW, Washington, D.C. 20005; tel.: 202 326 6400), the principal purpose of which is the promotion of the sciences; also since 2006, the National Academy of Medicine (located at 500 5th Street NW, Washington, DC 20001; tel.: 202 334 2000), the principal purpose of which is supporting those in the health and medical fields; and, since 2007, the American Academy of Arts and Sciences (located at 136 Irving Street, Cambridge, MA 02138; tel.: 617 441 6100), the principal purpose of which is providing scholarship in the arts and sciences. She is also the chair of the board of directors of the American Academy of Arts and Sciences and, since 2011, of the Burroughs Wellcome Fund (located at 21 T. W. Alexander Drive, Research Triangle Park, NC 27709; tel.: 919 991 5100), the principal purpose of which is independent biomedical research. Since 2017, Dr. Andrews has been a member of the Massachusetts Institute of Technology (MIT) Corporation (77 Massachusetts Avenue, Cambridge MA 02139; tel.: 617 253 5614), the principal business of which is to make decisions for MIT. She is the former president of the American Society for Clinical Investigation (located at 2015 Manchester Rd, Ann Arbor, MI 48104; tel.: 734 222 6050), the principal purpose of which is honor and support physician-scientists, and has been a member of that society since 1998. Since 2006, Dr. Andrews has served on the Council of the National Academy of Medicine, and, since 2008, on the Scientific Management Review Board of the U.S. National Institutes of Health (9000 Rockville Pike, Bethesda, Maryland 20892; tel.: 301 496 4000), the principal purpose of which is to develop and distribute biomedical and public health research for the U.S. government.

Professional Background. Dr. Andrews holds a doctorate in biology from MIT and the degree of Doctor of Medicine from Harvard Medical School. She completed her residency and fellowship training in pediatrics and hematology/oncology at Boston Children's Hospital and the Dana-Farber Cancer Institute, and served as an attending physician at Boston Children's Hospital. Prior to joining Duke, Dr. Andrews was director of the Harvard/MIT M.D.-Ph.D. Program and dean of basic sciences and graduate studies, as well as professor of pediatrics, at Harvard Medical School. From 1993 to 2006, she was a biomedical research investigator at the Howard Hughes Medical Institute. Her research expertise is in iron homeostasis and mouse models of human diseases.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dimitri Azar, American	Function at Parent. Dimitri Azar, M.D., has been a member of the Board of Directors since 2012. He qualifies as an independent Non-Executive Director and is a member of the Audit and Compliance Committee and the Research & Development Committee.

Other Activities. Since 2011, Dr. Azar has served as dean of the College of Medicine and professor of ophthalmology, bioengineering and pharmacology at the University of Illinois at Chicago (located at 1835 W Polk St, Chicago, IL 60612; tel.: 312 996 7000). From 2006 to 2011, Dr. Azar was the head of the Department of Ophthalmology and Visual Sciences at the University of Illinois at Chicago. Since 2007, he has been a member of the American Ophthalmological Society (located at 655 Beach Street, San Francisco, California 94109; tel.: 415 561 8578), the principal purpose of which is supporting ophthalmologists. From 2014 to 2015, Dr. Azar was president of the Chicago Ophthalmological Society (located at 10 W Phillip Rd. Suite 120 Vernon Hills, IL 60061; tel.: 847 680 1666), the principal purpose of which is to advance educational opportunities for ophthalmologists in the Chicagoland area. In 2017, he was elected president of the Chicago Medical Society (located at 515 N Dearborn St, Chicago, IL 60654; tel.: 312 670 2550), the principal purpose of which is the cultivation of the science and art of medicine, promotion of the sharing of professional experience and encouragement of enthusiasm for the profession among its members. Additionally, he is on the board of the Tear Film and Ocular Surface Society; since 2015, the board of Verb Surgical (located at 2450 Bayshore Pkwy #100, Mountain View, CA 94043; tel.: 408 838 9186), the principal business of which is to develop medical equipment for digital surgery; and, since 2014, the scientific advisory board of Verily Life Sciences (located at 269 East Grand Avenue, San Francisco, CA 94080; tel.: 650 253 0000), the principal business of which is the promotion of using technology to better understand health.

Professional Background. Dr. Azar began his career at the American University of Beirut Medical Center in Lebanon and completed his fellowship and residency training at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. His research on matrix metalloproteinases in corneal wound healing and angiogenesis has been funded by the U.S. National Institutes of Health since 1993. Dr. Azar practiced at the Wilmer Eye Institute at the Johns Hopkins Hospital School of Medicine, then returned to the Massachusetts Eye and Ear Infirmary as director of cornea and external disease. He became professor of ophthalmology with tenure at Harvard Medical School in 2003. Dr. Azar holds the degree of Executive Master of Business Administration from the University of Chicago Booth School of Business.
Ton Buechner, Dutch	Function at Parent. Ton Buechner has been a member of the Board of Directors since February 23, 2016. He qualifies as an independent Non-Executive Director and is a member of the Risk Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other Activities. From 2012 to 2017, Mr. Buechner served as chairman and CEO of the executive board of Dutch multinational AkzoNobel (located at Velperweg 76, 6824 BM Arnhem, the Netherlands; tel.: +31 26 366 4433), the principal business of which is the development of paints, performance coatings and special chemicals. Prior to joining AkzoNobel, he spent almost two decades at the Sulzer Corporation in Switzerland, where he was appointed divisional president in 2001 and served as president and CEO from 2007 to 2011. Mr. Buechner's early career was spent in the oil and gas construction industry and included roles at Allseas Engineering in the Netherlands and at Aker Kvaerner in Singapore. Since 2014, he has been a member of the supervisory board of Voith GmbH (located at St. Pöltener Straße 43, 89522 Heidenheim, Germany; tel.: +49 73 2137 2219), the principal business of which is mechanical engineering.

Professional Background. Mr. Buechner is an engineer by training. In 1988, he received his master's degree in civil engineering from Delft University of Technology in the Netherlands, specializing in offshore construction technology and coastal engineering. Mr. Buechner holds the degree of Master of Business Administration from the International Institute for Management Development in Lausanne, Switzerland.
Srikant Datar, American
Function at Parent. Srikant Datar, Ph.D., has been a member of the Board of Directors since 2003 and qualifies as an independent Non-Executive Director. He is Chairman of the Risk Committee, as well as a member of the Audit and Compliance Committee and the Compensation Committee. The Board of Directors has appointed him as Audit Committee Financial Expert.

Other Activities. Since 1996, Mr. Datar has been the Arthur Lowes Dickinson professor of business administration at Harvard Business School (located at Dillon House, Soldiers Field, Boston, MA 02163; tel.: 617 495 6128), where he has also served since 2015 as faculty chair of the Harvard Innovation Lab and, since 2016, as senior associate dean for university affairs. He is a member of the following boards of directors: since 2006, ICF International Inc. (9300 Lee Hwy, Fairfax, VA 22031; tel.: 703 934 3000), the principal business of which is global consulting in technology services; since 2009, Stryker Corp. (located at 2825 Airview Blvd, Portage, MI 49002; tel.: 269 385 2600), the principal purpose of which is to supply medical equipment; and, since 2013, T-Mobile U.S. (located at 1 Park Avenue, 14th Floor, New York, NY 10016; tel.: 212 358 3210), the principal business of which is to operate U.S.-based wireless networks.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. In 1973, Mr. Datar graduated with distinction in mathematics and economics from the University of Bombay in India. He is a chartered accountant, and he holds two master's degrees and a doctorate from Stanford University. Dr. Datar has worked as an accountant and planner in industry, and also as a professor at Carnegie Mellon University, Stanford University and Harvard University. His research interests are in the areas of cost management, measurement of productivity, new product development, innovation, time-based competition, incentives and performance evaluation. Dr. Datar has also advised and worked with numerous companies in research, development and training.
Elizabeth (Liz) Doherty, British
Function at Parent. Elizabeth (Liz) Doherty has been a member of the Board of Directors since February 23, 2016. She qualifies as an independent Non-Executive Director and is the Chairman of the Audit and Compliance Committee and a member of the Risk Committee. The Board of Directors has appointed her as Audit Committee Financial Expert.

Other Activities. Since 2013, Ms. Doherty has served as a non-executive director and chairman of the audit committee of Dunelm Group PLC (located at Watermead Business Park, Syston, Leicestershire LE7, United Kingdom 1AD; tel.: +44 345 165 6565), the principal business of which is to sell home furnishings; and, since 2015, as a member of the supervisory board and audit committee of Corbion NV (located at Piet Heinkade 127, 1019 GM Amsterdam, the Netherlands; tel.: +31 20 590 6911), the principal business of which is the production of food ingredients and bio-based chemicals. Since 2007, she has been a fellow of the Chartered Institute of Management Accountants (located at The Helicon, 1 South Pl, London EC2M 2RB, United Kingdom; tel.: +44 20 8849 2251), the principal purpose of which is to support management accountants. She has served since 2015 as a non-executive board member of the United Kingdom Ministry of Justice (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142) and, since 2016, as a non-executive board member of Her Majesty's Courts and Tribunals Service in the United Kingdom (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142).

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Ms. Doherty received her bachelor's degree in liberal studies in science (physics) from the University of Manchester in the United Kingdom. She began her career as an auditor and has held senior finance and accounting roles at Unilever PLC and Tesco PLC. Additionally, she was chief financial officer of both Brambles Ltd. and, from 2010 to 2013, Reckitt Benckiser Group PLC (located at Turner House, 103-105 Bath Road. Slough, SL1 3UH, United Kingdom; tel.: +44 17 5321 7800), the principal business of which is produce health, hygiene and home products. Since 2013, she served as a director at both Delhaize Group (located at Provincialeweg 11, 1506 MA Zaandam, the Netherlands; tel.: +31 88 659 9111), the principal business of which is the sale of food and the operation of supermarkets, and Nokia Corp. (located at Karaportti 3, 02610 Espoo, Finland; tel.: +358 71 400 4000), the principal business of which is the operation of communications, information technology and consumer electronics. She also served as a non-executive director at SABMiller PLC in the United Kingdom.
Ann Fudge, American
Function at Parent. Ann Fudge has been a member of the Board of Directors since 2008. She qualifies as an independent Non-Executive Director and is a member of the Risk Committee, the Compensation Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Other Activities. Since 2009, Ms. Fudge has been vice chairman and senior independent director of Unilever NV (located at Weena 455, PO Box 760, Rotterdam, 3000 DK, the Netherlands; tel.: +31 10 217 4000), the principal business of which is the production of food, beverages, cleaning agents and personal care products in London, United Kingdom and Rotterdam, Netherlands. She has also served, since 2007, as chair of the United States Program Advisory Panel of the Bill & Melinda Gates Foundation (located at 500 Fifth Avenue North, Seattle, WA 98109; tel.: 206 709 3100), the principal purpose is to address issues in healthcare, poverty, education and access to information technology; since 2016, as a director of Northrop Grumman Corporation (located at 2980 Fairview Park Drive, Falls Church, VA 22042; tel.: 703 280 2900), the principal business of which is the manufacture of supplies for American aerospace and defense technology; and, since 2015, as a trustee of Boston-based WGBH public media (located at One Guest Street, Boston, MA 02135; tel.: 617 300 2000), the principal purpose of which is to run public radio and television station based in Boston, Massachusetts.

Professional Background. Ms. Fudge received her bachelor's degree from Simmons College and holds the degree of Master of Business Administration from Harvard Business School. She is former chairman and CEO of Young & Rubicam Brands, New York. Before that, she served as president of the Beverages, Desserts and Post Division of Kraft Foods Inc.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Frans van Houten, Dutch	Function at Parent. Frans van Houten has been a member of the Board of Directors since February 28, 2017. He qualifies as an independent Non-Executive Director.

Other Activities. Since 2011, Mr. van Houten has been CEO and chairman of the executive committee and the board of management of Royal Philips (located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands; tel.: +31 20 59 77777), the principal business purpose of which is production of technology at the intersection of electronics, healthcare and lighting. In May 2016, he also became vice chairman and a member of the supervisory board of Philips Lighting (located at Mathildelaan 1, Eindhoven, 5611 BD, the Netherlands; tel.: + 31 40 279 1111), the principal business of which is the production of lighting products.

Professional Background. Mr. van Houten holds a master's degree in economics and business management from Erasmus University in Rotterdam, the Netherlands. He joined Philips in 1986 and has held multiple global senior leadership positions, including co-CEO of the Consumer Electronics Division. From 2004 to 2009, he was CEO of NXP Semiconductors. He also ran his own consultancy and was senior advisor to the board of the Dutch financial services business ING Group during the separation phase of its banking and insurance operations.
Pierre Landolt, Swiss
Function at Parent. Pierre Landolt, Ph.D., has been a member of the Board of Directors since 1996. He qualifies as an independent Non-Executive Director and is a member of the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other Activities. Since 1995, Mr. Landolt has been chairman of the Sandoz Family Foundation (located at Sandoz Family Office SA 85, Avenue du Général-Guisan 1009 Pully, Switzerland; tel.: +41 21 721 43 36), the principal business of which is investment in financial services, hotels, telecommunications, watchmaking, graphic arts and pharmaceutics. He has also served since 2013 as chairman of the Swiss private bank Landolt & Cie SA (located at Chemin de Roseneck 6, Case postale 6739 1006 Lausanne, Switzerland; tel.: +41 21 320 33 11), the principal business of which is banking and asset management. In Switzerland, since 2002, he has been chairman of both Emasan AG (located at St Jakobs-Strasse 7 Basel, 4052, Switzerland; tel.: +41 55 645 60 38), the principal business of which is to provide investment advice, and Vaucher Manufacture Fleurier SA (located at Chemin du Righi 2, 2114 Fleurier, Switzerland; tel.: +41 32 862 00 00), the principal business of which is the manufacture of watches. Since 1995, he has been vice chairman of Parmigiani Fleurier SA (located at Rue du Temple 11 2114 Fleurier, Switzerland; tel.:+41 32 862 66 30), the principal business of which is the production of luxury watches. Additionally, he has been, since 2011, vice chairman of the Montreux Jazz Festival Foundation (located at 2m2c / Avenue Claude Nobs 5 1820 Montreux, Switzerland; tel.: +41 21 966 44 44), the principal purpose of which is to support jazz in Montreux; since 2008, a board member of Amazentis SA (located at Parc scientifique PSE, EPFL site PSE-C—4th floor Écublens Lausanne, Switzerland; tel.: +41 21 693 92 40), the principal purpose of which is the production of biotechnology focusing on the consumer health and clinical nutrition sectors. He is also a board member of the Eneas Fund, Cayman Islands. In Brazil, Mr. Landolt has served as president, since 1997, of AxialPar Ltda. (located at Avenida Brigadeiro Faria Lima, 1478 6° Floor, Jardim Paulistano Brooklin Sao Paulo, SP 01451-001, Brasil; tel.: + 55 11 2667 0232), the principal business of which is to fund ventures in environmental services and technologies, biodiversity, biotechnology, foods and nutraceutics; and, since 2007, of Moco Agropecuaria Ltda. (located at Rua Zanzibar, 790, Casa Verde, São Paulo, SP, 02512-010, Brasil; tel.: +55 11 3858-2317), the principal business of which is the production of organic food products. He is also president of the Instituto Fazenda Tamanduá and the Instituto Estrela de Fomento ao Microcrédito.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Mr. Landolt graduated with a bachelor's degree in law from the University of Panthéon-Assas, Paris II, France. From 1974 to 1976, he worked for Sandoz Brazil. In 1977, he acquired an agricultural estate in the semi-arid Northeast Region of Brazil, and within several years he converted it into a model farm in organic and biodynamic production. Since 1997, Mr. Landolt has been associate and chairman of AxialPar Ltda., a Brazilian investment company focused on sustainable development. In 2000, he cofounded Eco-Carbone SAS, a company active in the design and development of carbon sequestration processes. In 2007, he co-founded Amazentis SA, a start-up company active in the convergence space of medication and nutrition. In 2011, Mr. Landolt received the degree of docteur des sciences économiques honoris causa from the University of Lausanne in Switzerland.
Andreas von Planta, Swiss
Function at Parent. Andreas von Planta, Ph.D., has been a member of the Board of Directors since 2006. He qualifies as an independent Non-Executive Director and is Chairman of the Governance, Nomination and Corporate Responsibilities Committee. He is also a member of the Risk Committee and the Audit and Compliance Committee.

Other Activities. Since 2014, Mr. von Planta has been a board member of Helvetia Holding AG (located at Dufourstrasse 40, St. Gallen, 9001, Switzerland; tel.: +41 58 280 5000), the principal business of which is to provide insurance and reinsurance products through its subsidiaries. He also serves on the boards of various Swiss subsidiaries of foreign companies and other non-listed Swiss companies, including: since 2011, Burberry (Suisse) SA (located at Rue Céard 8, 1204 Geneva, Switzerland; tel.: +41 22 311 34 25), the principal business of which is the trade of fashion products, clothing articles and shoes; since 1996, Lenz & Staehelin AG (located at Route de Chêne 30 CH-1211 Geneva, Switzerland; tel.: +41 58 450 70 00), the principal business of which is the practice of law; since 1997, A.P. Moller Finance SA (located at c/o KPMG SA, rue de Lyon 111, 1203 Geneva, Switzerland; tel.: +41 227041515), the principal business of which is the holding and investment of securities; since 2011, HSBC Private Bank (Suisse) SA (located at Quai du Général Guisan 2, PO Box 3580, Geneva, 1211, Switzerland; tel.: + 41 58 705 55 55), the principal business of which is private banking in Switzerland; since 2002, Socotab Frana SA (located at Rue de Lausanne 82 Geneva, 1202, Switzerland; tel.: +41 22 908 35 00), the principal business of which is trading in tobacco products; and, since 2007, Raymond Weil SA (located at Avenue Eugène-Lance 36-38 Geneva 26 P.O. Box 1569 Geneva, 1211, Switzerland; tel.: +41 22 884 00 55), the principal business of which is watchmaking. Additionally, he has served since 2009 as chairman of the regulatory board of the SIX Swiss Exchange AG (located at Pfingstweidstrasse 110 8005 Zurich, Switzerland; tel.: +41 58 399 5454), the principal business of which is the operation of the Swiss stock exchange.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Mr. von Planta holds a doctorate in law from the University of Basel in Switzerland, and the degree of Master of Laws from Columbia Law School. He passed his bar examinations in Basel in 1982. Since 1983, he has lived in Geneva and worked for the law firm Lenz & Staehelin, where he became a partner in 1988. His areas of specialization include corporate law, corporate governance, corporate finance, company reorganizations and mergers and acquisitions.
Charles L. Sawyers, American
Function at Parent. Charles L. Sawyers, M.D., has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Research & Development Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Other Activities. Dr. Sawyers has been, since 2006, chair of the Human Oncology and Pathogenesis Program at Memorial Sloan Kettering Cancer Center (located at 1275 York Ave., New York, NY 10065; tel.: 800 525 2225), a cancer treatment and research institution; since 2011, professor of medicine and of cell and developmental biology at the Weill Cornell Graduate School of Medical Sciences (located at 1300 York Ave., New York, NY 10065; tel.: 212 746 5454); and, since 2008, an investigator at the Howard Hughes Medical Institute (located at 1230 York Ave., New York, NY 10065; tel.: 212 327 7925), the purpose for which is biological and medical research. From 2012 to 2017, he was a member of United States President Barack Obama's National Cancer Advisory Board (located at 9609 Medical Center Drive, 7th Floor, Room 7W-412, MSC 9750, Bethesda, MD 20892; tel.: 420 276 6340), an advisory panel to the U.S. President; and was president in 2012 of the American Association for Cancer Research (located at 615 Chestnut St., Philadelphia, PA 19106; tel.: 215 440 9300), a professional association focusing on cancer research. He is also a former president of the American Society for Clinical Investigation. He has been a member, since 2010, of the U.S. National Academy of Sciences (located at 2101 Constitution Ave. NW, Washington, DC 20418; tel.: 202 334 2000), the principal purpose of which is supporting researchers in the sciences, engineering and medicine; and, since 2009, of the scientific advisory board of Agios Pharmaceuticals Inc. in the United States (located at 88 Sidney St., Cambridge, MA 02139; tel.: 617 649 8600), the principal business of which is development of anti-cancer therapeutics. He is also a member of the Institute of Medicine.

Professional Background. Dr. Sawyers received the degree of Doctor of Medicine from the Johns Hopkins University School of Medicine, and worked at the Jonsson Comprehensive Cancer Center at the University of California, Los Angeles, for nearly eighteen years before joining Memorial Sloan Kettering in 2006. An internationally acclaimed cancer researcher, he co-developed the Novartis cancer drug Gleevec/Glivec and has received numerous honors and awards, including the Lasker-DeBakey Clinical Medical Research Award in 2009.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
William T. Winters, British, American	Function at Parent. William T. Winters has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Compensation Committee.

Other Activities. Since 2015, Mr. Winters has been CEO and a board member of Standard Chartered (located 1 Basinghall Ave., London EC2V 5DD, United Kingdom; tel.: +44 20 7885 8888), the principal business of which is banking and financial services. Since 2013, he has served on the board of Colgate University (13 Oak Dr., Hamilton, NY 13346; tel.: 315 228 1000). He also serves on the boards of the International Rescue Committee, the Young Vic theater and the Print Room theater.

Professional Background. Mr. Winters received his bachelor's degree from Colgate University and the degree of Master of Business Administration from the Wharton School of the University of Pennsylvania. He previously ran Renshaw Bay, an alternative asset management firm, and was co-CEO of JPMorgan's investment bank from 2003 to 2010. He joined JPMorgan in 1983 and has held management roles across several market areas and in corporate finance. Additionally, he was a commissioner on the United Kingdom Independent Commission on Banking in 2010 and 2011, and he was appointed a Commander of the Order of the British Empire in 2013.
Joseph Jimenez, American
Function at Parent. Joseph Jimenez has been Chief Executive Officer (CEO) since 2010. Mr. Jimenez previously held the position of Division Head, Novartis Pharmaceuticals. He joined Novartis in 2007 as Division Head, Novartis Consumer Health.

Other Activities. Since 2015, Mr. Jimenez has been a member of the board of directors of General Motors Co (located at 300 Renaissance Center, Detroit, MI 48265; tel.: 313 556 5000), the principal business of which is the development and manufacture of automobiles as well as sales of financial services.

Professional Background. Mr. Jimenez graduated in 1982 with a bachelor's degree from Stanford University and in 1984 with the degree of Master of Business Administration from the University of California, Berkeley. Mr. Jimenez served as president and CEO of the North American and European businesses for the H.J. Heinz Company. He also served from 2009 to 2015 on the board of directors of Colgate-Palmolive Co. (located at 300 Park Ave., New York, NY 10022; tel.: 212 310 2000), the principal business of which is the production and distribution of household, healthcare and personal care products, and from 2002 to 2007 on the board of AstraZeneca PLC.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Steven Baert, Belgian	Function at Parent. Steven Baert has been Head of Human Resources (CHRO) since 2014 and is a member of the Executive Committee. Mr. Baert joined Parent in 2006 as Head of Human Resources Global Functions in Switzerland. He has held several other senior HR roles at Parent, including Head of Human Resources for Emerging Growth Markets and, from 2012 to 2014, Global Head, Human Resources, Oncology. Mr. Baert also served as Head of Human Resources, United States and Canada, for Novartis Pharmaceuticals Corporation. Mr. Baert represents Parent on the board of the GSK Consumer Healthcare joint venture.

Professional Background. Mr. Baert holds the degree of Master of Business Administration from the Vlerick Business School in Belgium and the degree of Master of Laws from the Katholieke Universiteit Leuven, also in Belgium. Additionally, he holds the degree of Bachelor of Laws from the Katholieke Universiteit Brussels. Prior to joining Parent, he held HR positions at Bristol-Myers Squibb Co. and Unilever.
F. Michael (Mike) Ball, American	Function at Novartis. F. Michael (Mike) Ball was appointed CEO of Alcon on February 1, 2016, and is a member of the Executive Committee.

Professional Background. Mr. Ball holds the degrees of Bachelor of Science and Master of Business Administration from Queen's University in Canada. From 2011 to 2015, Mr. Ball served as CEO of Hospira (located at 275 North Field Drive, Lake Forest, IL 60045; tel.: 224 212 2000), the principal business of which is the development and production of pharmaceutical products and medical devices. Prior to Hospira, Mr. Ball held a number of senior leadership positions at Allergan, beginning in 1995. He served as Allergan's president from 2006 to 2011 after having led the strategy and execution of global commercial activities for a wide range of businesses, including eye-care pharmaceuticals, over-the-counter products and surgical devices. Before joining Allergan, Mr. Ball held roles of increasing responsibility in marketing and sales at Syntex Corporation and Eli Lilly. He began his career in the healthcare industry in 1981.
James (Jay) Bradner, American
Function at Novartis. James (Jay) Bradner, M.D., joined Parent on January 1, 2016, and became President of the Novartis Institutes for BioMedical Research (NIBR) on March 1, 2016. He is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Dr. Bradner is a graduate of Harvard University and the University of Chicago Medical School. He completed his residency in medicine at Brigham and Women's Hospital and his fellowship in medical oncology and hematology at the Dana-Farber Cancer Institute. He has been honored with many awards and was elected to the American Society for Clinical Investigation in 2011 and the Alpha Omega Alpha Honor Medical Society in 2013. Prior to joining Parent, from 2008 to 2017, Dr. Bradner was on the faculty of Harvard Medical School (A-111, 25 Shattuck Street, Boston, MA 02115; tel.: 617 432 1000) in the Department of Medical Oncology at the Dana-Farber Cancer Institute. Since 2004, he has been an associate director of the Center for the Science of Therapeutics at the Broad Institute of MIT and Harvard (415 Main St., Cambridge, MA 02142; tel.: 617 714 7000), a center for the development of new medicines. Dr. Bradner is a co-founder of five biotechnology companies and has co-authored more than 150 scientific publications and 30 United States patent applications.
Felix R. Ehrat, Swiss	Function at Parent. Felix R. Ehrat, Ph.D., has been Group General Counsel since 2011 and is a member of the Executive Committee.

Professional Background. Mr. Ehrat received the degree of Master of Laws from McGeorge School of Law in 1986. Mr. Ehrat is a leading practitioner of corporate, banking and mergers and acquisitions law, as well as an expert in corporate governance and arbitration. He started his career as an associate at Bär & Karrer Ltd. in Zurich in 1987, became partner in 1992, and advanced to the positions of senior partner (from 2003 to 2011) and executive chairman of the board (from 2007 to 2011). Since 2011, Mr. Ehrat has been chairman of Globalance Bank AG (located at Gartenstrasse 16, 8002 Zurich, Switzerland; tel.: +41 44 215 55 00), the principal business of which is the provision of banking services, and, since 2013, a board member of Geberit AG (located at Schachenstrasse 77, 8645 Rapperswil-Jona, Switzerland; tel.: +41 55 221 63 56), the principal business of which is the development and production of sanitary products and systems. He is also a board member of Avenir Suisse, a think tank for economic and social issues. He previously served as chairman and board member of several listed and non-listed companies. Mr. Ehrat was admitted to the Zurich bar in 1985 and received his doctorate in law from the University of Zurich in Switzerland in 1990. Some of his past memberships include the International Bar Association, where he was co-chair of the Corporate and M&A Law Committee from 2007 to 2008, and the Association Internationale des Jeunes Avocats, where he was president from 1998 to 1999.
Richard Francis, British	Function at Parent. Richard Francis has been CEO of Sandoz since 2014 and is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Mr. Francis received the degree of Bachelor of Arts in economics from Manchester Metropolitan University in the United Kingdom. Mr. Francis joined Parent from Biogen Idec (225 Binney Street, Cambridge, MA 02142; tel.: 781 464 2000), the principal business of which is the development and delivery of therapies for diseases, where he held global and country leadership positions during his thirteen-year career with the company. Most recently, he was senior vice president of the company's United States commercial organization from 2011 to 2014. From 1998 to 2001, he was at Sanofi in the United Kingdom and held various marketing roles across the company's urology, analgesics and cardiovascular products. He also held sales and marketing positions at Lorex Synthélabo and Wyeth.
Paul Hudson, British	Function at Parent. Paul Hudson has been CEO of Novartis Pharmaceuticals since 2016 and is a member of the Executive Committee.

Professional Background. Mr. Hudson holds a degree in economics from Manchester Metropolitan University in the United Kingdom and a diploma in marketing from the Chartered Institute of Marketing, also in the United Kingdom. Mr. Hudson joined Parent from AstraZeneca, the principal business of which is the development and sales of pharmaceutical products, where he served from 2013 to 2016 as president of AstraZeneca United States and executive vice president of AstraZeneca North America (both located at 1800 Concord Pike, Wilmington, DE 19803; tel.: 800 456 3669). From 2011 to 2013, he served as representative director and president of AstraZeneca K.K. (located at 3 Ofukacho, Kita, Osaka Prefecture, Japan 530-0011; tel.: +81 6 4802 3600), the Japanese subsidiary of AstraZeneca. He also served as president of AstraZeneca's business in Spain and as vice president and primary care director, United Kingdom. Before AstraZeneca, Mr. Hudson held roles of increasing responsibility at Schering-Plough, including leading biologics global marketing. He began his career in sales and marketing roles at GlaxoSmithKline UK and Sanofi-Synthélabo UK.
Harry Kirsch, German
Function at Parent. Harry Kirsch has been Chief Financial Officer (CFO) since 2013 and is a member of the Executive Committee. Mr. Kirsch joined Parent in 2003 and, prior to his current position, served as CFO of the Pharmaceuticals Division. At Parent, he also served as CFO of Pharma Europe and as Head of Business Planning & Analysis and Financial Operations for the Pharmaceuticals Division. Mr. Kirsch represents Parent on the board of the GSK Consumer Healthcare joint venture.

Professional Background. Mr. Kirsch holds a degree in industrial engineering and economics from the University of Karlsruhe in Germany. He joined Novartis from Procter & Gamble (P&G) in the United States, where he was CFO of P&G's global pharmaceutical business. Prior to that, he held finance positions in various categories of P&G's consumer goods business, technical operations and Global Business Services organization.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Vasant Narasimhan, American	Function at Parent. Vasant (Vas) Narasimhan, M.D., has been Global Head of Drug Development and Chief Medical Officer for Parent since 2016. He is a member of the Executive Committee. In 2017, he became a member of the Board of Trustees of the Novartis Foundation. Dr. Narasimhan joined Parent in 2005 and has held numerous leadership positions in development and commercial functions. From 2014 to 2016, he was Global Head of Development for Novartis Pharmaceuticals, overseeing the entire general medicines pipeline. He previously served as Global Head of the Sandoz Biopharmaceuticals and Oncology Injectables business unit in 2014, overseeing the division's biosimilars pipeline, and as Global Head of Development for Novartis Vaccines from 2012 to 2014. Dr. Narasimhan has also held commercial and strategic roles at Parent, including North America Region Head for Novartis Vaccines, and United States Country President for Novartis Vaccines and Diagnostics. On September 4, 2017, Parent announced that its Board of Directors had appointed Dr. Narasimhan as CEO, effective February 1, 2018.

Professional Background. Dr. Narasimhan received his medical degree from Harvard Medical School and obtained a master's degree in public policy from Harvard's John F. Kennedy School of Government. He received his bachelor's degree in biological sciences from the University of Chicago. During and after his medical studies, he worked extensively on a range of health issues in developing countries. He is an elected member of the U.S. National Academy of Medicine. Before joining Novartis, he worked at McKinsey & Company.
Bruno Strigini, French
Function at Parent. Bruno Strigini has been CEO of Novartis Oncology since 2016. He is a member of the Executive Committee. Mr. Strigini joined Parent in 2014 as President of Oncology and served in that position until 2016.
Other Activities. Mr. Strigini is an elected member of the French National Academy of Pharmacy.

Professional Background. Mr. Strigini holds the degree of Master of Business Administration from the International Institute for Management Development in Switzerland, a doctorate in pharmacy from the University of Montpellier in France, and a master's degree in microbiology from Heriot-Watt University in the United Kingdom. In 2014, Mr. Strigini was awarded a doctorate honoris causa from Universidad Internacional Menéndez Pelayo in Spain. Prior to Novartis, from 2009 to 2014, he was president of Merck Sharp & Dohme (MSD) for Europe and Canada (located at 2000 Galloping Hill Rd., Kenilworth, NJ 07033), the principal business of which is global healthcare. He previously worked at Schering-Plough, UCB Celltech and SmithKline Beecham, and his roles included president of international operations, president of Japan and Asia-Pacific, head of global marketing and business development, and managing director.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
André Wyss, Swiss	Function at Parent. André Wyss has been President of Novartis Operations since 2016 and is responsible for manufacturing, shared services and public affairs. He has also been Country President for Switzerland since 2016 and is a member of the Executive Committee. Mr. Wyss joined Novartis in 1984 as a chemistry apprentice in manufacturing. He has also served as Head of Novartis Business Services since 2014, building and implementing a shared services organization across Novartis. Prior to that, he held several other leadership positions at Parent, including United States Country Head from 2012 to 2014 and President of Novartis Pharmaceuticals Corporation from 2010 to 2014; Head of the Pharmaceuticals Division for the AMAC region (Asia-Pacific, Middle East and African countries); Group Emerging Markets Head; and Country President and Head of Pharmaceuticals, Greece.

Professional Background. Mr. Wyss received a graduate degree in economics from the School of Economics and Business Administration (HWV) in Switzerland in 1995. He is a member of the board of Economiesuisse.

SCHEDULE 2

DIRECTORS OF PURCHASER

2.
Directors of Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Purchaser's directors. There are no executive officers of Purchaser. Unless otherwise noted, the current business address of each person identified below is 2/4, rue Lionel Terray, 92500 Rueil-Malmaison, France, and the current business phone number of each such person is +33 (0) 1 55 47 87 47.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Bruno Strigini, French	Function at Purchaser. Bruno Strigini is Chairman of the Board of Directors of Purchaser.
Other Activities. Mr. Strigini is an elected member of the French National Academy of Pharmacy.

Professional Background. Mr. Strigini holds the degree of Master of Business Administration from the International Institute for Management Development in Switzerland, a doctorate in pharmacy from the University of Montpellier in France, and a master's degree in microbiology from Heriot-Watt University in the United Kingdom. In 2014, Mr. Strigini was awarded a doctorate honoris causa from Universidad Internacional Menéndez Pelayo in Spain. Prior to Novartis, from 2009 to 2014, he was president of Merck Sharp & Dohme (MSD) for Europe and Canada (located at 2000 Galloping Hill Rd., Kenilworth, NJ 07033), the principal business of which is global healthcare. He previously worked at Schering-Plough, UCB Celltech and SmithKline Beecham, and his roles included president of international operations, president of Japan and Asia-Pacific, head of global marketing and business development and managing director.
Frédéric Collet, French
Function at Purchaser. Frédéric Collet has been the President of Novartis in France since 2017 and Chief Executive of Novartis Oncology in France since 2015. As of 2017, he also heads the Group Executive Committee, which brings together Novartis Pharmaceuticals and Oncology, Sandoz and Alcon. He joined the Ophthalmology branch of the Novartis Group in 2005 and headed the Ciba Vision division. He was President of Sandoz France from 2009 to 2015. In 2015, he became Chief Executive of Novartis Oncology in France, in charge of Hematology, Solid Tumors and Rare Diseases.
Professional Background. Mr. Collet, a graduate of the Institut d'Études Politiques in Paris and of the University of Paris II, began his career in the cosmetics industry within the Henkel Group.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jessica Toepfer, French	Function at Purchaser. Jessica Toepfer is the Country CFO France since 2016. She joined Novartis as part of Group Business Planning and Analysis's FDP program in 1998 and, over the next four years, did assignments in Consumer Health (Switzerland and Belgium) and Pharma (Morocco) before becoming Country CFO Norway in 2003. She moved back to Basel in 2006 to be Finance Head BF Cardiovascular and Metabolism. Afterwards, she left Basel for Miami in August 2008 to be Head Business Planning and Analysis LatAM Region, and she was Country CFO in Portugal from 2011 to 2013. From 2013 to 2016, she was CFO MENA (Middle East and North Africa) Cluster in Dubai.

Professional Background. Ms. Toepfer holds the degree of Bachelor of Science in Foreign Affairs from Georgetown University and the degree of Master of Business Administration from HEC School of Management in Paris.
Christophe Delenta, French
Function at Purchaser. Christophe Delenta is Country Head of Sandoz France as of September 1, 2016. He is a member of the Sandoz Western Europe Leadership Team and a member of the Executive Committee of Novartis France.

Other Activities. Since 2016, Mr. Delenta has served as vice president in charge of the biosimilar committee for Le Gemme (located at 6 avenue Franklin D. Roosevelt, Paris, France), the principal business of which is representing companies actively engaged in the biosimilar medicines sector in France.

Professional Background. Mr. Delenta holds the degree of Doctor of Pharmacy from René Descartes University of Paris and a master's degree in marketing from the Chatenay Malabry University in Paris, France. He began his career in 1995 in marketing roles in Sanofi Aventis in France and in West Africa. He joined Sandoz from Eli Lilly (located at Tronador 4890 piso 12, C1430DNN, Buenos Aires, Argentina; tel.: 54 11 4546 4000), the principal business of which is the development and production of pharmaceutical products, where he was general manager for the Southern Cone (Argentina, Uruguay, Paraguay, Bolivia and Chile), a position he held from 2012 to 2016.
Véronique Ameye, French
Function at Purchaser. Since 2005, Véronique Ameye has been head of Market Access in France, the Executive Director in charge of Economic and Institutional Relations and a member of the Novartis Executive Committee in France.

Other Activities. Ms. Ameye is heavily involved in pharmaceutical professional groups in France, including LEEM (Les entreprises du médicament), a representative group for pharmaceutical companies, in which she has served as the director of various commissions and working groups. Ms. Ameye is a Chevalier of the Order of the Legion of Honor and a Chevalier of the Order of Merit.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Professional Background. Ms. Ameye is an engineer and holds a master's degree in science and an advanced management degree from INSEAD. From 1978 to 1994, she worked at Pharmacia in various operational, functional and executive positions. She was also general manager of the RPR laboratory at Rhône-Poulenc Rorer Pharmaceuticals Inc. and helped to coordinate the merger with Hoechst Marion Roussel that created Aventis. For a number of years, Ms. Ameye was the deputy general manager of Aventis Laboratory, then the vice president of public affairs in France at Sanofi-Aventis.
Franck Hamalian, French	Function at Purchaser. Frank Hamalian, Ph.D., has been a member of the Board of Directors of Purchaser since 2016 and President of Alcon France since 2016.

Professional Background. Mr. Hamalian received a doctorate in pharmacy and a master's degree in biochemistry from the University of Paris XI. He also studied marketing at EMLYON Business School in France. Prior to joining Purchaser, Mr. Hamalian worked for Sanofi (located at 54 rue La Boétie, 75008 Paris, France; tel.: +33 1 53 77 40 00), the principal business of which is healthcare products. His positions at Sanofi included serving as chief executive officer in the Emerging Markets Region, managing director of Central America and the Caribbean from 2010 to 2013 and general manager of Central Asia and the Caucasus from 2013 to 2015. Mr. Hamalian served from 2000 to 2006 as a manager at Arthur D. Little (located at 7, Place d'Iéna, 75116 Paris, France; tel.: +33 1 55 74 29 00), the principal business of which is management consultancy. He was also a product manager at Servier and a product manager at Carveteam.
Luc Beaulieu, French	Function at Purchaser. Luc Beaulieu has been Country Pharma Head at Novartis Pharmaceuticals France since 2017 and is a member of the Executive Committee of Purchaser.

Professional Background. Mr. Beaulieu received a degree in pharmacy and the degree of Master of Business Administration from HEC Montreal in Montreal, Canada. He started his career as a pharmacist, working for several Canadian companies before moving to France to work for the Galderma Laboratories as a financial analyst, then Merck Santé as the executive assistant to the CEO and Merck Génériques as director of market access and general secretary. He joined Novartis Pharma in France as Director of Strategy and Business Development & Licensing. He then successively held the positions of Head of Sales for the West of France, Ophthalmology Business Unit Head and Primary Care Business Unit Head before pursuing his career in Basel, Switzerland, as Head Specialty Region Europe. Mr. Beaulieu was the Country President and Country Pharma Head for Novartis Belgium and Luxembourg from 2014 to 2017.

        If you have questions or need copies of this Offer to Purchase, the accompanying Ordinary Share Acceptance Form or ADS Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022

Holders may call toll-free: 1 (888) 750-5834 (from the U.S. and Canada)

From outside the U.S. and Canada,
please call Lake Isle M&A Incorporated
(a wholly-owned subsidiary of Innisfree M&A Incorporated):
+44-20-7710-9960

Banks and Brokers may call collect: (212) 750-5833

Email (for material requests only): info@innisfreema.com

        The Ordinary Share Acceptance Form and any other required documents, if applicable, should be sent to the Ordinary Shares Agent at one of the addresses or the facsimile set forth below:

The Ordinary Shares Agent for the Offer is:

Banque Transatlantique S.A.
Stockplan Department
26, avenue Franklin Delano Roosevelt
75372 Paris Cedex 08
France

Email:
adacap@banquetransatlantique.com

Phone number:
+33 1 56 88 73 03

        The ADS Letter of Transmittal, ADRs evidencing ADSs, and any other required documents, if applicable, should be sent to the ADS Tender Agent at one of the addresses or the facsimile set forth below:

The ADS Tender Agent for the Offer is:

The Bank of New York Mellon

By registered, certified or express mail:	By overnight courier:
The Bank of New York Mellon Voluntary Corporate Actions—Suite V P.O. Box 43031 Providence, Rhode Island 02940-3031 United States of America	The Bank of New York Mellon Voluntary Corporate Actions—Suite V 250 Royall Street Canton, Massachusetts 02021 United States of America